EXHIBIT 10.1

Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CREDIT AGREEMENT

Dated as of August 30, 2012

Among

SUPERVALU INC.,

as the Lead Borrower

The Other Borrowers Named Herein

The Guarantors Named Herein

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Swing Line Lender and LC Issuer

and

The Other Lenders Party Hereto

U.S. BANK, NATIONAL ASSOCIATION

BARCLAYS BANK PLC

CREDIT SUISSE SECURITIES (USA) LLC

as Co-Syndication Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION

GENERAL ELECTRIC CAPITAL CORPORATION

as Co-Collateral Agents

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

BMO HARRIS BANK N.A.

RBS CITIZENS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC

GENERAL ELECTRIC CAPITAL CORPORATION

REGIONS BANK

as Co-Documentation Agents

UNION BANK, N.A.

PNC BANK, NATIONAL ASSOCIATION

GOLDMAN SACHS BANK USA

as Senior Managing Agents

WELLS FARGO CAPITAL FINANCE, LLC

U.S. BANK, NATIONAL ASSOCIATION

BARCLAYS BANK PLC

CREDIT SUISSE SECURITIES (USA) LLC

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

BMO HARRIS BANK N.A.

RBS CITIZENS, N.A.

GE CAPITAL MARKETS, INC.

as Joint Lead Arrangers and Joint Bookrunners

2

i

ARTICLE V REPRESENTATIONS AND WARRANTIES	94

5.01. Existence, Qualification and Power.	94
5.02. Authorization; No Contravention.	94
5.03. Governmental Authorization; Other Consents.	95
5.04. Binding Effect.	95
5.05. Financial Statements; No Material Adverse Effect	95
5.06. Litigation.	96
5.07. No Default.	96
5.08. Ownership of Property; Liens	96
5.09. Environmental Compliance	97
5.10. Insurance	98
5.11. Taxes.	98
5.12. ERISA Compliance.	99
5.13. Subsidiaries; Equity Interests.	99
5.14. Margin Regulations; Investment Company Act	100
5.15. Disclosure.	100
5.16. Compliance with Laws.	100
5.17. Intellectual Property; Licenses, Etc.	100
5.18. Labor Matters.	100
5.19. Security Documents	101
5.20. Solvency	102
5.21. Deposit Accounts; Credit Card Arrangements.	102
5.22. Brokers.	102
5.23. Trade Relations.	102
5.24. Material Contracts.	102
5.25. Casualty.	102
5.26. Payable Practices	102
5.27. Notices from Farm Products Sellers, etc	103
5.28. HIPAA Compliance	103
5.29. Compliance with Health Care Laws.	103
5.30. ASC Indenture	104

ARTICLE VI AFFIRMATIVE COVENANTS	104

6.01. Financial Statements.	104
6.02. Certificates; Other Information.	105
6.03. Notices	108
6.04. Payment of Obligations.	109
6.05. Preservation of Existence, Etc.	110
6.06. Maintenance of Properties.	110
6.07. Maintenance of Insurance.	110
6.08. Compliance with Laws	112
6.09. Books and Records; Accountants.	113
6.10. Inspection Rights; Field Examinations; Appraisals.	113
6.11. Use of Proceeds.	114
6.12. Additional Loan Parties.	114
6.13. Cash Management.	115
6.14. Information Regarding the Collateral.	116
6.15. Physical Inventories.	117
6.16. Environmental Laws	117
6.17. Further Assurances	117
6.18. Lender Meetings	118

6.19. ERISA	118
6.20. Agricultural Products	119
6.21. Post-Closing Matters	120

ARTICLE VII NEGATIVE COVENANTS	120

7.01. Liens	120
7.02. Investments.	120
7.03. Indebtedness; Disqualified Stock.	120
7.04. Fundamental Changes.	120
7.05. Dispositions.	121
7.06. Restricted Payments.	121
7.07. Prepayments of Indebtedness.	121
7.08. Change in Nature of Business.	122
7.09. Transactions with Affiliates.	122
7.10. Burdensome Agreements.	122
7.11. Use of Proceeds.	122
7.12. Amendment of Material Documents.	123
7.13. Fiscal Year.	123
7.14. Deposit Accounts.	123
7.15. Minimum Fixed Charge Coverage Ratio.	123

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	123

8.01. Events of Default.	123
8.02. Remedies Upon Event of Default.	127
8.03. Application of Funds.	127

ARTICLE IX ADMINISTRATIVE AGENT AND THE CO-COLLATERAL AGENTS	129

9.01. Appointment and Authority	129
9.02. Rights as a Lender.	130
9.03. Exculpatory Provisions.	130
9.04. Reliance by Agents	131
9.05. Delegation of Duties.	131
9.06. Resignation of Administrative Agent.	132
9.07. Non-Reliance on Administrative Agent and Other Lenders.	133
9.08. No Other Duties, Etc.	133
9.09. Administrative Agent May File Proofs of Claim.	133
9.10. Collateral and Guaranty Matters.	134
9.11. Notice of Transfer.	135
9.12. Reports and Financial Statements.	135
9.13. Agency for Perfection.	135
9.14. Indemnification.	136
9.15. Relation among Lenders.	136
9.16. Defaulting Lender	136
9.17. Secured Bank Product Obligations; Commercial LC Facility Obligations.	138
9.18. Co-Syndication Agents; Documentation Agent and Joint Lead Arrangers.	139
9.19. Co-Collateral Agent Determinations.	139

ARTICLE X MISCELLANEOUS	141

10.01. Amendments, Etc.	141
10.02. Notices; Effectiveness; Electronic Communications	142
10.03. No Waiver; Cumulative Remedies.	144
10.04. Expenses; Indemnity; Damage Waiver	144
10.05. Payments Set Aside.	146
10.06. Successors and Assigns.	146
10.07. Treatment of Certain Information; Confidentiality.	150
10.08. Right of Setoff.	150
10.09. Interest Rate Limitation.	151
10.10. Counterparts; Integration; Effectiveness.	151
10.11. Survival.	151
10.12. Severability.	152
10.13. Replacement of Lenders.	152
10.14. Governing Law; Jurisdiction; Etc	152
10.15. Waiver of Jury Trial.	154
10.16. No Advisory or Fiduciary Responsibility.	154
10.17. USA PATRIOT Act Notice.	154
10.18. Foreign Asset Control Regulations.	155
10.19. Time of the Essence.	155
10.20. Press Releases.	155
10.21. Additional Waivers.	155
10.22. No Strict Construction.	157
10.23. Attachments.	157

SIGNATURES	S-2

SCHEDULES

1.01(a)	Subsidiary Borrowers
1.01(b)	Existing Letters of Credit
1.01(d)	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.06	Litigation
5.08(b)	Owned Real Estate
5.08(c)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.21(a)	Demand Deposit Accounts
5.21(b)	Credit Card Arrangements
6.02	Financial and Collateral Reporting
6.17	Substitution, Release and Addition of Fixed Asset Collateral
6.21	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	DDA Notification
H	Credit Card Notification
I	Closing Date Collateral List
J	Form of Mortgage
K	Form of Personal Property Security Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 30, 2012, among SUPERVALU INC., a Delaware corporation (the “Lead Borrower”), the subsidiaries of the Lead Borrower listed on Schedule 1.01(a) hereto (together with the Lead Borrower, each a “Borrower” and collectively, the “Borrowers”, as hereinafter further defined), the Guarantors (as hereinafter defined), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, Swing Line Lender and LC Issuer, U.S. Bank, National Association, Barclays Bank PLC, and Credit Suisse Securities (USA) LLC, as Co-Syndication Agents, Wells Fargo and General Electric Capital Corporation, as Co-Collateral Agents, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, BMO Harris Bank N.A., RBS Citizens, N.A, General Electric Capital Corporation, and Regions Bank, as Co-Documentation Agents, Union Bank, N.A., PNC Bank, National Association, and Goldman Sachs Bank USA, as Senior Managing Agents, and Wells Fargo Capital Finance, LLC, U.S. Bank, National Association, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, BMO Harris Bank N.A., RBS Citizens, N.A. and GE Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the LC Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning specified therefor in the Term Loan Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) Excess Availability shall at any time be less than or equal to twenty percent (20%) of the Aggregate Commitments. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (A) in the case of such an event pursuant to clause (i) above, so long as such Event of Default has not been waived or cured, and/or (B) in the case of such an event pursuant to clause (ii) above, until Excess Availability has exceeded twenty percent (20%) of the Aggregate Commitments for forty-five (45) consecutive days, in which case under clause (A) or (B) hereof, as applicable, an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “account” as defined in the UCC as in effect on the date hereof.

“Account Debtor” means an “account debtor” as such term is defined in the UCC, including, without limitation, a Credit Card Issuer, a Credit Card Processor, a Fiscal Intermediary or another Third Party Payor.

“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15.

“Adjusted LIBO Rate” means for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing February 24, 2013.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, but excluding such Persons as to any Lender (or in the case of a Lender that is an Approved Fund, the entity that administers or manages such Approved Fund), (c) any other Person directly or indirectly holding ten percent (10%) or more of any class of the Equity Interests of that Person, except in the case of a Lender (or in the case of a Lender that is an Approved Fund, the entity that administers or manages such Approved Fund), any other Person directly or indirectly holding thirty-five percent (35%) or more of any class of the Equity Interests of such Person, and (d) any other Person ten percent (10%) or more of any class of whose Equity Interests is held directly or indirectly by that Person, except in the case of a Lender (or in the case of a Lender that is an Approved Fund, the entity that administers or manages such Approved Fund), any other Person thirty-five percent (35%) or more of any class of whose Equity Interests is held directly or indirectly by such Person.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent Payment Account” shall mean account no. 37235547964501078 of Administrative Agent at Wells Fargo, or such other account of Administrative Agent as Administrative Agent may from time to time designate to Lead Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $1,650,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Collateral List” shall mean the Closing Date Collateral List or, if any Restated Collateral List has been delivered to the Administrative Agent pursuant to Schedule 6.17, the most recent Restated Collateral List so delivered.

“Applicable Commitment Fee Percentage” means three-eighths of one percent (0.375%) per annum; provided, that, on and after the first Commitment Fee Adjustment Date, and on each Commitment Fee Adjustment Date thereafter, the Applicable Commitment Fee Percentage shall be determined from the following pricing grid based upon the sum of the average daily balances of the Committed Borrowings and LC Credit Extensions for the most recent Fiscal Quarter ended immediately preceding such Commitment Fee Adjustment Date:

Average Daily Balance of Committed Borrowings and LC Credit Extensions in any Fiscal Quarter	Applicable Commitment Fee Percentage
Less than 50% of the Aggregate Commitments	0.375%
Greater than or equal to 50% of the Aggregate Commitments	0.250%

“Applicable Lenders” means the Required Lenders, the Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable LC Fee Rate” means the percentage set forth in Level II of the pricing grid below; provided, that, on and after the first Adjustment Date, and on each Adjustment Date thereafter, the Applicable LC Fee Rate shall be determined from the following pricing grid based upon the Quarterly Average Excess Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; except that (i) notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable LC Fee Rate to the rate set forth in Level III (even if the Quarterly Average Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate and (ii) if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of a field examination) or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable LC Fee Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, Letter of Credit Fees due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand. In the event that the credit rating of the Lead Borrower is upgraded by both S&P and Moody’s in each case for the Lead Borrower’s Corporate Family Ratings to Ba1 (stable outlook) and BB+ (stable outlook) or better, respectively, commencing on the first day of the calendar month after the receipt by Administrative Agent of a written request from the Lead Borrower with confirmation of such upgrade, the Applicable LC Fee Rates in each of the Levels set forth below will be reduced by twenty-five (25) basis points.

Level	Quarterly Average Excess Availability	Letter of Credit Fee
I	Equal to or greater than 66.67% of the Aggregate Commitments	1.75%
II	Greater than or equal to 33.33% of the Aggregate Commitments but less than 66.67% of the Aggregate Commitments	2.00%
III	Less than 33.33% of the Aggregate Commitments	2.25%

“Applicable Margin” means the percentage set forth in Level II of the pricing grid below; provided, that, on and after the first Adjustment Date, and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Quarterly Average Excess Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided, that, (i) notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Quarterly Average Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate and (ii) if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of a field examination) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand. In the event that the credit rating of the Lead Borrower is upgraded by both S&P and Moody’s in each case for the Lead Borrower’s Corporate Family Ratings to Ba1 (stable outlook) and BB+ (stable outlook) or better, respectively, commencing on the first day of the calendar month after the receipt by Administrative Agent of a written request from the Lead Borrower with confirmation of such upgrade, the Applicable Margins in each of the Levels set forth below will be reduced by twenty-five (25) basis points.

Level	Quarterly Average Excess Availability	LIBO Rate Margin	Base Rate Margin
I	Equal to or greater than 66.67% of the Aggregate Commitments	1.75%	0.75%
II	Greater than or equal to 33.33% of the Aggregate Commitments but less than 66.67% of the Aggregate Commitments	2.00%	1.00%
III	Less than 33.33% of the Aggregate Commitments	2.25%	1.25%

“Applicable Percentage” means with respect to any Lender (a) at any time during the Availability Period, the fraction, expressed as a percentage (carried out to the ninth decimal place), the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments at such time and (b) after the Availability Period, the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 (as amended from time to time) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender that is an Approved Fund or (d) an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“ASC” means American Stores Company, LLC, a Delaware limited liability company.

“ASC Indenture” means the Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as amended, supplemented or otherwise modified as of the Closing Date or in accordance with the terms hereof.

“ASC Notes” means the notes issued by ASC pursuant to the ASC Indenture.

“ASC Restricted Collateral” means property of ASC and its Subsidiaries consisting of inventory or other “Operating Assets” or “Operating Property” (as each of such terms are defined in the ASC Indenture as in effect on the date hereof, or as amended after the date hereof with the consent of Administrative Agent and the Co-Collateral Agents).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended February 25, 2012, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the LC Issuers to make LC Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Co-Collateral Agents from time to time determines in their Permitted Discretion as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent and Co-Collateral Agents determine in their Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Credit Parties hereunder or thereunder, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Co-Collateral Agents’ Permitted Discretion (but are not limited to) reserves based on: (i) any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (other than for locations where Administrative Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Administrative Agent has acknowledged in writing is in form and substance reasonably satisfactory to Administrative Agent); provided, that, the Availability Reserves established pursuant to this clause (i) as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next one (1) month to the lessors of such retail store locations, and only with respect to retail store locations in those States where any right of the lessor to ABL Priority Collateral may be pari passu or have priority over the Lien of Administrative Agent therein; provided, that, such limitation on the amount of the Availability Reserves pursuant to this clause (i) shall only apply so long as: (A) no Event of Default shall exist, (B) neither any Loan Party nor Administrative Agent shall have received notice of any event of default under the lease with respect to such location and (C) no Borrower has granted to the lessor a Lien upon any assets of such Borrower; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, excise, stamp, cigarette, claims of the PBGC and other taxes which have or are anticipated to have priority over the interests of the Administrative Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower that would reasonably be expected to be incurred in connection with a Liquidation, (v) Customer Credit Liabilities, (vi) Customer Deposits, (vii) deposits or other amounts received in trust for the benefit of any Governmental Authority, utilities or other third parties, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may be pari passu or have priority over the interests of the Administrative Agent in the Collateral (other than for locations where Administrative Agent has received a Collateral Access Agreement executed and delivered by such warehouseman or bailee that Administrative Agent has acknowledged in writing is in form and substance reasonably satisfactory to Administrative Agent), (ix) amounts due to vendors on account of consigned goods, (x) payables to vendors entitled to the benefit of the trust under PACA or PSA, or any similar statute or regulation, including the Food Security Act, (xi) Cash Management Reserves, (xii) Bank Products Reserves, (xiii) royalties payable in respect of licensed merchandise, (xiv) Existing Debt Reserves and (xv) reserves in respect of Commercial LC Facility Obligations. To the extent that such Reserve is in respect of amounts that may be payable to third parties the Co-Collateral Agents may, at their option, deduct such Reserve from the amount equal to the Aggregate Commitments, at any time that the Aggregate Commitments are less than the amount of the Borrowing Base. The amount of any Availability Reserve established by the Co-Collateral Agents shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Co-Collateral Agents in their Permitted Discretion. To the extent that an event, condition or matter is directly addressed pursuant to the calculation of the Net Recovery Percentage as to Inventory or the calculation of the Pharmacy Scripts Availability, the Co-Collateral Agents shall not also establish an Availability Reserve to address the same event, condition or matter.

“Average Daily Stated Amount” means, for any Letter of Credit during any period, an amount equal to (a) the Stated Amount of such Letter of Credit each day during such period, divided by (b) the number of days occurring in such period.

“Bank Product Obligations” means any obligation on account of (a) any Cash Management Services furnished by a Person that is a Lender or an Affiliate of a Lender on the Closing Date or, if such Cash Management Services are established later, on the date such Cash Management Services are established, to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with a Person that is a Lender or any of its Affiliates on the Closing Date or, if a Bank Product is established later, on the date the Bank Product is established, which arises out of such Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time; provided, that, (i) by the later of (A) the Closing Date or (B) on or about the date that such Cash Management Services or Bank Products are established or the party providing them becomes a Lender (or is an Affiliate), but in any event in the case of either clause (A) or clause (B), within ten (10) Business Days thereafter, Administrative Agent shall have received a written notice, in form and substance reasonably satisfactory to Administrative Agent, from the Lead Borrower and the Lender that is providing (or whose Affiliate is providing) such Cash Management Services or Bank Product that such obligations thereunder constitute “Bank Product Obligations” for purposes of this Agreement and the other Loan Documents, and in the case of any Affiliate of a Lender, such Affiliate shall have entered into an agreement to be bound by the provisions of Article IX hereof as though such Affiliate were a party to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) such Lender (or such Affiliate, as the case may be) may at any time thereafter notify Administrative Agent in writing that such obligations have ceased to constitute Bank Product Obligations, in which case, such obligations shall no longer be deemed to be “Bank Product Obligations” for purposes of this Agreement and the other Loan Documents, (iii) if at any time a Lender ceases to be a Lender under this Agreement (or an Affiliate of a Lender ceases to be an Affiliate), then, from and after the date on which it ceases to be a Lender hereunder, any Cash Management Services or any Bank Product provided by it or its Affiliates shall continue to give rise to Bank Product Obligations, so long as (A) such Person is, and at all times remains, in compliance with the provisions of Section 9.17(b) and (B) agrees in writing (1) that the Administrative Agent and the other Credit Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 8.03) and acknowledges that the Administrative Agent and the other Credit Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid Bank Product Obligations owing to it) and (2) to be bound by Section 9.17(b) and (iv) in no event shall the aggregate amount of all Bank Product Obligations arising under or in connection with all equipment leasing facilities at any time outstanding exceed $25,000,000.

“Bank Products” means any services or facilities provided to any Loan Party by any Person that is a Lender or its Affiliates on the Closing Date or, if such services or facilities are established later, on the date such services or facilities are established (but excluding Cash Management Services and equipment leasing facilities existing on or prior to the Closing Date), in each case approved by Lead Borrower, including, without limitation, on account of (a) Swap Contracts, (b) equipment leasing facilities and (c) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding any factoring services.

“Bank Products Reserves” means such reserves as the Co-Collateral Agents from time to time determine in their discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Banner Account” means a deposit account into which all amounts on deposit within the individual store accounts of a particular store brand are remitted.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the LIBO Rate (using the three month rate), which rate shall be determined on a daily basis, plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” means a deposit account of a Loan Party to which funds from one or more DDAs are from time to time transferred.

“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and whereby the bank maintaining such account agrees to comply with instructions originated by the Administrative Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom a Blocked Account or a Master Concentration Account is maintained.

“Book Value” means, with respect to Inventory, book value determined in accordance with GAAP as consistently applied by the Lead Borrower pursuant to its then current practices; provided, that, in any event such book value of the Inventory for purposes of the calculation of the Borrowing Base shall at all times be consistent with the practices used in the most recent field examination and appraisals that have been received by Administrative Agent and the Co-Collateral Agents prior to the Closing Date.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) ninety percent (90%) multiplied by the net amount of Eligible Credit Card Receivables; plus

(b) eighty-five percent (85%) of the Net Recovery Percentage of Eligible Inventory (other than Perishable Inventory) multiplied by the Book Value (without giving effect to a LIFO Reserve) of such Eligible Inventory, net of applicable Inventory Reserves; plus

(c) the lesser of (i) eighty-five percent (85%) of the Net Recovery Percentage of Eligible Inventory consisting of Perishable Inventory multiplied by the Book Value (without giving effect to a LIFO Reserve) of such Eligible Inventory or (ii) twenty two and one-half percent (22.5%) of the Borrowing Base (determined without regard to this limitation in clause (ii) or the limitation in clause (b) of the definition of “Pharmacy Scripts Availability”), in case of clauses (i) and (ii), net of applicable Inventory Reserves; plus

(d) the Pharmacy Scripts Availability; minus

(e) Availability Reserves.

The Lead Borrower may, at its option, after the Closing Date, elect to have PRF Receivables that satisfy certain eligibility criteria to be established by the Co-Collateral Agents in their Permitted Discretion with respect thereto be included in the calculation of the Borrowing Base subject to an advance rate of up to eighty-five percent (85%) and subject to certain conditions to be established by the Co-Collateral Agents in their Permitted Discretion, including, but not limited to, the completion of a reasonably satisfactory field examination with respect thereto, the termination of any Permitted Receivables Financing with respect thereto, including the sale of such receivables back to a Borrower and the termination of all rights and claims therein in connection with any Permitted Receivables Financing, the establishment of sublimits with respect thereto and other terms and conditions.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Co-Collateral Agents in their Permitted Discretion to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by any Co-Collateral Agent.

“Business” means retail food operations through traditional and hard-discount retail food stores, providing wholesale distribution of products to independent retailers, and other businesses reasonably related thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) without duplication, Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Leases” shall mean, with respect to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be classified and accounted for as liabilities on the balance sheet of such Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability shall (i) be less than fifteen percent (15.0%) of the Aggregate Commitments for three (3) consecutive days, or (ii) at any time be less than twelve and one-half percent (12.5%) of the Aggregate Commitments. A Cash Dominion Event shall be deemed continuing (A) in the case of a Cash Dominion Event pursuant to clause (a) above, until such Event of Default has ceased to exist for thirty (30) consecutive days or has been waived, and (B) in the case of a Cash Dominion Event pursuant to clause (b) above, until Excess Availability equals or exceeds fifteen percent (15.0%) of the Aggregate Commitments for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided, that, in no event may a Cash Dominion Event cease to exist as contemplated in clauses (A) or (B) above more than two (2) times in any twelve (12) month period (even if an Event of Default is no longer continuing and/or Excess Availability equals or exceeds the required amount for thirty (30) consecutive days). The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition arise thereafter.

“Cash Equivalents” has the meaning set forth in the definition of the term “Permitted Investments.”

“Cash Management Reserves” means such reserves as the Co-Collateral Agents, from time to time, determine in their reasonable discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by any Person that is a Lender or its Affiliates on the Closing Date or, if such services or facilities are established later, on the date such services or facilities are established, in each case as selected by Lead Borrower, after notice to Administrative Agent (and with the approval of Administrative Agent in its Permitted Discretion): (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, and (f) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Certified Medicare Provider” means a provider or supplier, including without limitation a pharmacy, that has in effect an agreement with the Centers for Medicare and Medicaid Services to participate in Medicare.

“Certified Medicaid Provider” means any provider or supplier, including without limitation a pharmacy, that has in effect an agreement with a Governmental Authority of a State to participate in Medicaid.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy known as “Basel III” and promulgated either by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities pursuant thereto are deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of the Lead Borrower (or other securities convertible into such Equity Interests) representing thirty-five percent (35%) or more of the combined voting power of all Equity Interests of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of up to twenty-four (24) consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such twenty-four (24) month period were directors of the Lead Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Lead Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (i) elected by at least a majority of the remaining members of the board of directors of the Lead Borrower or (ii) nominated for election by a majority of the remaining members of the board of directors of the Lead Borrower and thereafter elected as directors by the shareholders of the Lead Borrower).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Collateral List” means the list of Real Estate sites of the Loan Parties attached hereto as Exhibit I.

“Co-Collateral Agents” means Wells Fargo and General Electric Capital Corporation.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord with respect to a Lease where there is ABL Priority Collateral or other assets that Administrative Agent may require access to, and use of, to realize on ABL Priority Collateral.

“Commercial Letter of Credit” means any letter of credit (as defined in the UCC) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by an LC Issuer.

“Commercial LC Facility” means a letter of credit facility provided to any Loan Party by any Person that is a Lender or its Affiliates on the Closing Date or, if such services or facilities are established later, on the date such services or facilities are established, in each case approved by Lead Borrower and used for the issuance of letters of credit (as defined in the UCC) for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party, provided, that, all obligations thereunder shall be unsecured except to the extent of the Lien of Administrative Agent under the Loan Documents as provided for herein. In no event shall any letter of credit issued under or pursuant to such letter of credit facility be deemed to be a Letter of Credit or give rise to any obligations of any Lender or other Credit Party to make any payment to the Lender (or its Affiliate) that is providing such facility.

“Commercial LC Facility Obligations” means any obligation on account of any Commercial LC Facility owing by any of the Loan Parties; provided, that, (i) by the later of (A) the Closing Date or (B) on or about the date that such Commercial LC Facility is established or the party providing them becomes a Lender (or is an Affiliate), but in any event in the case of either clause (A) or clause (B), within ten (10) Business Days thereafter, Administrative Agent shall have received (x) a written notice, in form and substance satisfactory to Administrative Agent, from the Lead Borrower and the Lender that is providing (or whose Affiliate is providing) such Commercial LC Facility that such obligations thereunder constitute “Commercial LC Facility Obligations” for purposes of this Agreement and the other Loan Documents, and in the case of any Affiliate of a Lender, such Affiliate shall have entered into an agreement to be bound by the provisions of Article IX hereof as though such Affiliate were a party to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (y) Administrative Agent shall have entered into an agreement, in form and substance satisfactory to Administrative Agent, with the Lender (or its Affiliate) that is providing such Commercial LC Facility, as acknowledged and agreed to by the Loan Parties, providing for the delivery to Administrative Agent by such Lender (or Affiliate) of information with respect to the amount of such obligations and providing for the other rights of the Administrative Agent and such Lender (or Affiliate) in connection with such arrangements, (ii) such Lender (or such Affiliate, as the case may be) may at any time thereafter notify Administrative Agent in writing that such obligations have ceased to constitute Commercial LC Facility Obligations, in which case, such obligations shall no longer be deemed to be “Commercial LC Facility Obligations” for purposes of this Agreement and the other Loan Documents, (iii) if at any time a Lender ceases to be a Lender under this Agreement (or an Affiliate of a Lender ceases to be an Affiliate), then, from and after the date on which it ceases to be a Lender hereunder, any Commercial LC Facility provided by it or its Affiliates shall continue to give rise to Commercial LC Facility Obligations, so long as (A) such Person is, and at all times remains, in compliance with the provisions of Section 9.17(b) and (B) agrees in writing (1) that the Administrative Agent and the other Credit Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 8.03) and acknowledges that the Administrative Agent and the other Credit Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid Commercial LC Facility Obligations owing to it) and (2) to be bound by Section 9.17(b), and (iv) in no event shall the aggregate amount of all Commercial LC Facility Obligations arising under or in connection with all Commercial LC Facilities at any time outstanding exceed $15,000,000.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to 2.01(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in LC Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (as amended from time to time) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee Adjustment Date” means the first day of each Fiscal Quarter, commencing December 2, 2012.

“Competitor” means a Person, other than a Loan Party, who directly provides products or services that are the same or substantially similar to the products or services provided by, and that constitute a material part of the business of, the Loan Parties taken as a whole and who has been identified to the Administrative Agent in writing from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) depreciation and amortization and other non-cash charges including imputed interest, deferred compensation and non-cash costs associated with the closing of retail store locations or other facilities, in each case for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (b) Consolidated Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (c) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) LIFO Adjustments (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) one-time non-cash charges for restructurings and “other unusual items” as reported in a Form 10-K or a Form 10-Q of Lead Borrower filed with the Securities and Exchange Commission for such period, plus (f) non-cash charges related to goodwill impairment and impairment of non-cash intangibles, plus (g) non-cash charges, losses or expenses resulting from the application of Statement of Financial Accounting Standards No. 123(R), minus (viii) non-cash extraordinary gains, minus (ix) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest to the extent of the amount of cash dividends or other distributions were not actually paid in cash to such Person during such period and to the extent of any Investments not actually paid in cash to such Person during such period (but in each case to the extent added to the computation of Consolidated Net Income of such Person), minus (x) the income of any direct or indirect Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (but in each case to the extent added to the computation of Consolidated Net Income of such Person). “LIFO Adjustments” means, for any period, the net adjustment to costs of goods sold for such period required by the LIFO inventory method used by Lead Borrower determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of:

(a) Consolidated EBITDA for such period, minus Unfinanced Capital Expenditures made during such period, minus the aggregate amount of the Provision for Taxes paid in cash during such period, and if the amount by which the Cash Pension Contribution for such period exceeds the Pension Expense for such period, then minus such excess amount, or if the Pension Expense for such period exceeds the Cash Pension Contribution for such period, then plus such excess amount, to

(b) the Consolidated Fixed Charges of Lead Borrower and its Restricted Subsidiaries for such period.

The “Cash Pension Contribution” means the actual cash pension funding payments made by Lead Borrower and its Restricted Subsidiaries with respect to pension funding obligations for the applicable period. The “Pension Expense” means the actual pension expense for the applicable period of the Lead Borrower and its Restricted Subsidiaries pursuant to the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.

“Consolidated Fixed Charges” means, as to any Person, with respect to any period, the sum of, without duplication, (a) all Consolidated Interest Expense paid or received in cash during such period, plus (b) all principal payments in respect of Indebtedness that are required to be paid during such period (including (i) any payments required to be made under the Term Loan Agreement based on excess cash flow and (ii) any scheduled payments in respect of Indebtedness with respect to Capital Leases), but excluding (A) any portion of payments in respect of Capital Leases included in item (a) of this definition, (B) payments in respect of Loans which do not result in a reduction of the Aggregate Commitments during such period, (C) payments in respect of Indebtedness for borrowed money during such period to the extent paid with the proceeds of Refinancing Indebtedness and (D) payments in respect of Indebtedness made on or before the Closing Date), plus (c) all Restricted Payments paid in cash during such period.

“Consolidated Interest Expense” means, for any Measurement Period (a) interest expense (including imputed interest in respect of Capital Lease Obligations) minus (b) the interest income, in each case, of Lead Borrower and its Restricted Subsidiaries for such Measurement Period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, that, there shall be excluded the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Compliance Event” shall mean, at any time, Excess Availability is less than ten percent (10%) of the Aggregate Commitments.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, including, but not limited to, the agreements set forth on Schedule 5.21(b) hereto.

“Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Co-Collateral Agents.

“Credit Card Notifications” has the meaning provided in Section 6.13(a).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means amounts, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer or processed by such Credit Card Processor (including, without limitation, electronic benefits transfers) in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing (and including a Permitted Overadvance) and (b) an LC Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) Administrative Agent, (iii) the Co-Collateral Agents, (iv) each LC Issuer, (v) the Lead Arrangers, (vi) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vii) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (viii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including, without limitation, (i) the reasonable fees, charges and disbursements (A) of counsel for the Administrative Agent, (B) of outside consultants for the Administrative Agent, (C) of appraisers (subject to the limitations provided for in Section 6.10), (D) incurred during any field examinations (subject to the limitations provided for in Section 6.10), (E) filing and search charges and recording taxes, and (F) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, (b) with respect to the LC Issuers, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (c) with respect to General Electric Capital Corporation in its capacity as a Co-Collateral Agent, all reasonable and documented legal and other out-of-pocket expenses of one outside law firm incurred by such Co-Collateral Agent in connection with any amendment, modification, waiver, supplement or consent relating to this Agreement or the other Loan Documents or the enforcement or protection of its rights hereunder and thereunder; provided, that, so long as Excess Availability exceeds twenty-two and one-half percent (22.5%), such fees and expenses shall not exceed $50,000 in any Fiscal Year, and (d) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Administrative Agent, a Co-Collateral Agent, the LC Issuers or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided, that, such legal fees and expenses shall be limited to the reasonable and documented fees and disbursements of one external counsel for the Credit Parties, and in addition, one local or special counsel in each applicable jurisdiction, and in the case of an actual or perceived conflict of interest as determined by the affected Person, one counsel for such affected Person).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of any Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of any Borrower, and (c) liabilities in connection with frequent shopping programs of any Borrower.

“Customer Deposits” means deposits made by customers with respect to the purchase or lease of goods or the performance of services.

“Customer Support Transaction” shall mean any one of the following transactions in the ordinary course of the business of the Borrowers consistent with the current practices as of the date hereof: (a) any sublease by a Loan Party to a customer of any Loan Party of leased real property of such Loan Party that constitutes a Capital Lease, (b) any lease by a Loan Party to a customer of any Loan Party of owned real property of such Loan Party that constitutes a Capital Lease, (c) any assignment of a lease of real property by a Loan Party that constitutes a Capital Lease to a customer of any Loan Party in connection with which the assigning Loan Party is not released from liability under such lease, (d) any Guarantee by a Loan Party for the benefit of a third party of Indebtedness of a customer of any Loan Party and (e) any loan of money or property (other than ABL Priority Collateral) by a Loan Party to a customer; provided, that, the foregoing shall not be construed to apply to the sale of inventory on credit by a Loan Party to a customer in the ordinary course of business.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than the Excluded DDAs) shall be presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.17(d).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) two percent (2%) per annum; provided, that, with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable LC Fee Rate for Letters of Credit, plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender, any other Lender or the Borrowers, any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a

Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Lead Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, the issuance and/or sale of any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, that, (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of a Loan Party other than a Foreign Subsidiary.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (b) a savings and loan association, savings bank or farm credit bank and association organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”) or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through such bank’s branch, or agency, located in the United States, (d) the central bank of any country which is a member of the OECD, (e) a company engaged in the business of making commercial loans on a revolving basis (including a commercial finance company), in each case organized under the laws of the United States, or any State thereof, which Person, together with its Affiliates, has total assets in excess of $1,000,000,000, (f) any Approved Fund, (g) any Lender, (h) any Affiliate of any Lender and (i) any other Person (other than a natural person) approved by (i) the Administrative Agent, each LC Issuer and the Swing Line Lender (in each case such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (such approval not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include (A) a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, (B) any Person organized under the laws of a jurisdiction outside the United States if at the time of an assignment pursuant to Section 10.06(b), such Person would be subject to United States interest withholding tax at a rate greater than zero, except if such Person agrees not to seek additional payments from Borrowers as a result of its obligations for such withholding tax, or (C) so long as no Specified Event of Default exists or has occurred and is continuing, any Competitor.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that at all times satisfies the criteria set forth below and which has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Borrower. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, discounts, claims or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise determined by the Co-Collateral Agents in their Permitted Discretion, Eligible Credit Card Receivables shall not include any Credit Card Receivable:

(a) which is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;

(b) where such Credit Card Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;

(c) which is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(d) which is disputed, is with recourse due to the creditworthiness of the cardholder, or with respect to which a claim, chargeback, offset, deduction or counterclaim, dispute or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense);

(e) that is not subject to a perfected first priority security interest in favor of the Administrative Agent, or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to the Administrative Agent pursuant to the Security

Documents and Liens permitted under clauses (a), (e), (o) or (q) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent, between the holder of such Lien and the Administrative Agent;

(f) which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(g) which does not constitute an “Account” or “Payment Intangible” (as each such term is defined in the UCC);

(h) as to which the Credit Card Issuer or Credit Card Processor has asserted the right to require a Loan Party to repurchase such Credit Card Receivable from such Credit Card Issuer or Credit Card Processor;

(i) is due from a Credit Card Issuer or Credit Card Processor which is the subject of proceedings under a Debtor Relief Law;

(j) which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(k) which are PRF Receivables;

(l) which arise from the “Purchase Advantage” private label credit card of Borrowers or any other proprietary credit card of a Borrower where such Borrower has liability for the failure of the card holder to make payment thereunder as a result of the financial condition of such card holder;

(m) which is payable in any currency other than Dollars; or

(n) which the Co-Collateral Agents determine in their Permitted Discretion to be uncertain of collection.

The criteria for Eligible Credit Card Receivables set forth above may be changed and any new criteria for Eligible Credit Card Receivables may be established by the Co-Collateral Agents in the exercise of their Permitted Discretion solely based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of the Administrative Agent and the Co-Collateral Agents prior to the Closing Date (except to the extent that it may have been identified but the Co-Collateral Agents have elected not to establish eligibility criteria with respect thereto as of the Closing Date), in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Credit Card Receivables or the Administrative Agent’s ability to realize upon the Credit Card Receivables in any material respect, as determined by the Administrative Agent and the Co-Collateral Agents in their Permitted Discretion. Any Credit Card Receivables that are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible Inventory” means, as of the date of determination thereof, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of a Borrower’s business. Except as otherwise determined by the Co-Collateral Agents in their Permitted Discretion, Eligible Inventory shall not include any Inventory:

(a) that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) that is not located in the United States (excluding territories or possessions of the United States) at a location that is owned or leased by a Borrower, except Inventory in transit between locations owned or leased by a Borrower in the United States;

(d) that is located in a distribution center leased by a Loan Party unless (i) the applicable lessor has delivered to the Administrative Agent and the Co-Collateral Agents a Collateral Access Agreement or (ii) a Reserve based on rent with respect to such location has been established by the Co-Collateral Agents in their Permitted Discretion subject to the terms in the definition of Availability Reserves;

(e) that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work in process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (vi) are bill and hold goods or (vii) are coffee shop inventory or fuel inventory;

(f) which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Inventory;

(g) that is not subject to a perfected first priority security interest in favor of the Administrative Agent or that is subject to any other Lien, other than Liens permitted under clauses (a), (b), (e), (p) and (r) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent and each Co-Collateral Agent between the holder of such Lien and Administrative Agent;

(h) that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(i) that is not insured in compliance with the provisions of Section 5.10 hereof;

(j) that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(k) that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a material dispute in respect of any such agreement; or

(l) acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of a Borrower’s business, unless and until the Administrative Agent and each Co-Collateral Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent and establishes an Inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Administrative Agent and each Co-Collateral Agent may reasonably require (including a field examination with respect thereto, which will not be considered for purposes of any of the limitations in Section 6.10), all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by the Co-Collateral Agents in the exercise of their Permitted Discretion and solely based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of the Administrative Agent and the Co-Collateral Agents prior to the Closing Date (except to the extent that it may have been identified but the Co-Collateral Agents have elected not to establish eligibility criteria with respect thereto as of the Closing Date), in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Inventory or the Administrative Agent’s ability to realize upon the Inventory in any material respect, in each case, as determined by Administrative Agent and the Co-Collateral Agents in their Permitted Discretion. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Prescription Files” means, at the time of any determination thereof, each Prescription File that at all times satisfies the criteria set forth below and which arises and is maintained in the ordinary course of the business of such Borrower and which is of a type included in an appraisal of Prescription Files received by Administrative Agent and the Co-Collateral Agents in accordance with the requirements of Administrative Agent and the Co-Collateral Agents (including Prescription Files acquired by such Borrower after the date of such appraisal). Except as otherwise determined by the Co-Collateral Agents in their Permitted Discretion, Eligible Prescription Files shall not include any Prescription Files: (a) at premises other than those owned, leased or licensed and in each case controlled by a Borrower; (b) subject to a Lien in favor of any Person other than Administrative Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent and each Co-Collateral Agent between the holder of such Lien and Administrative Agent; (c) that are not in a form that may be sold or otherwise transferred or are subject to regulatory restrictions on the transfer thereof that are not acceptable to the Co-Collateral Agents in their Permitted Discretion. The criteria for Eligible Prescription Files set forth above may only be changed and any new criteria for Eligible Prescription Files may be established by the Co-Collateral Agents in the exercise of their Permitted Discretion based solely on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of Administrative Agent and the Co-Collateral Agents prior to the Closing Date (except to the extent that it may have been identified but the Co-Collateral Agents have elected not to establish eligibility criteria with respect thereto as of the Closing Date), in either case under clause (i) or (ii) which adversely affects or would reasonably be expected to adversely affect the Prescription Files or the Administrative Agent’s ability to realize upon the Prescription Files in any material respect, in each case, as determined by Administrative Agent and the Co-Collateral Agents in their Permitted Discretion. Any Prescription Files that are not Eligible Prescription Files shall nevertheless be part of the Collateral.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Lead Borrower or any other Loan Party resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, labeling, storage, treatment or disposal or recycling of, or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof or is cured if such Event of Default is capable of being cured.

“Excess Availability” means, as of any date of determination thereof, the result, if a positive number, of: (a) the Loan Cap, minus, (b) the aggregate unpaid balance of Credit Extensions.

“Excluded DDAs” means each checking, savings or other demand deposit account maintained by any Loan Party and exclusively used (a) for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) for the receipt of Medicare and Medicaid receivables of a Loan Party, (c) to hold proceeds of Term Loan Priority Collateral, subject to the Term Loan Intercreditor Agreement, unless and until the release of the Lien therein of the Term Loan Agent, or (d) for the receipt and deposit of funds of a specific Person other than a Loan Party, or which a Loan Party is holding in trust or as a fiduciary for such Person, in each case in a manner permitted under this Agreement or the other Loan Documents.

“Excluded Subsidiaries” means each (a) Immaterial Subsidiary, (b) Foreign Subsidiary, (c) Receivables Subsidiary, (d) Unrestricted Subsidiary, (e) Insurance Captive and (f) a Subsidiary of Lead Borrower that is not, directly or indirectly, wholly owned by Lead Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) any tax imposed on or measured by, in whole or in part, the revenue, net income, net profits, net assets, capital or net worth of, and franchise taxes imposed on, any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) (i) in which such Lender or such Participant is organized (ii) in which such Lender’s or such Participant’s principal office is located, (iii) in which such Lender or such Participant is doing business, including, branch profits taxes and branch interest taxes (other than solely as a result of entering into any Loan Document or taking any action contemplated thereunder), (iv) in which it has a present or former connection other than as a result of the Loan Documents or taking any action contemplated thereunder or (v) in the case of any Foreign Lender, in which its applicable Lending Office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (b) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 3.01(e), (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (d) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA to establish a complete exemption from withholding thereunder, and (e) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (1) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 3.01(e), if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (2) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a Change in Law.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Agent” means The Royal Bank of Scotland PLC, as agent under the Existing Credit Agreement.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 5, 2010, among the Lead Borrower, The Royal Bank of Scotland PLC, as agent, and a syndicate of lenders.

“Existing Debt Documents” means, collectively, the SVU 2014 Notes, the SVU 2016 Notes, the SVU Indenture (but solely in respect of the SVU 2014 Notes and the SVU 2016 Notes) and any other notes, indentures, instruments or other agreements evidencing, governing or related to any other Material Indebtedness or securitization arrangements of the Lead Borrower or any of its Subsidiaries incurred after the Closing Date (other than a Permitted Receivables Financing) with a maturity on or prior to the date that is five (5) years from the Closing Date.

“Existing Debt Reserves” has the meaning provided therefor in Section 2.07(c).

“Existing Letters of Credit” means, collectively, the letters of credit issued for the account of a Loan Party or for which such Loan Party is otherwise liable listed on Schedule 1.01(b) hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Farm Products” has the meaning set forth in the Food Security Act and the UCC.

“Farm Products Sellers” means, collectively, sellers or suppliers to any Loan Party of any Farm Products and including any milk or dairy products, perishable agricultural commodity (as defined in PACA) or livestock (as defined in the PSA), meat, meat food products or livestock products derived therefrom or any poultry or products derived therefrom; sometimes referred to herein individually as a “Farm Products Seller”.

“FATCA” means current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is that is substantively comparable and not materially more burdensome to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated July 9, 2012, by and among Wells Fargo and the Lead Borrower.

“Fiscal Intermediary” means any qualified insurance company or other Person that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, state or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Fiscal Period” means any four-week or five-week fiscal period of any Fiscal Year, in accordance with the fiscal accounting calendar of the Loan Parties as in effect on the date hereof.

“Fiscal Quarter” means the period consisting of the first four Fiscal Periods of each Fiscal Year and the next three periods of three Fiscal Periods each in such Fiscal Year.

“Fiscal Year” means any period of thirteen (13) consecutive Fiscal Periods ending on the last Saturday of February of any calendar year.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Food Security Act” means the Food Security Act of 1984, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Food Security Act Notices” is defined in Section 5.27(a) hereof.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, the States thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a direct or indirect Subsidiary of a Loan Party organized or incorporated under the laws of a jurisdiction other than a State of the United States, the United States, or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” means, individually and collectively, as the context may require, each ground lease described on the Applicable Collateral List.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary that is neither a Borrower nor an Excluded Subsidiary, together with its successors and assigns.

“Hazardous Materials” means all chemicals, materials, substances or wastes of any nature that are listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant,” or terms of similar intent or meaning, by any Governmental Authority or that are otherwise prohibited, limited or regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Health Care Laws” means all Federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement programs, as now or at any time hereafter in effect, applicable to any Loan Party, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987, HIPAA and the Patient Protection and Affordable Care Act of 2010.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date” has the meaning specified in Section 5.28.

“HIPAA Compliance Plan” has the meaning specified in Section 5.28.

“Immaterial Subsidiary” means (a) each Subsidiary identified as an Immaterial Subsidiary on the Closing Date on Schedule 5.13, and (b) thereafter, each Subsidiary of the Lead Borrower identified as an “Immaterial Subsidiary” pursuant to a certificate executed and delivered by a Responsible Officer of the

Lead Borrower to the Administrative Agent within sixty (60) days of the delivery of annual financial statements pursuant to Section 6.01(a) (certifying as to each of the items set forth in the following proviso); provided, that, (i) a Subsidiary shall not be an Immaterial Subsidiary if the book value of its assets (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Lead Borrower) exceed one percent (1%) of the Total Assets of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis and (ii) the aggregate book value of the assets of all Immaterial Subsidiaries (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Lead Borrower) shall not exceed five percent (5%) of the Total Assets of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, in each case as determined for the most recently completed Fiscal Quarter for which the Lead Borrower has provided financial statements pursuant to Section 6.01.

“Increase Effective Date” has the meaning specified in Section 2.15(e).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments (and including reimbursement obligations in connection with surety bonds);

(c) the Swap Termination Value under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations (but excluding trade accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days unless such trade payables or other obligations are being contested or disputed by a Borrower in good faith);

(e) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all obligations under, or the net investments outstanding pursuant to, any Permitted Receivables Financing; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, that, (i) as to Swap Contracts relating to fuel entered into by the Lead Borrower in the ordinary course of business consistent with its current practices, the Swap Termination Value may be determined at the end of the most recently ended Fiscal Period for purposes of this Agreement and (ii) as to Swap Contracts other than such Swap Contracts with respect to fuel, the Swap Termination Value may be determined at the end of the most recently ended Fiscal Period for purposes of this Agreement until Administrative Agent may notify the Lead Borrower otherwise.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indentures” means the ASC Indenture, the New Albertson’s Indenture and the SVU Indenture.

“Information” has the meaning specified in Section 10.07.

“Initial Lead Arrangers” means Wells Fargo Capital Finance, LLC, U.S. Bank, National Association, Barclays Bank PLC, and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners.

“Insurance Captive” means each of (a) Beryl American Corporation, a Vermont corporation, and its successors and assigns performing similar insurance functions, including Beryl American Corporation, if it is incorporated or organized in (i) a State other than Vermont or (ii) the District of Columbia, (b) Wetterau Insurance Co. Ltd, a Bermuda corporation, (c) ABS Insurance Ltd., a Bermuda corporation and (d) Market Company, Ltd., a Bermuda corporation and (e) such other Subsidiaries of the Lead Borrower formed or acquired after the date hereof that perform similar insurance functions, in each case to the extent organized and maintained as a captive insurance Subsidiary of the Lead Borrower, provided, that, as to such other Subsidiaries, the Lead Borrower shall notify Administrative Agent of the formation or acquisition of such Subsidiary, certify to Administrative Agent, in form and substance satisfactory to Administrative Agent, that its function is to provide insurance and Administrative Agent shall have received such information with respect thereto as it requests.

“Intellectual Property” means all present and future: (a) trade secrets, know-how and other proprietary information; (b) trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (c) copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); (d) patents and patent applications; (e) industrial design applications and registered industrial designs; (f) license agreements related to any of the foregoing and income therefrom; (g) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (h) all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreements” mean, collectively, each (a) Grant of Security Interest in Trademarks, (b) Grant of Security Interest in Patents, and (c) Grant of Security Interest in Copyrights, each dated as of the Closing Date, between a Loan Party and the Administrative Agent, granting a Lien in Intellectual Property and certain other assets of the Loan Parties.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment dates, and (b) as to any Base Rate Loan (including a Swing Line Loan), the first calendar day after the end of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three, or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice (or the date nine or twelve months thereafter if requested by the Lead Borrower and consented to by all of the Lenders); provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) notwithstanding the provisions of clause (c) no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning given that term in the UCC as in effect on the date hereof.

“Inventory Reserves” means such reserves as may be established from time to time by the Co-Collateral Agents in the Co-Collateral Agents’ Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory to the extent not addressed in the calculation of the Net Recovery Percentage of such Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Co-Collateral Agents’ Permitted Discretion, include (but are not limited to) reserves based on: (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g) change in Inventory mix; (h) markdowns (both permanent and point of sale); (i) out-of-date and/or expired Inventory and (j) intercompany profit.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Letter of Credit Agreement, and any other document, agreement and instrument entered into by a Borrower with or in favor of the applicable LC Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an LC Issuer pursuant to a drawing on a Letter of Credit.

“LC Issuer” means (a) Wells Fargo, U.S. Bank, National Association, PNC Bank, National Association, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by Administrative Agent in its discretion and shall be subject to the approval of the Lead Borrower (not to be unreasonably withheld or delayed) so long as no Default or Event of Default exists or has occurred and is continuing), and (b) any other Lender acceptable to Lead Borrower and approved by the Administrative Agent. An LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the LC Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The agreement of a Lender to be an LC Issuer shall be required.

“LC Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule under the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means, collectively, Wells Fargo Capital Finance, LLC, U.S. Bank, National Association, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, BMO Harris Bank N.A., RBS Citizens, N.A. and GE Capital Markets, Inc., as joint lead arrangers and joint book managers.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means (a) each Standby Letter of Credit, and (b) each Commercial Letter of Credit issued hereunder. The Existing Letters of Credit shall constitute Letters of Credit.

“Letter of Credit Agreement” means a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable LC Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Exposure” means, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the LC Issuers pursuant to Section 2.03(c) at such time and (b) such Lender’s Applicable Percentage of the outstanding Letters of Credit at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the LC Issuers pursuant to Section 2.03(c).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $600,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. Subject to Section 2.06(b), a permanent reduction of the Aggregate Commitments shall not require a corresponding reduction in the Letter of Credit Sublimit.

“LIBO Borrowing” means a Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, any lease or other agreement constituting or giving rise to a Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by or on behalf of a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Credit Card Notifications, the Security Documents, the Facility Guaranty, the Term Loan Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services, Bank Products or Commercial LC Facility; provided, that, for purposes of the definition of “Material Adverse Effect” and Article VII, “Loan Documents” shall not include agreements relating to Cash Management Services, Bank Products or a Commercial LC Facility.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Master Concentration Account” means the deposit account of Lead Borrower or New Albertson’s in which funds of any Loan Party from one or more Blocked Accounts are from time to time deposited. As of the date hereof, the Master Concentration Accounts are the deposit accounts identified as Master Concentration Accounts on Schedule 5.21(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Loan Parties taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events described in the applicable provision since the applicable date would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Loan Party, each contract or agreement to which such Loan Party is a party or which is binding upon it or its property that is deemed to be a material contract or material definitive agreement under any Securities Law applicable to such Loan Party or its Subsidiaries, including, without limitation, the types of contracts specified in item 601(b)(10)(ii) of Regulation S-K, and in the event that at any time hereafter the Lead Borrower shall cease to be required to comply with the Securities Laws, then the same definitions shall continue to apply for purposes of this Agreement and the other Loan Documents.

“Material Indebtedness” means the Indebtedness evidenced by or arising under the Existing Debt Documents, and any other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $75,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means August 30, 2017, or such earlier date as provided in Section 2.07.

“Maturity Projection Period” has the meaning provided therefor in Section 2.07(c).

“Maximum ASC Credit Facility Amount” means, on any date, for so long as there is Indebtedness arising pursuant to the ASC Indenture or the provisions of the ASC Indenture limiting the amount of Indebtedness that may be secured by the ASC Restricted Collateral are in effect, the maximum amount of all Obligations permitted to be secured by property of ASC and its Subsidiaries in accordance with, and without contravening, the terms of the ASC Indenture then outstanding and without giving rise to any obligation on the part of any Loan Party to grant a Lien on any of their respective assets in favor of the holders of any of the ASC Notes to secure the obligations and Indebtedness outstanding thereunder.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed thirteen (13) consecutive Fiscal Periods of Lead Borrower and its Subsidiaries.

“Medicaid” means the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

“Medicare” means the health care financial assistance program under Title XVIII of the Social Security Act.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means any mortgage, deed of trust or leasehold mortgage encumbering any Real Estate, given by the Loan Party owning or leasing such Real Estate in favor of the Administrative Agent, substantially in the form of Exhibit J hereto or such other form reasonably satisfactory to the Administrative Agent, together with such schedules and including such provisions as shall be necessary to conform such document to applicable Laws or as shall be customary under applicable Laws.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means

(a) with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Administrative Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction, (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)), (C) taxes paid (directly or indirectly) to any taxing authorities by such Loan Party, as the case may be, in connection with, or directly attributable to, such Disposition at the time thereof or not later than the end of the tax year immediately following the year during which the Disposition occurs; provided, that, (1) as to any amounts that are deducted from the proceeds of any Disposition based on taxes that are not required to be paid at the time of such Disposition, if such amount is greater than $50,000, Administrative Agent shall have received a certificate from a Responsible Officer of Lead Borrower as to the calculation of the amount of the deduction based on such taxes and the basis for the calculation, in reasonable detail and otherwise in form and substance reasonably satisfactory to Administrative Agent and (2) in the event that the amount of the taxes paid by such Loan Party or such Subsidiary in the immediately following tax year after such sale are less, or are less in respect of taxes as a result of such sale, than the amount that was deducted from such proceeds, then Borrowers shall pay to Administrative Agent on the date that the applicable taxes are or would have been due under applicable tax law, the amount by which the reduction in the proceeds from the Disposition for such taxes as set forth in the certificate from a Responsible Officer referred to above exceeds the amount of such taxes paid as so determined and (D) a reasonable reserve for indemnification payments or purchase price adjustments payable by such Loan Party or such Subsidiary, as the case may be, to the purchaser thereof under the terms of the sale arrangements up to an amount equal to twenty percent (20%) of the gross cash purchase price receivable by such Loan Party or such Subsidiary, as the case may be, at the time of the transfer of ownership of the assets subject to such Disposition; provided, that, upon the release or termination of such reserve, other than to the extent of the payment of such indemnification payments or purchase price adjustments, the amount of such reserve shall be deemed to constitute Net Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party, or the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the sum of (A) underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith and (B) any portion thereof used to pay any Indebtedness of a Loan Party being refinanced therewith to the extent permitted hereunder.

“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “going out of business sale” basis for such Inventory, as set forth in the most recent acceptable inventory appraisal received by the Administrative Agent and the Co-Collateral Agents in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the Book Value of the aggregate amount of the Eligible Inventory subject to such appraisal.

“New Albertson’s Indenture” means the Indenture, dated as of May 1, 1992, between New Albertson’s, Inc., a Delaware corporation, and U.S. Bank National Association, as trustee, as successor trustee to Morgan Guaranty Trust Company of New York, as supplemented by Supplemental Indenture No. 1 dated as of May 7, 2004, Supplemental Indenture No. 2 dated as of June 1, 2006, and Supplemental Indenture No. 3 dated as of December 29, 2008.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1, and (b) the Swing Line Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed or allowable claims in such proceeding, (b) any Bank Product Obligations and (c) any Commercial LC Facility Obligations.

“Occurrence Update Schedule” means each of Schedule 5.01 (Loan Parties Organizational Information), 5.06 (Litigation), 5.09 (Environmental Matters), 5.10 (for primary casualty insurance policies that cover Collateral), 5.13 (Subsidiaries; Other Equity Investments), 5.17 (Intellectual Property Matters), 5.21(b) (Credit Card Agreements), 7.02 (for Investments greater than $75,000,000) (Existing Investments), 7.03 (for Indebtedness greater than $75,000,000) (Existing Indebtedness).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any

non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any LC Obligations on any date, the amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“PACA” means the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) as of the date of any transaction or payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (b) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis using the Borrowing Base as of the date of the most recent calculation thereof immediately prior to any such transaction or payment, Excess Availability shall be not less than twenty-two and one-half percent (22.5%) of the Aggregate Commitments, (c) Administrative Agent and each Co-Collateral Agent shall have received from Lead Borrower projections reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent demonstrating that Excess Availability at all times during the six (6) consecutive Fiscal Periods immediately after any such transaction or payment shall be not less than twenty-two and one-half percent (22.5%) of the Aggregate Commitments, and (d) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio for the immediately preceding thirteen (13) consecutive Fiscal Periods ending on the last day of the Fiscal Period prior to the date of such transaction or payment for which Administrative Agent has received financial statements shall be at least 1.00 to 1.00; provided, that, in the event that Excess Availability as determined in accordance with clause (b) and Excess Availability as set forth in the projections for clause (c) above is greater than thirty-five percent (35%) of the Aggregate Commitments, then the condition in this clause (d) shall not be applicable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Periodic Update Schedules” shall mean each of Schedules 1.01(c) (Immaterial Subsidiaries), 1.01(d) (Unrestricted Subsidiaries), 5.08(b)(1) (Owned Real Estate), 5.08(b)(2) (Leased Real Estate), 5.10 (for policies other than primary casualty policies that cover Collateral), 5.21(a) (Demand Deposit Accounts), 7.01 (Existing Liens), 7.02 (for Investments greater than $25,000,000 and less than $75,000,000), (Existing Investments), 7.03 (for Indebtedness greater than $25,000,000 and less than $75,000,000) (Existing Indebtedness) and 7.09 (Transactions with Affiliates).

“Perishable Inventory” means inventory consisting of meat (including prepackaged meat), dairy, cheese, seafood, produce, prepared meals, delicatessen, non-artificial floral products and bakery goods and other similar categories of Inventory which have a short shelf life as set forth in the most recent acceptable appraisal of Inventory received by Administrative Agent and the Co-Collateral Agents.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b) in the case of any Acquisition involving consideration in an amount greater than $50,000,000, the Lead Borrower shall have furnished the Administrative Agent with thirty (30) days’ prior written notice of such intended Acquisition (and in the case of any Acquisition involving consideration less than such amount, notice shall be delivered at the same time as the next Borrowing Base Certificate) and shall have furnished the Administrative Agent with such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;

(c) the Acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in; and

(d) as of the date of such Acquisition, each of the Payment Conditions shall be satisfied.

“Permitted Discretion” shall mean as used in this Agreement with reference to Administrative Agent or a Co-Collateral Agent, as applicable, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following:

(a) Dispositions of Inventory in the ordinary course of business (which for this purpose does not include any Disposition in connection with a Store closing or sale of a Store location);

(b) bulk sales of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that, (i) the number of such Store closings and related sales of Inventory, minus the number of new Store locations opened during the same period, shall not exceed in any Fiscal Year of the Lead Borrower and its Subsidiaries, seven and one-half percent (7.5%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year and shall not exceed, in the aggregate from and after the Closing Date, twelve and one-half percent (12.5%) of the number of the Loan Parties’ Stores in existence as of the Closing Date), (ii) in connection with each of such sales and Store closings, Administrative Agent shall have received an updated Borrowing Base Certificate that gives effect to such Store closings and sales of Inventory, and (iii) all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof,

(c) non-exclusive licenses or sublicenses of Intellectual Property of a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business or in connection with a Permitted Disposition;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business;

(e) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the reasonable, good faith judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f) Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(g) Dispositions by any Excluded Subsidiary;

(h) sales of Real Estate of any Loan Party pursuant to any arrangement, directly or indirectly, with any person whereby it shall sell or transfer such property and thereafter lease back such property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale-Leaseback Transaction”); provided, that, (i) the consideration paid to such Loan Party in connection therewith shall be paid contemporaneously with consummation of the transaction, and shall be in an amount not less than the fair market value of the property disposed of, (ii) at any time a Cash Dominion Event exists, subject to the terms of the Term Loan Intercreditor Agreement, the proceeds of such sale are applied to the Obligations in accordance with Section 2.05(e), (iii) as of the date of any such sale, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and (iv) other than in connection with any Store location, the Administrative Agent shall have received from each such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Administrative Agent;

(i) Dispositions by any Loan Party of Intellectual Property; provided, that, except in connection with a Permitted Disposition permitted under clause (m) below, (i) such Intellectual Property is no longer used or useful in the business of any Loan Party or any of their Affiliates or Subsidiaries, and (ii) such Intellectual Property is not otherwise material to the business of any Loan Party or any of their Affiliates or Subsidiaries in any respect;

(j) sales of Prescription Files in the ordinary course of business other than in connection with the sale of a Store location where such Prescription Files are maintained or in connection with the sale of other assets (and in any such case, clause (m) below shall be applicable); provided, that, as to any such sale each of the following conditions is satisfied: (i) the aggregate amount of all Prescription Files disposed of pursuant to this clause (j) in any one Fiscal Year multiplied by the appraised value thereof (determined per Prescription File based on the most recent acceptable appraisal received by Administrative Agent) shall not exceed $20,000,000, (ii) as of the date of any such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) without limiting any rights of Administrative Agent or any Co-Collateral Agent, in the case of any such sale involving Prescription Files with an aggregate appraised value of greater than $5,000,000, or after such sales in any Fiscal Year which in the aggregate involve Prescription Files with an aggregate appraised value of greater than $10,000,000, Administrative Agent and each Co-Collateral Agent shall have received an updated Borrowing Base Certificate that gives effect to such sale of Prescription Files, (iv) all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof, which Net Proceeds as to any Eligible Prescription Files shall be not less than the amount of the Pharmacy Scripts Availability provided with respect to any such Eligible Prescription Files so disposed of (without giving effect to the advance rate with respect thereto), and (v) Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments related to any such sale;

(k) Dispositions pursuant to a Permitted Receivables Financing;

(l) the issuance and sale by any Loan Party or Restricted Subsidiary of Equity Interests of such Loan Party or Restricted Subsidiary after the date hereof; provided, that, (i) such Loan Party or Restricted Subsidiary shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 7.06, (B) at any time during a Cash Dominion Period, all of the Net Proceeds of the sale and issuance of such Equity Interests shall be applied to the Obligations if then required in accordance with Section 2.05 hereof and (C) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing (including as a result of any Change of Control);

(m) Dispositions of assets of Loan Parties not otherwise permitted pursuant to the provisions set forth in this definition, provided, that, as to any such Disposition, each of the following conditions is satisfied:

(i) not less than twenty-five percent (25%) of the total consideration received by the Loan Parties contemporaneously with the consummation of the transaction shall be paid in cash, provided, that, in the event that the portion of the consideration paid in cash at such time is less than fifty percent (50%) of the total consideration, if clause (v) is then applicable, the Aggregate Commitments shall be permanently reduced (and the Commitment of each Lender shall be reduced on a pro rata basis) by the amount equal to twenty-five percent (25%) of the total consideration payable in respect of such Disposition, if such amount is greater than the amount of the reduction in the Aggregate Commitments that would otherwise be applicable under clause (v) below, provided, that, in no event shall the Aggregate Commitments be reduced pursuant to this clause (m) to an amount less than $1,200,000,000,

(ii) the consideration paid in connection therewith shall be paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of,

(iii) such transaction does not involve the Disposition of a minority Equity Interest in any Restricted Subsidiary or Accounts of a Borrower,

(iv) except as otherwise provided in clause (vi) below, to the extent that the aggregate net book value of all of the assets subject to all Dispositions by the Lead Borrower and its Restricted Subsidiaries on and after the Closing Date pursuant to this clause (m) do not exceed ten percent (10%) of Total Assets (measured as of the last day of the immediately preceding Fiscal Quarter prior to the Closing Date), as of the date of such Disposition, and after giving effect thereto, (A) using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than twenty-two and one-half percent (22.5%) of the Aggregate Commitments and (B) Administrative Agent and each Co-Collateral Agent shall have received an updated Borrowing Base Certificate that gives effect to such Disposition,

(v) except as otherwise provided in clause (vi) below, to the extent that the aggregate net book value of all of the assets subject to all such Dispositions by the Lead Borrower and its Restricted Subsidiaries on and after the Closing Date pursuant to this clause (m) exceed ten percent (10%) of Total Assets (measured as of the last day of the immediately preceding Fiscal Quarter prior to the Closing Date), as of the date of any such Disposition and after giving effect thereto,

(A) the aggregate net book value of all of the assets sold or otherwise disposed of by the Lead Borrower and its Restricted Subsidiaries in all such transactions on and after the Closing Date pursuant to clauses (m), (b) and (j) of this definition shall not exceed thirty-five percent (35%) of the Total Assets (measured as of the last day of the immediately preceding Fiscal Quarter prior to the Closing Date),

(B) using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than thirty percent (30%) of the Aggregate Commitments (after giving effect to the reduction thereof as provided herein), and the Administrative Agent shall have received all payments required to reduce the Total Outstandings accordingly,

(C) on a pro forma basis after giving effect to such Disposition, the Fixed Charge Coverage Ratio for the immediately preceding thirteen (13) consecutive Fiscal Periods ending on the last day of the Fiscal Period prior to the date of such Disposition shall be at least 1.00 to 1.00; provided, that, for purposes only of this clause (C), in the calculation of the Fixed Charge Coverage Ratio, the Consolidated Fixed Charges shall not include prepayments of Indebtedness made with the proceeds of such Disposition or with the proceeds of other Permitted Dispositions,

(D) Administrative Agent and each Co-Collateral Agent shall have received from Lead Borrower projections reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent demonstrating that, after giving effect to such Disposition, on a pro forma basis, Excess Availability at the end of each of the thirteen (13) consecutive Fiscal Periods (commencing with the Fiscal Period that begins immediately after such Disposition) shall be not less than thirty percent (30%) of the Aggregate Commitments (after giving effect to the reduction thereof as provided herein) and the Fixed Charge Coverage Ratio at the end of each such Fiscal Period (for the immediately preceding thirteen (13) consecutive Fiscal Periods ending on the last day of such Fiscal Period) shall be at least 1.00 to 1.00, provided, that, for purposes of this clause (D), in the calculation of the Fixed Charge Coverage Ratio, (1) the Consolidated Fixed Charges shall not include (x) prepayments of Indebtedness made with the proceeds of such Disposition or with the proceeds of other Permitted Dispositions, or (y) scheduled payments or prepayments on the 2014 Notes or the 2016 Notes to the extent such Disposition takes place in a Fiscal Period prior to the Fiscal Period in which such notes mature and (2) Consolidated Fixed Charges shall include any optional prepayments in respect of the Indebtedness under the SVU 2014 Notes or SVU 2016 Notes paid other than with proceeds of a Permitted Disposition,

(E) subject to clause (i) above, the Aggregate Commitments shall be permanently reduced (and the Commitment of each Lender shall be reduced on a pro rata basis) by the amount equal to the greater of (1) the amount of the reduction in the Borrowing Base as a result of the elimination of the assets subject to such Disposition that were included therein or twenty-five percent (25%) of the amount equal to the Net Proceeds from such Disposition (except that, notwithstanding anything to the contrary in the definition of the term Net Proceeds, for purposes of this clause (E), reductions for payments in respect of Indebtedness under the Term Loan Agreement will be limited to the Value of the Fixed Asset Collateral (as each such term is defined in the Term Loan Agreement as in effect on the date hereof) included in such Disposition, and Net Proceeds shall be reduced by the value of the ABL Priority Collateral included in such Disposition, instead of the amount of any payments in respect of the Obligations with the proceeds of such Disposition); provided, that, in no event shall the Aggregate Commitments be reduced pursuant to this clause (m) to an amount less than $1,200,000,000,

(F) Administrative Agent shall have received (1) an updated Borrowing Base Certificate that gives effect to such sale or other Disposition, and (2) a certificate in form and substance reasonably satisfactory to Administrative Agent setting forth the calculation of the Fixed Charge Coverage Ratio in accordance with the requirements of clause (C) and clause (D) above from a Responsible Officer of Lead Borrower setting forth in reasonable detail the basis for such calculations,

(G) Administrative Agent and the Co-Collateral Agents shall have the right to obtain one additional appraisal of the Inventory and Prescription Files at the expense of Borrowers (which will not be considered for purposes of the limitations set forth in Section 6.10(b)) at any time after the aggregate net book value of all of the assets subject to all Dispositions by the Lead Borrower and its Restricted Subsidiaries on and after the Closing Date pursuant to this clause (m) exceed ten percent (10%) of Total Assets (measured as of the last day of the immediately preceding Fiscal Quarter prior to the Closing Date) and another additional appraisal of Inventory and Prescription Files at the expense of Borrowers (which will also not be considered for purposes of the limitations set forth in Section 6.10(b)) at any time that aggregate net book value of all of the assets subject to all Dispositions by the Lead Borrower and its Restricted Subsidiaries on and after the Closing Date pursuant to this clause (m) exceed twenty-two and one-half percent (22.5%) of Total Assets (measured as of the last day of the immediately preceding Fiscal Quarter prior to the Closing Date),

(vi) to the extent that the total consideration paid or payable to the Loan Parties in respect of any such Disposition is less than $10,000,000, then none of the conditions set forth in clauses (iv) or (v) shall be required to be satisfied (but in any event the assets subject to any such Dispositions shall be considered for purposes of measuring the percentage of Total Assets that have been subject to Dispositions for purposes of clauses (iv) and (v) above),

(vii) to the extent that clauses (iv) and (v) above are not applicable, at any time a Cash Dominion Event exists, subject to the terms of the Term Loan Intercreditor Agreement, the Net Proceeds from any such sale or other Disposition, shall be applied to the Obligations (without permanent reduction thereof), if the total consideration paid or payable to the Loan Parties in respect of such Disposition is less than $10,000,000, then none of the conditions set forth in clauses (iv) or (v) shall be required to be satisfied (but in any event the assets subject to any such Dispositions shall be considered for purposes of measuring the percentage of Total Assets that have been subject to Dispositions for purposes of clauses (iv) and (v) above),

(viii) as of the date of any such sale or other Disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(n) Dispositions by any Loan Party constituting a Customer Support Transaction, provided, that, as of the date of any such Disposition and after giving effect thereto, (i) the aggregate amount of the exposure of the Loan Parties under or pursuant to all Customer Support Transactions (including, without duplication, Customer Support Transactions constituting Permitted Indebtedness, Permitted Investments and Permitted Dispositions) shall not exceed $250,000,000, (ii) the aggregate amount of the exposure under any one of the types of transactions described in clauses (a), (b), (c) or (e) of the definition of the term Customer Support Transactions shall not exceed $150,000,000, and (ii) no Default or Event of Default shall exist or have occurred and be continuing;

(o) Dispositions pursuant to a Permitted Store Swap Transaction; and

(p) (i) the lease, sublease, license or sublicense of Real Estate owned or leased out by a Loan Party to another Person (other than in connection with a Customer Support Transaction) in the ordinary course of business and (ii) the lease, sublease, license or sublicense of Real Estate owned or leased out by a Loan Party to another Person (other than in connection with a Customer Support Transaction) in the ordinary course of business so long as such Real Estate is (A) no longer used or useful in the business of any Loan Party or any of their Affiliates or Subsidiaries, and (B) is not otherwise material to the business of any Loan Party or any of their Affiliates or Subsidiaries in any respect.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet delinquent (and remain payable without penalty) or are being contested in compliance with Section 6.04, provided, that, adequate reserves with respect thereto are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not delinquent (and remain payable without penalty) or are being contested in compliance with Section 6.04;

(c) pledges and deposits of cash made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits of cash to secure the performance of bids, trade and government contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including to secure liability to insurance carriers);

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) (i) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and such other minor title defects or survey matters that are disclosed by current surveys (or would have been disclosed by current surveys if the same were obtained), provided, that, in each case, the same does not (A) secure any monetary obligations, (B) to the extent that the affected property is a Real Estate Collateral Property, materially detract from the value of the affected property, (C) materially detract from the value of the affected property as a going concern in connection with a Loan Party’s business, or (D) materially interfere with the ordinary conduct of business of a Loan Party and (ii) Liens and encumbrances against or upon any property as shown on (A) Schedule B of the title insurance policies insuring the Mortgages, as are reasonably acceptable to the Administrative Agent, or (B) surveys of the Real Estate subject to the Mortgages, as are reasonably acceptable to the Administrative Agent;

(g) interests or title of lessors, sublessors, licensors or sublicensors under any lease or license otherwise permitted pursuant to this Agreement (other than in respect of any ABL Priority Collateral);

(h) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(i) Liens on fixed or capital assets acquired or constructed by any Loan Party which secure Indebtedness permitted under clause (c) or (f) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or construction, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of acquisition and construction of such fixed or capital assets (including any shipping and installation costs, if applicable) and (iii) such Liens shall not extend to any other property or assets of the Loan Parties other than Proceeds of such secured property or assets;

(j) Liens in favor of the Administrative Agent;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided, that, such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries in the ordinary course of business only to secure customary fees and charges related to the maintenance and operation of accounts maintained with such depository institution or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) Liens on property (other than ABL Priority Collateral) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrowers in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Borrowers, pursuant to the Credit Card Agreements to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(p) Liens on inventory in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations not secured by deposits permitted pursuant to paragraph (d) above, (i) that are being contested in good faith by appropriate proceedings, (ii) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) which contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(q) Liens incurred by a Receivables Subsidiary in a Permitted Receivables Financing securing Indebtedness not to exceed $300,000,000;

(r) Liens in favor of the Term Loan Agent in and on the assets and properties of the Loan Parties constituting Collateral to secure the Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness; provided, that, such Liens are at all times subject to the terms of the Term Loan Intercreditor Agreement;

(s) Leases and licenses constituting Permitted Dispositions; and

(t) other Liens on assets (other than ABL Priority Collateral and Term Loan Priority Collateral) to secure obligations permitted hereunder that do not exceed $50,000,000 at any time outstanding.

“Permitted Indebtedness” means each of the following so long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

(b) (i) Indebtedness of any Loan Party or a Restricted Subsidiary to any other Loan Party or (ii) Indebtedness or other obligations of any Loan Party to any Restricted Subsidiary that is not a Loan Party arising in the ordinary course of their respective businesses pursuant to the cash concentration and disbursement practices of the Lead Borrower and its Subsidiaries as conducted on the date hereof, provided, that, as to such Indebtedness or other obligations of a Loan Party to a Restricted Subsidiary that it not a Loan Party, (A) such Indebtedness is unsecured and will be subordinated in right of payment to the payment in full of the Obligations on terms and conditions reasonably satisfactory to Administrative Agent pursuant to a subordination agreement to be delivered to Administrative Agent in accordance with Schedule 6.21, (B) repayments of such Indebtedness or other obligations shall be permitted in the ordinary course of their businesses consistent with and pursuant to the cash concentration and disbursement practices of the Lead Borrower and its Subsidiaries as conducted on the date hereof, so long as no Specified Event of Default exists or has occurred and so long as no Event of Default under Section 8.01(b) as a result of the failure to comply with Section 7.15 exists or has occurred and is continuing, and (C) Lead Borrower shall cause the Restricted Subsidiary that is not a Loan Party not to exercise any legal remedies to enforce any of the Indebtedness or other obligations owed to it;

(c) without duplication of Indebtedness described in clause (f) of this definition, purchase money Indebtedness of any Loan Party incurred after the Closing Date to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto; provided, that, (i) the aggregate principal amount of Indebtedness permitted by this clause (c), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (f) of this definition, shall not exceed $600,000,000 at any time outstanding, and in any event the incurrence of such Indebtedness permitted by this clause (c), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (f) of this definition, in any Fiscal Year (commencing with the current Fiscal Year) shall not exceed $200,000,000, and (ii) other than in case of a Store location, if requested by the Administrative Agent with respect to any Indebtedness secured by a Lien on Real Estate at which ABL Priority Collateral is located or a Lien on other assets where Administrative Agent may require access and use to realize on ABL Priority Collateral, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or commodity prices, and not for purposes of speculation or taking a “market view;” and (ii) the aggregate Swap Termination Value of all such Swap Contracts shall not exceed $50,000,000 at any time outstanding;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(f) Indebtedness incurred after the Closing Date for the construction or acquisition or improvement of, or to finance or to refinance the construction, acquisition or improvement of, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder), provided, that, (i) all Net Proceeds received in connection with any such Indebtedness incurred in connection with a sale-leaseback transaction shall be applied to the Obligations to the extent required under Section 2.05(e), (ii) other than in the case of a Store location, if there is ABL Priority Collateral at such Real Estate or other assets that Administrative Agent may require the access and use of to realize on ABL Priority Collateral, the Loan Parties shall cause the holders of such Indebtedness (or in the case of a sale-leaseback transaction, the lessors under any sale-leaseback transaction) to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent and (iii) the aggregate principal amount of Indebtedness permitted by this clause (f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (c) of this definition, shall not exceed $600,000,000 at any time outstanding, and in any event the incurrence of such Indebtedness permitted by this clause (f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (c) of this definition, in any Fiscal Year (commencing with the current Fiscal Year) shall not exceed $200,000,000;

(g) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(h) the Obligations;

(i) Indebtedness under the Term Loan Documents in an aggregate outstanding principal amount not to exceed $850,000,000 (plus up to an aggregate additional amount of $150,000,000 to the extent that Lead Borrower exercises its right to obtain additional term loans from lenders under the Term Loan Documents in accordance with the terms thereof);

(j) Indebtedness of any Loan Party pursuant to Customer Support Transactions; provided, that, as of the date of Incurring such Indebtedness and after giving effect thereto, (i) the aggregate amount of the exposure of the Loan Parties under or pursuant to all Customer Support Transactions (including, without duplication, Customer Support Transactions constituting Permitted Indebtedness, Permitted Investments and Permitted Dispositions) shall not exceed $250,000,000, (ii) the aggregate amount of the exposure under any one of the types of transactions described in clauses (a), (b), (c) or (e) of the definition of the term Customer Support Transactions shall not exceed $150,000,000 at any time outstanding, and (iii) no Default or Event of Default shall exist or have occurred and be continuing;

(k) Indebtedness incurred after the Closing Date and not otherwise specifically described in this definition so long as each of the following conditions is satisfied: (i) as of the date of such Indebtedness and after giving effect thereto, each of the Payment Conditions is satisfied, (ii) such Indebtedness shall have a maturity date that is at least ninety-one (91) days after the Maturity Date, and shall not include covenants, defaults and remedy provisions that are more restrictive in any material respect to the Lead Borrower and its Restricted Subsidiaries than the Term Loan Facility taken as a whole, (iii) such Indebtedness shall not have scheduled amortization payments in excess of one percent (1%) of the principal amount thereof in any Fiscal Year, (iv) if such Indebtedness is subordinated to any other Indebtedness of any Loan Party or its Restricted Subsidiaries it will be subordinated in right of payment to the Obligations on terms and conditions no less favorable to the Administrative Agent and Lenders than the most favorable terms and conditions in favor of any other holder of Indebtedness (and if such Indebtedness is owed to a seller of assets to the Lead Borrower or any other Loan Party, then it shall be required to be subordinated in right of payment and shall be subordinated on terms and conditions reasonably satisfactory to the Administrative Agent), (v) any such Indebtedness shall only be secured by Liens permitted hereunder, and in any event, any such Indebtedness (or any portion thereof) shall not be secured by a Lien on the ABL Priority Collateral, and (vi) Administrative Agent shall have received ten (10) Business Days’ prior written notice of such Indebtedness and, (vii) Administrative Agent shall have received such other information related to such Indebtedness as the Administrative Agent may reasonably require;

(l) Indebtedness incurred by a Receivables Subsidiary in a Permitted Receivables Financing;

(m) Indebtedness of the Lead Borrower and the Restricted Subsidiaries for customary indemnification, purchase price adjustments, earn-outs or similar obligations in each case in respect of the purchase price or other similar adjustments incurred in connection with a Permitted Acquisition or Permitted Disposition;

(n) Indebtedness constituting Refinancing Indebtedness;

(o) Indebtedness of a Loan Party as an account party in respect of letters of credit issued pursuant to a Commercial LC Facility, provided, that, in no event shall the aggregate amount of all such Indebtedness in respect of all Commercial LC Facilities exceed $15,000,000 at any time outstanding; and

(p) other Indebtedness of the Lead Borrower and the Restricted Subsidiaries in an aggregate principal amount for all such Persons not to exceed $50,000,000 at any time outstanding.

“Permitted Investments” means each of the following so long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than three hundred sixty (360) days from the date of acquisition thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments described on Schedule 7.02 (and in the case of Investments covered by the investment policy of Lead Borrower included in Schedule 7.02, Investments of such type), but not any additional payments to increase the amount thereof or other modification of the terms thereof that increases the obligations or liabilities of any Loan Party, except to increase the scheduled Investments or for other modifications of the terms thereof that increase the obligations or liabilities of any Loan Party if (i) such increase in any case would be permitted pursuant to clause (n) of this definition or (ii) otherwise, such increases in the aggregate do not exceed $10,000,000 in any Fiscal Year;

(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties (other than the Lead Borrower), (iii) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iv) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties, provided, that, in the case of clause (iv) above as of the date of such Investment and after giving effect thereto, either (A) such Investments give rise to Indebtedness of such Subsidiary to the Loan Parties of the type described in clause (b)(ii) of the definition of Permitted Indebtedness, or (B) each of the Payment Conditions shall be satisfied;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations or other Permitted Indebtedness or fluctuations in commodity prices;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k) advances to officers, directors and employees of the Loan Parties and their Subsidiaries in the ordinary course of business in an amount not to exceed $1,000,000 to any individual at any time or in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(l) Investments constituting Permitted Acquisitions or a Permitted Store Swap Transaction;

(m) Investments under or pursuant to Customer Support Transactions; provided, that, (i) as of the date of any such Investment and after giving effect thereto, the aggregate amount of the exposure of the Loan Parties under or pursuant to all Customer Support Transactions (including, without duplication, Customer Support Transactions constituting Permitted Indebtedness, Permitted Investments and Permitted Dispositions) shall not exceed $250,000,000, (ii) the aggregate amount of the exposure of the Loan Parties under any one of the types of transactions described in clauses (a), (b), (c) or (e) of the definition of the term Customer Support Transactions shall not exceed $150,000,000, (iii) as of the date of such transaction and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iv) Administrative Agent shall have received (A) with respect to any such loan in an amount equal to or greater than $5,000,000, not less than two (2) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Administrative Agent may request, including a report once each month on the outstanding balance of all such Permitted Investments and including the then outstanding amount of the existing loans and advances by Loan Parties and Restricted Subsidiaries to third parties pursuant to this subsection (m);

(n) other Investments not otherwise provided for in this definition, provided, that, (i) as of the date of any such Investment and after giving effect thereto, each of the Payment Conditions is satisfied, and (ii) upon its request, Administrative Agent shall have received (A) with respect to any such Investment in an amount equal to or greater than $10,000,000, not less than two (2) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Administrative Agent may request;

provided, that, notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no Investments in cash or Investments permitted pursuant to clauses (a) through (e), or the equivalents thereof described in the investment policy referred to in clause (f) of this definition (such Investments, collectively, “Cash Equivalents”) or additional Investments in the form of cash or Cash Equivalents pursuant to clause (n), in each case shall be permitted, unless no Loans are then outstanding, except that notwithstanding that any Loans are outstanding at any time a Cash Dominion Event exists, the Lead Borrower and its Restricted Subsidiaries may from time to time in the ordinary course of business consistent with their current practices as of the date hereof make deposits of cash or other immediately available funds with proceeds of Loans in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as (A) such funds and Cash Equivalents are not held more than two (2) Business Days from the date of the initial deposit thereof and (B) such Investments are pledged to the Administrative Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Administrative Agent and (ii) at any time that a Cash Dominion Event does not exist, no Investments in cash or Cash Equivalents in excess of $200,000,000 at any one time shall be permitted, unless no Loans are then outstanding; provided, that, so long as no Default or Event of Default exists or has occurred and is continuing, cash or Cash Equivalents may exceed such amount for a period of up to three (3) Business Days by an amount up to (but not to exceed) one hundred ten percent (110%)

of the aggregate amount of payments in respect of Permitted Indebtedness permitted to be made hereunder due within such three (3) Business Day period.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed $150,000,000 at any time, provided, that, in the event of a reduction in the Aggregate Commitments pursuant to clause (m) of the definition of the term Permitted Dispositions, such amount shall be reduced to the amount equal to ten percent (10%) of the Aggregate Commitments as so reduced or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided, that, (i) the foregoing shall not (A) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (B) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, (ii) in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect immediately prior to any termination of the Commitments pursuant to Section 2.06 hereof) and (iii) the right of the Administrative Agent to make Permitted Overadvances under clauses (a) and (b) above may be revoked upon the receipt by Administrative Agent of written notice from the Supermajority Lenders.

“Permitted Receivables Financing” means (a) the sale by the Lead Borrower and certain Subsidiaries of the Lead Borrower of accounts receivable to a Receivables Subsidiary pursuant to any Receivables Purchase Agreement, (b) the sale of such accounts receivable (or participations therein) by a Receivables Subsidiary to certain purchasers pursuant to a Receivables Transfer Agreement and (c) any other accounts receivable financing the terms of which are no more adverse to the Lenders in any material way than the terms of the Permitted Receivables Financing referred to in clauses (a) and (b) above.

“Permitted Store Swap Transaction” means the transfer by a Loan Party of ownership of a Store or Stores to an unaffiliated third party in an arm’s length transaction in the ordinary course of business in exchange for the transfer to such Loan Party of a retail store or stores (and the related assets, including real property, fixtures, equipment, inventory and other property related thereto) owned and operated by such third party; provided, that, as to any such exchange, (a) the value of the Store or Stores transferred by such Loan Party shall be reasonably equivalent to the value of the store or stores (and related assets) transferred to it, (b) the transfer of such assets by the Loan Party to such third party and by such third party to such Loan Party shall be substantially contemporaneous, (c) the aggregate number of such Stores transferred to unaffiliated third parties by the Loan Parties in any Fiscal Year pursuant to such exchanges shall not exceed twenty (20), except as Administrative Agent may otherwise agree in the exercise of its Permitted Discretion, and (d) as of the date of any such transaction, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pharmacy Receivables” means as to each Borrower, all present and future rights of such Borrower to payment from a Third Party Payor arising from the sale of prescription drugs by such Borrower (it being understood that the portion of the purchase price for such prescription drugs payable by the purchaser of such prescription drugs or any Person other than a Third Party Payor shall not be deemed to be a Pharmacy Receivable).

“Pharmacy Scripts Availability” means the lesser of: (a) eighty-five percent (85%) of the product of (i) the average per Prescription File “net orderly liquidation value” of Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Administrative Agent and the Co-Collateral Agents in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, multiplied by (ii) the number of Eligible Prescription Files, or (b) the amount equal to twenty-two and one-half percent (22.5%) of the Borrowing Base (determined without regard to this limitation in clause (b) or the limitation in clause (c)(ii) of the definition of “Borrowing Base”).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Maturity Period” has the meaning specified in Section 2.07(c).

“Pre-Maturity Period” has the meaning specified in Section 2.07(c).

“Prepayment Event” means any of the following occurring after a Cash Dominion Event and for so long as the same is continuing:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party;

(b) the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(c) the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness;

(d) the receipt by any Loan Party of any other cash receipts as provided in Section 6.13.

“Prescription Files” means, as to each Borrower, all of such Borrower’s now owned or hereafter existing or acquired retail customer files with respect to prescriptions for retail customers and other medical information related thereto, maintained by the retail pharmacies of Borrowers, wherever located.

“PRF Receivables” means Pharmacy Receivables, Wholesale Trade Receivables and any other category of rights to payment financed under a Permitted Receivables Financing (but not including any Credit Card Receivables).

“Provision for Taxes” means an amount equal to all taxes imposed on or measured by net income, whether federal, state, provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“PSA” means the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Average Excess Availability” shall mean, at any time, the average of the daily Excess Availability during the immediately preceding Fiscal Quarter as calculated by the Co-Collateral Agents in accordance with the terms hereof.

“Real Estate” means all right, title, and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Loan Party, whether by lease, license or other means, and the buildings, structures, parking areas and other improvements thereon, now or hereafter owned by any Loan Party, including all fixtures, easements, hereditaments, appurtenances, rights-of-way and similar rights relating thereto and all leases, tenancies and occupancies thereof now or hereafter owned by any Loan Party.

“Real Estate Collateral Properties” means the Real Estate of the Loan Parties at the sites on the Applicable Collateral List.

“Receivables Purchase Agreement” means (a) each Purchase Agreement as defined in the receivables purchase agreement referred to in clause (a) of the definition of the term “Receivables Transfer Agreement” and (b) any agreement amending, supplementing, extending, refinancing or replacing such Receivables Purchase Agreement, in whole or in part, provided that such replacing agreement contains terms that are no more adverse to the Lenders in any material way than the applicable terms of such Receivables Purchase Agreement.

“Receivables Subsidiary” means SUPERVALU Receivables Funding Corporation, a Delaware corporation, and any other special-purpose, bankruptcy-remote direct or indirect Subsidiary of the Lead Borrower created and maintained solely to effect a Permitted Receivables Financing.

“Receivables Transfer Agreement” means (a) the Second Amended and Restated Receivables Purchase Agreement, dated as of November 30, 2011, by and among SUPERVALU Receivables Funding Corporation, as seller, the Lead Borrower, as servicer, the banks and other financial institutions party thereto, as purchasers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as agent, and (b) any agreement amending, supplementing, extending, refinancing or replacing, in whole or in part, such Receivables Transfer Agreement, provided, that, such replacing agreement contains terms that are no more adverse to the Lenders in any material way than the applicable terms of such Receivables Transfer Agreement.

“Refinancing Indebtedness” means Indebtedness of any Loan Party arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Indebtedness (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced Obligations”) to the extent permitted hereunder; provided that:

(a) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to the Administrative Agent the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Administrative Agent may reasonably request;

(b) promptly upon the Administrative Agent’s request, the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as executed and delivered by the parties thereto;

(c) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith);

(d) such Indebtedness shall have a final maturity that is no earlier than (i) in the case of Refinanced Obligations that constitute Material Indebtedness, ninety-one (91) days after the Maturity Date, and (ii) in the case of all other Refinanced Obligations, three hundred sixty-four (364) days after the final maturity date of such Refinanced Obligations or, if earlier, ninety (91) days after the Maturity Date;

(e) such Indebtedness shall have a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of the Refinanced Obligations;

(f) such Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms no less favorable to the Credit Parties than the Refinanced Obligations;

(g) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(h) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Indebtedness and any Guarantees thereof shall be unsecured;

(i) if the Refinanced Obligations or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any Guarantees thereof, on terms no less favorable to the Administrative Agent or the Lenders;

(j) if the Refinanced Obligations or any Guarantees thereof are secured, the Liens to secure such Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to the Administrative Agent’s Liens on terms and conditions no less favorable;

(k) if the Refinanced Obligations or any Guarantees thereof are subordinated to any Indebtedness of the Borrower other than the Obligations, such Refinancing Indebtedness and any Guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms) no less favorable to the Administrative Agent or the Lenders;

(l) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Indebtedness; and

(m) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Indebtedness, taken as a whole, are not more restrictive with respect to the Lead Borrower and the Restricted Subsidiaries, as reasonably determined by the Lead Borrower in good faith, than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning assigned to such term in Section 101(22) of CERCLA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA as in effect as of the Closing Date, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an LC Credit Extension, a Letter of Credit Application and, if required by the applicable LC Issuer, a Letter of Credit Agreement, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lender or Lenders holding more than fifty percent (50%) of the Aggregate Commitments or, if the commitments of the Lenders to make Loans and the obligation of the LC Issuers to make LC Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, (a) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) at any time that there are two (2) or more unaffiliated Lenders, “Required Lenders” must include at least two (2) unaffiliated Lenders.

“Reserves” means Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer, assistant treasurer, vice president of tax or controller of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restated Collateral List” means the Closing Date Collateral List as modified to reflect all Fixed Asset Collateral List Substitutions, Fixed Asset Collateral Substitutions, Fixed Asset Collateral Releases and Fixed Asset Collateral Additions, as each of such terms is defined in Schedule 6.17, to and including the date of such Restated Collateral List.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any holder of an option, warrant or other right to acquire any such dividend or other distribution or payment and any payment of management fees (or other fees of a similar nature) by any Person to any holder of an Equity Interest of any Person or any of its Subsidiaries. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person to holders of Equity Interests with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means each Subsidiary of Lead Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale-Leaseback Transaction” has the meaning set forth in clause (h) of the definition of the term Permitted Disposition.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent.

“Security Documents” means, collectively, the following: (a) the Security Agreement, (b) the Intellectual Property Security Agreement, (c) the Blocked Account Agreements, (d) the Mortgages, (e) the DDA Notifications, (f) the Credit Card Notifications, and (g) each other security agreement or other instrument or document executed and/or delivered to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, spoiled or is otherwise unsaleable or unaccounted for.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification in favor of such Person) are greater than the sum of the liabilities, including contingent liabilities (and including as liabilities for this purpose, at a fair valuation, all obligations of subrogation, contribution or indemnification against such Person, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees and other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means the occurrence of (a) any Event of Default of the type described in Section 8.01(a) or Section 8.01(f) or (b) the exercise by Administrative Agent or any Lender of any of its or their rights or remedies upon an Event of Default.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standby Letter of Credit” means any letter of credit (as such term is defined in the UCC) that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business. A “direct pay” Letter of Credit shall be a Standby Letter of Credit.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the applicable LC Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means any Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Substitute Property” has the meaning given such term in Section 6.17(b).

“Supermajority Lenders” means, as of any date of determination, Lender or Lenders holding more than sixty-six and two thirds percent (66-2/3%) of the Aggregate Commitments or, if the commitments of the Lenders to make Loans and the obligation of the LC Issuers to make LC Credit Extensions have been terminated pursuant to Section 8.02, at least two (2) Lenders holding in the aggregate more than sixty-six and two thirds percent (66-2/3%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, (a) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) at any time that there are two (2) or more unaffiliated Lenders, “Supermajority Lenders” must include at least two (2) unaffiliated Lenders.

“SVU Indenture” means the Indenture, dated as of July 1, 1987, between Lead Borrower and Deutsche Bank Trust Company (formerly Bankers Trust Company), as trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental indenture dated as of October 1, 1992, the Third Supplemental Indenture dated as of September 1, 1995, the Fourth Supplemental Indenture dated as of August 4, 1999, and the Fifth Supplemental Indenture dated as of September 17, 1999.

“SVU 2014 Notes” means the 7.50% Senior Notes due November 15, 2014 issued by the Lead Borrower pursuant to the SVU Indenture in the original principal amount of $500,000,000.

“SVU 2016 Notes” means the 8.00% Senior Notes due May 1, 2016 issued by the Lead Borrower pursuant to the SVU Indenture in the original principal amount of $1,000,000,000.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the lesser of (i) $150,000,000 or (ii) ten percent (10%) of the Aggregate Commitments, but in no event less than $100,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto; provided, that, Taxes shall exclude Excluded Taxes.

“Term Loan Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as agent for the Term Loan Lenders, and its successors and assigns including any replacement or successor agent.

“Term Loan Agreement” means the Credit Agreement, dated of even date with the Agreement, among Term Loan Agent, Term Loan Lenders, and the Lead Borrower.

“Term Loan Debt” means the Indebtedness evidenced by or arising under the Term Loan Documents.

“Term Loan Documents” means, collectively: (a) the Term Loan Agreement and (b) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Term Loan Agent or the Term Loan Lenders in connection therewith.

“Term Loan Facility” means the term loan facility provided to Lead Borrower pursuant to the terms of the Term Loan Agreement as it may be amended or refinanced in accordance with the terms of the Term Loan Intercreditor Agreement.

“Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated of even date herewith, by and among Administrative Agent, Lenders, Term Loan Agent and Term Loan Lenders, as acknowledged and agreed to by Borrowers and Guarantors, providing for such parties’ relative rights and priorities with respect to the assets and properties of the Loan Parties and related matters.

“Term Loan Lenders” means the financial institutions from time to time party to the Term Loan Agreement as lenders, together with their respective successors and assigns.

“Term Loan Priority Collateral” has the meaning specified therefor in the Term Loan Intercreditor Agreement.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (c) the termination of the Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Third Party Payor” shall mean any Person, such as a Fiscal Intermediary, Blue Cross/Blue Shield, or private health insurance company, which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under Medicare, Medicaid, any other government program or any private insurance contract.

“Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all LC Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Term Loan Documents, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (c) payment in full of all amounts due under the Existing Credit Facility (other than the Existing Letters of Credit and any letters of credit issued thereunder which are cash collateralized or subject to a letter of credit issued to the issuers thereof in such manner as is acceptable to such issuers), and termination of all Liens securing obligations under the Existing Credit Facility, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 and (b) if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007, or as an LC Issuer may agree, such later version thereof as may be in effect at the time of issuance of a Letter of Credit.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unfinanced Capital Expenditures” means all Capital Expenditures other than those made utilizing financing provided by the applicable seller or third party lenders (including, without limitation, Capital Expenditures that may give rise to Capital Lease Obligations); provided, that, Capital Expenditures made or incurred utilizing Loans shall be deemed Unfinanced Capital Expenditures.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances, including, without limitation, a reduction in the Net Recovery Percentage of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unpaid Drawings” has the meaning specified in Section 2.03(c).

“Unrestricted Subsidiary” means (a) any Subsidiary of Lead Borrower designated by Lead Borrower as an Unrestricted Subsidiary as listed on Schedule 1.01(d) and (b) any Subsidiary of Lead Borrower designated by Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to Administrative Agent; provided, that, in each case, as to clause (a) and (b), Lead Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary so long as each of the following conditions is satisfied: (i) as of the date of the designation thereof and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (ii) immediately after giving effect to such designation, Borrowers shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 7.15 (to the same extent as if a Covenant Compliance Event had occurred), (iii) such Subsidiary shall not be a Borrower hereunder, (iv) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Lead Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.10, such that the Equity Interests in such Subsidiary as of the date of, and after giving effect to, it becoming an Unrestricted Subsidiary shall be a Permitted

Investment deemed made on such date to a Person that is not a Subsidiary of the Lead Borrower, and any Indebtedness of such Subsidiary owing to any Loan Party or Restricted Subsidiary as of the date of, and after giving effect to, it becoming an Unrestricted Subsidiary shall be a Permitted Investment deemed made on such date to a Person that is not a Subsidiary of the Lead Borrower, (v) without duplication of clause (iii), the value of and investments in such Subsidiary will constitute Permitted Investments, (vi) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Term Loan Facility, and the Existing Debt Documents, if applicable, and shall not be designated a restricted subsidiary for purposes of any other Indebtedness, (vii) such Subsidiary shall not have as of the date of the designation thereof or at any time thereafter, create, incur, issue, assume, guarantee or otherwise become directly liable with respect to any Indebtedness pursuant to which the lender, or other party to whom such Indebtedness is owing, has recourse to any Loan Party or any Restricted Subsidiary or their assets, and (viii) Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying compliance with the requirements of preceding clauses (i) through (vii), and containing the calculations and information required by the preceding clause (ii), and (b) any Subsidiary of an Unrestricted Subsidiary. The Lead Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the Agreement (each, a “Subsidiary Redesignation”); provided, that, (1) as of the date thereof, and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (2) immediately after giving effect to such Subsidiary Redesignation, Borrowers shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 7.15 (to the same extent as if a Covenant Compliance Event had occurred), (3) designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time, and (4) Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying compliance with the requirements of preceding clauses (1) and (2), and containing the calculations and information required by the preceding clause (2).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and assigns.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholesale Trade Receivables” means Trade Receivables (as such term is defined in the Receivables Transfer Agreement).

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would become applicable as a result of the repayment of the other Obligations) under Swap Contracts with a Lender or Affiliate of a Lender) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts with a Lender or Affiliate of a Lender that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

1.03. Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Whenever the term “Lead Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Lead Borrower or Borrowers and their Restricted Subsidiaries on a Consolidated basis, unless the context clearly requires otherwise.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. The Outstanding Amount of Letters of Credit stated in any currency other than Dollars, shall be, at the time of any such determination the equivalent amount in Dollars of such currency or currencies as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such currency or currencies at such time. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided, that, the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Committed Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii) after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all LC Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,

(iii) the Outstanding Amount of all LC Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, or LIBO Rate Loans, as further provided herein.

(b) The Co-Collateral Agents shall have the right, at any time and from time to time after the Closing Date in their Permitted Discretion to establish, modify or eliminate Reserves. The Co-Collateral Agents will provide the Lead Borrower one (1) Business Day’s prior notice of the establishment of any new categories of Reserves or for changes in the methodology of the calculation of an existing category of Reserves, provided, that, no such notice shall be required (i) at any time that a Default or Event of Default shall exist or have occurred and be continuing, (ii) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (iii) for changes to categories of Reserves or methodology of calculation if a Material Adverse Effect has occurred or it would be reasonably likely to occur were such categories of Reserves or methodology not changed prior to the expiration of such one (1) Business Day period.

(c) Anything to the contrary in this Section 2.01 or otherwise notwithstanding, for so long as the ASC Indenture is in effect or includes any limitation on the amount of the Indebtedness of the Lead Borrower that may be secured by the ASC Restricted Collateral, the ASC Restricted Collateral subject to the Lien of Administrative Agent will secure only the Maximum ASC Credit Facility Amount, and the amount of ASC Restricted Collateral included in the Borrowing Base shall be limited to the Maximum ASC Credit Facility Amount. The Co-Collateral Agents may at any time and from time to time require that a Responsible Officer execute and deliver to the Co-Collateral Agents a certificate, in form and substance reasonably satisfactory to the Co-Collateral Agents, calculating the Maximum ASC Credit Facility Amount, including certifying the accuracy of such calculation and providing such reasonable detail as to the basis for such calculation as the Co-Collateral Agents may from time to time request.

2.02. Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans shall be (i) Base Rate Loans, or (ii) LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 4:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans, and (ii) 1:00 p.m. on the Business Day that is the requested date of any Borrowing of Base Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans; provided, that, if the Lead Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., two Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Lead Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of, conversion to or continuation of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, the Type of such Committed Loans and, if such Committed Loans are LIBO Rate loans, the Interest Period applicable thereto and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), to the extent that Administrative Agent has received such funds from Lenders in a timely manner, the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the Business Day requested in the applicable Committed Loan Notice either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(d) The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby, provided, that, in the event that Administrative Agent has received payment by wire transfer to the Agent Payment Account prior to 3:00 p.m. on the date such amount is due and payable, Administrative Agent will not make such advance or charge the Loan Account The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the

Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

(f) The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall promptly notify the Lead Borrower of any change in the Base Rate.

(g) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to LIBO Rate Loans.

(h) The Administrative Agent, the Lenders, the Swing Line Lender and the LC Issuers shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Co-Collateral Agents, the Lenders, the Swing Line Lender and the LC Issuers and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit that comply with the terms thereof; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Loan Parties and any drawings thereunder; provided, that, after giving effect to any LC Credit Extension with respect to any Letter of Credit, (1) the Total Outstandings shall not exceed the Loan Cap, (2) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all LC Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (3) the Outstanding Amount of the LC Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Each LC Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of each LC Credit Extension issued on the prior Business Day by such LC Issuer; provided, that, (A) until the Administrative Agent advises any such LC Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the LC Issuers, each LC Issuer shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such LC Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such LC Issuer may agree.

(iii) All Existing Letters of Credit, whether or not issued for the account of a Loan Party, shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof, including all obligations of Borrowers hereunder

(iv) No Letter of Credit shall be issued if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than one hundred twenty (120) days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (1) such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or (2) all the Lenders have approved such expiry date.

(v) No Letter of Credit shall be issued without the prior consent of the Administrative Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable LC Issuer from issuing such Letter of Credit, or any Law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the applicable LC Issuer applicable to letters of credit generally;

(C) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(D) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Administrative Agent or LC Issuer has entered into reasonably satisfactory arrangements with the Borrowers, the other Lenders or such Lender to eliminate the LC Issuer’s risk with respect to such Lender.

(vi) If a Letter of Credit is to be denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate.

(vii) No LC Issuer shall amend any Letter of Credit if (A) the LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(viii) If, at any time, it becomes unlawful for the LC Issuer to comply with its obligations under any Letter of Credit (including, but not limited to, as a result of any sanctions imposed by the United Nations, the European Union, the Netherlands, the United Kingdom and/or the United States), such obligations shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for the LC Issuer to comply with them, and the LC Issuer shall not be liable for any losses which Loan Parties may incur as a result.

(ix) Each LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and to the extent that an LC Issuer is acting on behalf of the Lenders in such circumstances, as to such Lenders, the LC Issuer shall be entitled to the benefits and immunities provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit; provided, that, nothing in this clause (viii) shall be construed to affect the rights of the Borrowers with respect to Letters of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit and Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the applicable LC Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the applicable LC Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such other date and time as the Administrative Agent and the applicable LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Administrative Agent and the applicable LC Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Administrative Agent or the applicable LC Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Administrative Agent and such LC Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Administrative Agent or such LC Issuer may reasonably require. In addition, the Lead Borrower shall furnish to the applicable LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents as such LC Issuer or the Administrative Agent may reasonably require and the terms of such Letter of Credit shall be in form and substance reasonably satisfactory to such LC Issuer and may include partial drawings and, subject to the other terms and conditions herein and therein, provide for the automatic reinstatement of the Stated Amount thereunder. To the extent that a Borrower may request a direct pay Letter of Credit, additional agreements and documents may be required in connection with the issuance and administration thereof, together with related additional fees and charges to Borrowers.

(ii) Promptly after the receipt by an LC Issuer of any Letter of Credit Application, such LC Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, such LC Issuer will provide the Administrative Agent with a copy thereof. Unless such LC Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such LC Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with such LC Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from such LC Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, with respect to all LC Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the applicable LC Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit such LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Administrative Agent or the applicable LC Issuer, the Lead Borrower shall not be required to make a specific request to the Administrative Agent or such LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that, the Administrative Agent shall instruct the LC Issuer not to permit any such extension if (A) such LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) such LC Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such LC Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable LC Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable LC Issuer shall notify the Lead Borrower and the Administrative Agent of such demand for payment and whether such LC Issuer has made or will make an LC Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such LC Issuer and the Lenders with respect to any such LC Disbursement. If an LC Issuer shall make an LC Disbursement, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (each such amount so paid until reimbursed, an “Unpaid Drawing”) not later than 12:00 noon on the Business Day immediately following the date the Lead Borrower receives the notice from such LC Issuer as provided above. In the event that Administrative Agent does not receive such payment by such time, except as Administrative Agent may otherwise agree, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be immediately disbursed in an amount equal to the applicable LC Disbursement, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of Base Rate Loans and without regard to whether the conditions set forth in Section 4.02 have been met. Any notice given by an LC Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if confirmed in writing, provided, that, the lack of such immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If LC Issuer shall make any LC Disbursement, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest at the interest rate applicable to Base Rate Loans, for each day from and including the date such LC Disbursement is made to but excluding the date that the Committed Loan is deemed made as provided above. Such interest accrued shall be for the account of the applicable LC Issuer.

(ii) Each Lender’s obligation to make Committed Loans to reimburse the LC Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any LC Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and without regard to whether the conditions set forth in Section 4.02 have been met.

(d) Repayment of Participations. If any payment received by an LC Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such LC Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such LC Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable LC Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document (other than such lack of validity or enforceability that arises from the expiration of such Letter of Credit by its terms);

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the Administrative Agent and the LC Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is given as aforesaid, provided, that, nothing in this Section 2.03(e) shall be construed to limit or otherwise affect the rights of the Borrowers with respect to claims of the Borrowers against an LC Issuer.

(f) Role of LC Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, that, anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an LC Issuer, and an LC Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers caused by (A) such LC Issuer’s willful misconduct or gross negligence (as determined by a final, non-appealable order of a court of competent jurisdiction) in determining whether documents presented under any Letter of Credit comply with the terms thereof or (B) such LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to such LC Issuer by any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) of documents strictly complying with the terms and conditions of such Letter of Credit; provided, that, any claim against such LC Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (A) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (B) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing such LC Issuer to cure such dishonor. In furtherance and not in limitation of the foregoing, the LC Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the LC Issuers may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the LC Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The LC Issuers shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance an LC Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter or Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by an LC Issuer or any representation or warranty by an LC Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, an LC Issuer may, as it deems appropriate, to the extent necessary to conform with its customary practices and procedures, after notice to and consent by Lead Borrower, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (A) if an LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Obligation that remains outstanding, or (B) if, as of the Letter of Credit Expiration Date, any LC Obligation for any

reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LC Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 1.02, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of such LC Issuer and the Lenders, as collateral for the LC Obligations, cash or deposit account balances in an amount equal to one hundred three percent (103%) of the Outstanding Amount of all LC Obligations (other than LC Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which LC Obligations shall be Cash Collateralized in an amount equal to one hundred fifteen percent (115%) of the Outstanding Amount of such LC Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuers (which documents are hereby consented to by the Lenders). The Borrowers hereby grant to the Administrative Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.

(ii) If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all LC Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (A) such aggregate Outstanding Amount over (B) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable LC Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations then due and payable. After all Obligations have been paid in full, any remaining Cash Collateral will be released to the Lead Borrower or as otherwise required by applicable Law.

(h) Applicability of ISP and UCP 600. Unless otherwise expressly agreed by the applicable LC Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of either the ISP or UCP 600 shall apply to each Standby Letter of Credit, and (ii) the rules of UCP 600 shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit, for each period referred to below, equal to the Applicable LC Fee Rate on a per annum basis multiplied by the Average Daily Stated Amount under each such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day of the month after the end of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis for each calendar quarter in arrears. If there is any change in the Applicable LC Fee Rate during any calendar quarter, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable LC Fee Rate separately for each period during such calendar quarter that such Applicable LC Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j) Fronting Fee and Documentary and Processing Charges Payable to LC Issuer. The Borrowers shall pay directly to each LC Issuer, for its own account, a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by such LC Issuer, at a rate equal to 0.125% per annum, computed on the Average Daily Stated Amount of such Letter of Credit and on a quarterly basis in arrears. Such Fronting Fees shall be due and payable on the first day of the month after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, in each case upon receipt of an invoice from the applicable LC Issuer. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Except, at Borrowers’ option, as paid directly by a beneficiary of a Commercial Letter of Credit to an LC Issuer, the Borrowers shall pay directly to each LC Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment (in its capacity as a Lender and not Swing Line Lender); provided, that, after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all LC Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, that, the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall be entitled to the benefits and immunities provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans; provided, that, nothing in this sentence shall be construed to affect the rights of the Borrowers with respect to Swing Line Loans.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative

Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender and Administrative Agent by the Lead Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may

be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Administrative Agent not later than (A) 4:00 p.m. three (3) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) 1 p.m. on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay Committed Loans, Swing Line Loans and/or Cash Collateralize the LC Obligations in an aggregate amount equal to such excess, in each case in cash without any prepayment premium or penalty (but including all breakage or similar costs); provided, that, the Borrowers shall not be required to Cash Collateralize the LC Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(d) The Borrowers shall prepay the Loans and, to the extent otherwise required in this Agreement (including as provided in clause (g) below), Cash Collateralize the LC Obligations in accordance with the provisions of Section 6.13 hereof.

(e) The Borrowers shall prepay the Loans and, to the extent otherwise required in this Agreement (including as provided in clause (g) below), Cash Collateralize the LC Obligations in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event (subject to the rights of Term Loan Lenders to receive prepayments from the proceeds of certain asset dispositions as set forth in the Term Loan Agreement as in effect on the date hereof or as amended in accordance with the Term Loan Intercreditor Agreement, provided, that, in no event shall any such prepayment be with any ABL Priority Collateral or proceeds thereof).

(f) The Borrowers shall prepay the Loans and, to the extent otherwise required in this Agreement (including as provided in clause (g) below), Cash Collateralize the LC Obligations in accordance with the terms of clause (m) of the definition of Permitted Dispositions.

(g) Prepayments made pursuant to Section 2.05(c), (d), (e) and (f) above, shall be applied first, to the Swing Line Loans, second, ratably to the outstanding Committed Loans, third, to the extent required pursuant to Section 2.03(g), 2.05(c) or 8.02, to Cash Collateralize the remaining LC Obligations; and, fourth, to the remaining Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the applicable LC Issuer or the Lenders, as applicable.

2.06. Termination or Reduction of Commitments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Commitments (and the Commitment of each Lender shall be reduced on a pro rata basis), the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not (A) terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) terminate or reduce the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of LC Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) terminate or reduce the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b) If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. All fees (including, without limitation, commitment fees, and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07. Repayment of Loans.

(a) The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

(c) Notwithstanding the foregoing, in the event that there are any obligations outstanding under any of the Existing Debt Documents on the date ninety (90) days prior to the then-scheduled maturity date of such Existing Debt Documents, (i) Administrative Agent shall have received, no later than ninety (90) days prior to such scheduled maturity date, reasonably satisfactory financial projections of the Lead Borrower and its Subsidiaries (on a consolidated basis) for such ninety (90) day period (the “Pre-Maturity Period”) and for the six (6) consecutive Fiscal Periods after the scheduled maturity date of such Existing Debt Documents (the “Post-Maturity Period” and together with the Pre-Maturity Period, the “Maturity Projection Period”) showing the minimum Excess Availability at all times during the Maturity Projection Period, on a pro forma basis after giving effect to all Existing Debt Reserves for the Pre-Maturity Period and after giving effect to the payment of the Indebtedness evidenced by such Existing Debt Documents for the Post-Maturity Period, and (ii) Co-Collateral Agents shall establish Availability Reserves in an amount equal to the outstanding obligations evidenced by or arising under such Existing Debt Documents with respect thereto (the “Existing Debt Reserves”). The projections to be provided under clause (i) above shall show the Excess Availability as of the end of each Fiscal Period during the Maturity Projection Period. In the event that, after giving effect to the Existing Debt Reserves either (A) Excess Availability during the Pre-Maturity Period is less than the amount equal to twenty-two and one-half percent (22.5%) of the Aggregate Commitments for any three (3) consecutive Business Days, or (B) the projections referred to in clause (i) above show that the aggregate amount of the Excess Availability at any time during the Maturity Projection Period will be less than such amount, then in the case of clause (A), the Obligations shall become immediately due and payable in full and the Maturity Date for purposes of this Agreement shall be the date immediately following the third consecutive Business Day during which Excess Availability has been less than the amount specified in clause (A), and in the case of clause (B), the Obligations shall become immediately due and payable in full and the Maturity Date for purposes of this Agreement shall be the date ninety (90) days prior to the then-scheduled maturity date of the applicable Existing Debt Documents. In the event that an Existing Debt Reserve is established with respect to Indebtedness under an Existing Debt Document, such Reserve shall be reduced substantially contemporaneously with the payment of such Indebtedness by the amount of such payment upon the Co-Collateral Agents’ receipt of evidence thereof.

(d) In the event of a Change of Control, the Obligations shall become immediately due and payable in full and the date of such Change of Control shall be the Maturity Date for purposes of this Agreement.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) If any amount payable under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage multiplied by the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day after the end of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears. Swing Line Loans and Permitted Overadvances will not be considered in the calculation of the commitment fee.

(b) Other Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in

Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuers, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the LC Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13. Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in LC Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Settlement Amongst Lenders

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15. Increase in Commitments.

(a) Request for Increase. Lead Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $400,000,000; provided, that, (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Lead Borrower may make a maximum of five (5) such requests, and (iii) as of the date of such request no Default or Event of Default shall exist or have occurred and be continuing. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the LC Issuers and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, that, except for the initial fee payable in respect of the new or additional Commitment of a Lender, in no event shall the fees, interest rate and other compensation offered or paid in respect of additional Commitments or increase in Commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their Commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the additional Commitments or increase in Commitments. Each new or existing Lender that provides a new or increased Commitment as provided in this Section 2.15 is an “Additional Commitment Lender”.

(d) Conditions to Effectiveness of Increase. Such increase shall be subject to the satisfaction of each of the following conditions precedent: (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (v) upon the request of Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (vii) no Default or Event of Default shall exist or have occurred and be continuing.

(e) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders. On the Increase Effective Date and notwithstanding any other provisions of this Agreement to the contrary (A) each Lender shall make such payments as shall be directed by the Administrative Agent in order that the outstanding Loans shall be held ratably by the Lenders based on their respective Commitments; provided, that, if the Increase Effective Date occurs on a date which is not the last day of the Interest Period with respect to any LIBO Rate Borrowing, then such payments shall be deemed to be the purchase and sale of participations in each LIBO Rate Loan until the end of such Interest Period, and the Administrative Agent shall determine the amount of each participation in such LIBO Rate Loans such that the Borrowers shall not be required to pay additional costs pursuant to Section 3.05 and (B) participations in outstanding Letters of Credit and risk participations in Swing Line Loans shall be deemed to be reallocated according to the respective Commitments of the Lenders. Payments of interest, fees and commissions with respect to the Loans, Swingline Loans and Letters of Credit shall be made to give effect to any adjustments in the Loans and participations in the Letters of Credit made pursuant to this Section 2.15.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that, if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and each LC Issuer, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or an LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. Not later than thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority pursuant to this Section, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made, including under FATCA.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any LC Issuer determines, in its sole reasonable discretion (or in the case of Administrative Agent, its Permitted Discretion), that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Borrowers, upon the request of the Administrative Agent, such Lender or the LC Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such LC Issuer in the event the Administrative Agent, such Lender or such LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or such LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Administrative Agent determines that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the LC Issuer;

(ii) subject any Lender or LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such LC Issuer, the Borrowers will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any Lending Office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an LC Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided, that, the Borrowers shall not be required to compensate a Lender or LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, so long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, that, (i) the Lead Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender and (ii) any such payments by Borrowers to a Lender shall be reduced by the amount that such Lender has received as a result of the Statutory Reserve Rate applied to such Loan by such Lender in connection with such reserves, if any. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05. Compensation for Losses, Costs or Expenses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Each Lender shall provide a certificate setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 to the Borrower within one hundred eighty (180) days after the event which is the basis for such demand and such certificate shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of the LC Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to Administrative Agent, that Administrative Agent has (or will have concurrently with the effectiveness of the Agreement) a valid perfected first priority security interest in the ABL Priority Collateral;

(b) the Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(v) a favorable written opinion of Dorsey & Whitney LLP, counsel for the Loan Parties, and such other counsel for the Loan Parties as may be reasonably requested by Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) a certificate signed by a Responsible Officer of Lead Borrower certifying that the obligations of the Loan Parties hereunder and the Term Loan Facility do not give rise to any obligation of the Lead Borrower or its Subsidiaries to grant any Liens in respect of any existing indebtedness of the Lead Borrower or its Subsidiaries or violate any of the terms of the agreements with respect thereto, together with such supporting detail as Administrative Agent may request, including with respect to the calculation of Consolidated tangible net assets or any other amounts that are the basis for such certification;

(viii) a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of the Lead Borrower and its Subsidiaries most recently ended prior to the Closing Date, signed by a Responsible Officer of the Lead Borrower;

(ix) certificates of insurance for the insurance policies required by Section 6.07 and the applicable provisions of the other Loan Documents, each of which shall, if required by either Co-Collateral Agent, be endorsed to or otherwise include the coverages required by Section 6.07, in each case in form and substance reasonably satisfactory to the Administrative Agent (including customary lender’s loss payable endorsements and naming the Administrative Agent as an additional insured, in each case in form and substance reasonably satisfactory to the Administrative Agent);

(x) a payoff letter from the Existing Agent reasonably satisfactory in form and substance to the Administrative Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xi) the Security Documents (other than the Mortgages), each duly executed by the applicable Loan Parties;

(xii) all other Loan Documents (other than the Mortgages), each duly executed by the applicable Loan Parties;

(xiii) a final written report regarding the results of a field examination of the Loan Parties, which shall be reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents;

(xiv) results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any Mortgages, and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xv) (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the first priority Liens in the ABL Priority Collateral and all such documents and instruments will be filed, registered or recorded to the satisfaction of the Administrative Agent promptly upon the payment of amounts owing under the Existing Credit Agreement as set forth in the payoff letter referred to in clause (x) above, (B) the DDA Notifications, Credit Card Notifications, and Blocked Account Agreements required pursuant to Section 6.13 hereof, and (C) other than for Store locations, Collateral Access Agreements for locations where there is ABL Priority Collateral or other assets Administrative Agent may require access and use of to realize on ABL Priority Collateral as such Collateral Access Agreements may be required by the Administrative Agent; and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(c) after giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby, (iii) provision for payment of all other fees and expenses of the Transactions, and (iv) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Excess Availability shall be not less than $600,000,000;

(d) the Co-Collateral Agents shall have received a Borrowing Base Certificate dated the Closing Date, relating to the Fiscal Period ended on August 11, 2012, and executed by a Responsible Officer of the Lead Borrower;

(e) the Administrative Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since June 16, 2012;

(f) the Administrative Agent shall have received and be reasonably satisfied with (i) projected balance sheets, income statements, statements of cash flows and availability of the Loan Parties for the 2013 Fiscal Year on a basis using Fiscal Periods, (ii) projected annual financial statements of the Loan Parties through the end of the 2017 Fiscal Year, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to Administrative Agent, and (iii) any updates or modifications to the projected financial statements of the Loan Parties previously received by Administrative Agent;

(g) there shall not exist any action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental authority that challenges the legality of, or otherwise seeks to enjoin, any of the Transactions;

(h) the consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document;

(i) all fees required to be paid to the Administrative Agent, the Co-Collateral Agents, or the Lead Arrangers on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full;

(j) the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent);

(k) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act;

(l) the Administrative Agent shall have received evidence that the Lead Borrower has received gross proceeds of not less than $850,000,000 from borrowings under the Term Loan Facility and the Administrative Agent shall have received all documents in connection therewith, which shall be on terms and conditions reasonably satisfactory to the Administrative Agent; and

(m) the Administrative Agent shall have received the Term Loan Intercreditor Agreement, duly executed by the applicable parties.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and each LC Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) the representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality or Material Adverse Effect, they shall be true and correct in all respects in accordance with the terms thereof, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) as of the date of such Request for Credit Extension, and after giving effect to such proposed Credit Extension and to the application of the proceeds thereof, no Default shall exist.

(c) the Administrative Agent and, if applicable, the applicable LC Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) no Overadvance shall result from such Credit Extension.

(e) as of the date of such Request for Credit Extension, and after giving effect to such proposed Credit Extension and to the application of the proceeds thereof, the aggregate Outstanding Amount of the Loans and LC Obligations at such time secured by the ASC Restricted Collateral (and after giving effect to any of the foregoing that have been requested) shall not exceed the Maximum ASC Credit Facility Amount.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administrative Agent, provided, that, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01. Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, trust, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation; (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any

Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in each case which has or would reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents); or (d) violate any applicable Law where such violation has or would reasonably be expected to have a Material Adverse Effect. The Maximum ASC Credit Facility Amount on the Closing Date is $250,000,000.

5.03. Governmental Authorization; Other Consents. No approval, consent (including, the consent of equity holders or creditors of any Loan Party), exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or any other Person is necessary or required for the grant of the security interest by such Loan Party of the Collateral pledged by it pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or the priority thereof, (b) such consents which have been obtained or made prior to the date hereof and are in full force and effect and (c) consents required for the exercise of remedies with respect to the Term Loan Priority Collateral, if any, required under the terms of the Term Loan Intercreditor Agreement or any other Loan Document.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated June 16, 2012, and the related Consolidated statements of income or operations, and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, provided, that, the matters disclosed in earnings guidance and forecasted revenue trends of the Lead Borrower and its Subsidiaries to the Initial Lead Arrangers prior to July 9, 2012 (but not the underlying circumstances giving rise to such earnings guidance and forecasted revenue trends, but solely to the extent such underlying circumstances impact the Lead Borrower and its Subsidiaries in a manner that is adverse compared with the impact shown on the face of such earnings guidance or forecasted revenue trends) shall not be deemed to constitute a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by Lead Borrower to be reasonable at the time made and at the time of delivery of such forecasts (it being understood that projections by their nature are inherently uncertain and that, even though the Projections are prepared in good faith on the basis of assumptions believed to be reasonable at the time such Projections were prepared, the results reflected in the Projections may not be achieved and actual results may differ and such differences may be material).

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties, rights or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect. Since the Closing Date, there has been no material adverse change in the status, or financial effect on any Loan Party or any Restricted Subsidiary thereof, of the matters described on Schedule 5.06.

5.07. No Default. No Loan Party or any Restricted Subsidiary is in default under or with respect to any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Neither the Lead Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect.

5.08. Ownership of Property; Liens.

(a) Each Loan Party and each Restricted Subsidiary has good and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business and each Loan Party and each Restricted Subsidiary has good title to, valid leasehold interests in, or valid licenses or service agreements for all personal property material to the ordinary conduct of its business, except in each case as does not have and would not reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each Restricted Subsidiary is subject to no Liens other than Permitted Encumbrances.

(b) Schedule 5.08(b) sets forth the street address, county and state of each site of land that is fee owned by any Loan Party or any Restricted Subsidiary as of the Closing Date. As of the Closing Date, except as set forth in Schedule 5.08(b), no Responsible Officer of a Loan Party or Restricted Subsidiary has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Estate Collateral Property or any sale or disposition thereof in lieu of condemnation. As of the Closing Date, to the best of the knowledge of any Responsible Officer, no Loan Party or Restricted Subsidiary is obligated under any unrecorded right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any such Real Estate Collateral Property or any interest therein that would not constitute a Permitted Encumbrance.

(c) Schedule 5.08(c) sets forth, as of the Closing Date, each Lease that constitutes a Material Contract, a Ground Lease (pursuant to the Closing Date Collateral List), or a Lease of any location where ABL Priority Collateral is located to which any Loan Party or any Restricted Subsidiary is a party as tenant or subtenant, together with the street address, county and state of the property subject thereto, and the name and contact information of the lessor thereunder. Each of such Leases is in full force and effect, the Loan Parties and the Restricted Subsidiaries are not in default (beyond applicable cure periods) of the terms of any such Leases and each of the Loan Parties and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such Leases where the failure to do so has or would reasonably be expected to have a Material Adverse Effect.

(d) Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Restricted Subsidiaries, other than Immaterial Subsidiaries or for those other Subsidiaries that are not Loan Parties as referred to in Schedule 6.21 (other than Liens that constitute Permitted Encumbrances described in clauses (a) through (g) or clauses (j) through (l) or clauses ((n) through (s) of the definition thereof) as of the Closing Date showing the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto.

(e) Schedule 7.02 sets forth a true and accurate copy of the investment policy of the Lead Borrower and its Restricted Subsidiaries and a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party on the Closing Date, other than Investments in Subsidiaries and Cash Equivalents, in each case in excess of $10,000,000.

(f) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party (other than Indebtedness among the Loan Parties and Indebtedness permitted pursuant to clause (b)(ii) of the definition of the term Permitted Indebtedness) or any Restricted Subsidiary of a Loan Party on the Closing Date, in each case in excess of $10,000,000, showing as of the date hereof the amount, obligor or issuer and maturity thereof, provided, that, for Capital Leases, Schedule 7.03 sets forth only the aggregate amount of each type of Capital Lease.

5.09. Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Restricted Subsidiary thereof (i) has failed to comply in all material respects with applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any material Environmental Liability or (iv) has a Responsible Officer with knowledge of any basis for any material Environmental Liability, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09, (i) none of the properties currently or formerly owned or operated by any Loan Party or Restricted Subsidiary is or was listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list at any time while such property was owned by such Loan Party or, to the knowledge of any Responsible Officer, at any time prior to or after such property was owned by such Loan Party, and, to the knowledge of any Responsible Officer, no property currently owned or operated by any Loan Party or Restricted Subsidiary is adjacent to any such property, in each case in connection with any matter for which any Loan Party or Restricted Subsidiary would have any material Environmental Liability; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws or, to the knowledge of any Responsible Officer, on any property formerly owned or operated by any Loan Party or Restricted Subsidiary; (iii) there is no friable asbestos or friable asbestos-containing material on any property currently owned or operated by any Loan Party or Restricted Subsidiary; (iv) Hazardous Materials have not been Released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws; and (v) to the knowledge of any Responsible Officer, there are no pending or threatened Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or Restricted Subsidiary, and to the best of the knowledge of any Responsible Officer, no actions by any Governmental Authority have been taken or are in process which would subject any of such properties or assets to such Liens, except, in the case of clauses (i) through (v) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as specifically disclosed in Schedule 5.09, no Loan Party or Restricted Subsidiary is undertaking, and no Loan Party or Restricted Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that has or would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Loan Parties and their Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10. Insurance. The properties of the Loan Parties and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies (including any Insurance Captive) in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Restricted Subsidiary operates. Schedule 5.10 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11. Taxes. The Loan Parties and their Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid when due and payable (subject to any grace periods) all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Restricted Subsidiary thereof is a party to any tax sharing agreement.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that, together with all other ERISA Events that have occurred or are reasonably expected to occur, has or would reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability; except, that, based on the latest valuation of the SUPERVALU INC. Retirement Plan and Shaw’s Supermarket Inc. Pension Plan for Union Employees and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), as of the date hereof the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA is in excess of the aggregate current value of the assets of such Pension Plan, but the scheduled payments with respect to such underfunding does not have, and would not reasonably be expected to have, a Material Adverse Effect and the Loan Parties have and shall continue to comply with the requirements of ERISA with respect to the funding of each of their Pension Plans; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has or would reasonably be expected to have a Material Adverse Effect; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA.

5.13. Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and the percentage interest of such Loan Party therein. The outstanding Equity Interests in such Subsidiaries described on Part (a) of Schedule 5.13 as owned by a Loan Party or a Subsidiary of a Loan Party have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and with respect to the Loan Parties and their Subsidiaries (other than the Lead Borrower and Excluded Subsidiaries) are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (based upon accounting principles consistent with the historical audited financial statement of the Lead Borrower) and using due care in the preparation of such information, report, financial statement or certificate.

5.16. Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. The Loan Parties and their Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best of the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Restricted Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best of the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18. Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters in any material respect. All payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. The Loan Parties have disclosed, in accordance with all applicable Securities Laws, any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement, or any similar plan, agreement or arrangement required to be disclosed. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which has or would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound.

5.19. Security Documents.

(a) The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including, without limitation, the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case, prior and superior in right to any other Person, except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except as to the Term Loan Priority Collateral, for the Liens of the Term Loan Agent to the extent provided in the Term Loan Intercreditor Agreement.

(c) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof), except for those Permitted Encumbrances that have priority in such Collateral by operation of law.

(d) Upon the execution and delivery thereof, the Mortgages shall create in favor of the Administrative Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental

Authorities, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Property that may be perfected by such filing (including, without limitation, the proceeds of such Property), in each case prior and superior in right to any other Person, except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except as to the Term Loan Priority Collateral, for the Liens of the Term Loan Agent to the extent provided in the Term Loan Intercreditor Agreement.

5.20. Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21. Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs (and including Blocked Accounts and the Master Concentration Accounts) maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the purpose of the DDA and (iii) the identification of the Blocked Account Bank to which funds from such DDA are sent.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23. Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24. Material Contracts. The Loan Parties have disclosed, in accordance with all applicable Securities Laws, all Material Contracts. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract, in each case that has, or would reasonably be expected to result in, a Material Adverse Effect.

5.25. Casualty. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has or would reasonably be expected to have a Material Adverse Effect.

5.26. Payable Practices. No Loan Party has made any material change in the historical accounts payable practices from those in effect immediately prior to the Closing Date that has or would reasonably be expected to have a Material Adverse Effect.

5.27. Notices from Farm Products Sellers, etc.

(a) Each Loan Party has not, within the one (1) year period prior to the Closing Date, received any written notice pursuant to the applicable provisions of the PSA, PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by such Loan Party are produced, in any case advising or notifying such Loan Party of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust applicable to any assets of any Borrower established in favor of such Farm Products Seller or other Person under the provisions of any law or claiming a Lien upon or other claim or encumbrance with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Loan Party or any related or other assets of such Loan Party (all of the foregoing, together with any such notices as any Loan Party may at any time hereafter receive, collectively, the “Food Security Act Notices”).

(b) No Loan Party is a “live poultry dealer” (as such term is defined in the PSA) or otherwise purchases or deals in live poultry of any type whatsoever. The Loan Parties do not purchase livestock pursuant to cash sales as such term is defined in the PSA. Each Loan Party is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or aquacultural operations.

5.28. HIPAA Compliance.

(a) To the extent that and for so long as any Loan Party is a “covered entity” within the meaning of HIPAA, such Loan Party (i) has undertaken or will promptly undertake all appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop an appropriate plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Loan Party is or becomes HIPAA Compliant.

(b) For purposes hereof, “HIPAA Compliant” shall mean that a Loan Party (i) is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and would not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine or mandated surveys or reviews conducted by any Governmental Authority, government health plan or other accreditation entity) that has or would reasonably be expected to have a Material Adverse Effect.

(c) Each Loan Party has entered into a business associate agreement with any third party acting on behalf of the Loan Party as a business associate as defined in 45 C.F.R. §160.103, where the failure to enter into such a business associate agreement has or would reasonably be expected to have a Material Adverse Effect.

5.29. Compliance with Health Care Laws. Without limiting the generality of Sections 5.16 or 5.28, or any other representation or warranty made herein or in any of the other Loan Documents:

(a) Each Loan Party is in compliance in all material respects with all applicable Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to them. Without limiting the generality of the foregoing, no Loan Party has received notice by a Governmental Authority of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Each Loan Party has maintained in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy, the Federal and State Medicare and Medicaid programs and as otherwise required by applicable Health Care Laws and each Loan Party has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under applicable Health Care Laws.

(c) Each Loan Party and each Restricted Subsidiary who is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. There are no known claims, actions or appeals pending before any Third Party Payor or Governmental Authority, including any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party or Restricted Subsidiary on or before the date hereof. There currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure.

5.30. ASC Indenture. The aggregate amount of the Obligations outstanding in respect of Loans and/or Letters of Credit advanced or made available pursuant to this Agreement secured by the ASC Restricted Collateral, and the amount of the Inventory of ASC and its Subsidiaries included in any component of the definition of Borrowing Base hereunder, does not in each case exceed the Maximum ASC Credit Facility Amount.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder and until the payment in full of the Obligations, the Loan Parties shall, and shall, to the extent provided below, cause each Restricted Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent and the Co-Collateral Agents, in form and detail reasonably satisfactory to the Co-Collateral Agents:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit to the effect that such Consolidated financial statements fairly present the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision, and (ii) an opinion of such Registered Public

Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) the corresponding Fiscal Quarter of the previous Fiscal Year and (ii) the corresponding year-to-date portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower as of the end of such Fiscal Quarter in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) in the event that Excess Availability is less than twenty-five percent (25%) of the Aggregate Commitments at any time, as soon as available, but in any event within thirty (30) days after (x) the end of each Fiscal Period that is not the final Fiscal Period of a Fiscal Quarter (commencing with the Fiscal Period ended after the date on which Excess Availability is less than such amount), and (y) in addition, after the end of each Fiscal Period that is the end of a Fiscal Year, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Period, and the related Consolidated statements of income or operations and cash flows for such Fiscal Period, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) the corresponding Fiscal Period of the previous Fiscal Year and (ii) the corresponding year-to-date portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower as of the end of such Fiscal Period in accordance with the Lead Borrower’s practices, which shall be reasonably satisfactory to Administrative Agent; provided, that, if after the Loan Parties have been delivering financial statements for each Fiscal Period as provided above, thereafter Excess Availability shall be equal to or greater than twenty-five percent (25%) of the Aggregate Commitments for forty-five (45) days, then the Loan Parties shall not be required to deliver the financial statements under this clause (c), until such time as Excess Availability may again be less than twenty-five percent (25%) of the Aggregate Commitments;

(d) as soon as available, but in any event no more than forty-five (45) days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Administrative Agent, of Consolidated balance sheets and statements of income or operations, cash flows and availability of the Lead Borrower and its Subsidiaries on a basis using Fiscal Periods for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02. Certificates; Other Information.

(a) Deliver to the Administrative Agent (and, with respect to clauses (ii), (iv) and (v), each Co-Collateral Agent) and upon Administrative Agent’s request, each Lender, in form and detail reasonably satisfactory to the Administrative Agent (and, with respect to clauses (ii), (iv) and (v), each Co-Collateral Agent):

(i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), and (b) and (c), (A) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, but only with the financial statements referred to in Section 6.01(c) after Excess Availability is less than twenty-five percent (25%) of the Aggregate Commitments and (B) in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and a copy of management’s discussion and analysis with respect to such financial statements;

(ii) ten (10) days after the end of each Fiscal Period (or, if such day is not a Business Day, on the next succeeding Business Day), a certificate in the form of Exhibit F (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of such Fiscal Period, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided, that, at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on the fourth Business Day following the last day of each week showing the Borrowing Base as of the close of business as of the last day of such week (which Borrowing Base Certificate may include certain information as of the end of the prior Fiscal Period in each case as is reasonably satisfactory to Administrative Agent to account for the greater frequency and shorter periods for the delivery of such certificate);

(iii) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(iv) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(v) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year, and as more frequently as may be reasonably requested by the Administrative Agent (or as to any primary casualty insurance, by a Co-Collateral Agent), (A) a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or a Co-Collateral Agent or any Lender through the Administrative Agent, may reasonably specify and (B) a report summarizing collective bargaining agreements then in effect (specifying parties, expiration dates, number of employees covered and locations) and containing such additional information as the Administrative Agent, or any Lender or a Co-Collateral Agent or Lender through the Administrative Agent may reasonably specify;

(vi) promptly after the Administrative Agent’s request therefor, copies of all Material Contracts (but only to the extent not then publicly available from the SEC) and documents evidencing Material Indebtedness;

(vii) promptly after the Administrative Agent’s request therefor, a list of any “business associate agreements” (as such term is defined in HIPAA) that any Loan Party is a party to or bound by that is accurate in all material respects as of the date set forth therein and a copy of any standard form of such agreement used by any Loan Party;

(viii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable

non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(ix) if requested by Administrative Agent, promptly and in any event within five (5) Business Days after such request, provide to Administrative Agent, the name(s) used on each federal tax return filed by the Lead Borrower or by any of its Subsidiaries, together with a copy of the portion of the tax return that shows such name(s);

(x) promptly after Administrative Agent’s request therefor, any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent, and/or at Administrative Agent’s option, a description of the material terms thereof;

(xi) promptly after the receipt thereof by the Lead Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(xii) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(xiii) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) specified in Section 10.02(b)(i) with respect to e-mail communications, (ii) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (iii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (A) promptly upon the request of Administrative Agent or any Lender at any time or from time to time as to any of such documents, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender making such request and (B) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents as provided in clauses (ii) and (iii) above and if for any reason Administrative Agent is unable to obtain electronic versions of the documents posted, promptly upon Administrative Agent’s request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, except as Administrative Agent may specify otherwise at any time and from time to time, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a)(i) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents

(c) The Loan Parties hereby acknowledge that (i) the Administrative Agent and/or the Initial Lead Arrangers and GE Capital Markets, Inc. and will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, at any time that there is a Public Lender, they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Initial Lead Arrangers, GE Capital Markets, Inc., the LC Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (D) the Administrative Agent, the Initial Lead Arrangers and GE Capital Markets, Inc. shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03. Notices. Promptly notify the Administrative Agent of:

(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, such as arising from (i) breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Restricted Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any event, including any violation of Environmental Law, Release of Hazardous Materials, acquisition of any stock, assets or property, or the receipt of notice, claim, demand, action or suit pertaining to any of the foregoing, that, in each case, would reasonably be expected to result in Environmental Liabilities in excess of $25,000,000;

(d) the occurrence of any ERISA Event that itself, or together with any other ERISA Events that have occurred, has or would reasonably be expected to have a Material Adverse Effect;

(e) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) any change in any Loan Party’s chief executive officer, chief financial officer, chief operating officer or treasurer;

(g) the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(h) the filing of any Lien for unpaid taxes exceeding $25,000,000 in the aggregate against the Loan Parties;

(i) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) the receipt of any notice from a supplier, seller, or agent pursuant to either the Food Security Act, PACA or PSA;

(k) any transaction of the nature contained in Article VII hereof, occurring after the Closing Date, consisting of: (i) the entry by a Loan Party into a Material Contract, (ii) the incurrence by a Loan Party of Material Indebtedness (or in the case of Indebtedness of less than $75,000,000 but greater than $25,000,000, notify Administrative Agent at the same time as the next Borrowing Base Certificate to be delivered to Administrative Agent), (iii) the voluntary or involuntary grant of any Lien other than a Permitted Encumbrance upon any property of a Loan Party; or (iv) the making of any Permitted Investments by a Loan Party in excess of $75,000,000 (or in the case of any Permitted Investment less than $75,000,000 but greater than $25,000,000, notify Administrative Agent at the same time as the next Borrowing Base Certificate to be delivered to Administrative Agent); and (v) mergers or acquisitions permitted under Section 7.04;

(l) any failure by the Loan Parties to pay rent at (i) five percent (5%) or more of the Loan Parties’ locations in the aggregate or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties, assets, income or profits, (b) all lawful claims (including claims of landlords, warehousemen, freight forwarders, and carriers, and all claims for labor materials and supplies or otherwise) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case under clause (a), (b) or (c), where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no notice of a Lien with respect thereto has been filed in any applicable filing office, (v) in the case of any Property subject to a Mortgage, there is no risk of forfeiture of such Property, and (vi) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained in this Section 6.04 shall be deemed to limit the rights of the Co-Collateral Agents with respect to determining Reserves pursuant to this Agreement.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all necessary action to maintain and keep in full force and effect all rights, privileges, permits, licenses and franchises material to the normal conduct of its business; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property (i) is no longer used or useful in the business of any Loan Party or any of its Restricted Subsidiaries, and (ii) is not otherwise material to the business of any Loan Party or any of its Restricted Subsidiaries in any respect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment material to the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all repairs thereto and renewals, improvements, additions and replacements thereof necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) perform and observe all the terms and provisions of each Ground Lease to be performed or observed by it, maintain each such Ground Lease in full force and effect, enforce each such Ground Lease in accordance with its material terms, take all such action to such end as may be from time to time reasonably requested by the Term Loan Agent (or, if the Term Loan Facility has been repaid in full and no Refinancing Indebtedness in respect thereof with the same or similar rights as to such Ground Leases as under the Term Loan Facility is outstanding, the Administrative Agent) and, upon reasonable request of the Term Loan Agent (or, if the Term Loan Facility has been repaid in full and no Refinancing Indebtedness in respect thereof with the same or similar rights as to such Ground Leases as under the Term Loan Facility is outstanding, the Administrative Agent), make to each other party to each such Ground Lease such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Ground Lease, and cause each of its Subsidiaries that are party to Ground Leases to do so.

6.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Loan Parties (except to the extent that the Insurance Captives are Affiliates of the Loan Parties), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations and as is otherwise required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent (or in the case of property and casualty insurance policies covering the ABL Priority Collateral, reasonably acceptable to the Co-Collateral Agents), including coverage for business interruption and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral and business interruption coverage to provide (by endorsement or otherwise):

(i) a non-contributing mortgage clause (regarding improvements to real property);

(ii) that none of the Loan Parties, Credit Parties or any other Person (other than an Insurance Captive) shall be a co-insurer;

(iii) a customary lender’s loss payable clause, in form and substance reasonably satisfactory to the Administrative Agent (or in the case of property and casualty insurance policies covering the ABL Priority Collateral, reasonably acceptable to the Co-Collateral Agents), which shall provide that the insurance carrier shall pay all proceeds otherwise payable to the Loan Parties under the policies to the Administrative Agent as its interests may appear (it being understood that there will be a separate lender’s loss payable clause for the benefit of the Term Loan Agent as its interests may appear, and that the rights of Administrative Agent and Term Loan Agent will be subject to the Term Loan Intercreditor Agreement);

(iv) that neither the Loan Parties, the Administrative Agent nor any other Person (other than an Insurance Captive) shall be a co-insurer thereunder;

(v) a “Replacement Cost Endorsement”, without any deduction for depreciation; and

(vi) such other provisions as the Administrative Agent may reasonably require from time to time to protect its and the Lenders’ interests.

(c) Cause commercial general liability policies to provide coverage to the Administrative Agent as an additional insured.

(d) (i) Cause each policy of insurance required by this Section 6.07 to also provide that it shall not be canceled by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent or for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent, except, in each case, in the case of force majeure, (ii) notify the Administrative Agent promptly (and in any event within five (5) Business Days) whenever it receives a notice from the insurance carrier that any policy required by this Section 6.07 will be canceled for any reason and (iii) use reasonable efforts to include in such clause that the insurance carrier will provide prior written notice to the loss payee of any modification to the policy so as to reduce the scope or amount of coverage in any material respect and otherwise notify the Administrative Agent on or about the date that any policy required by this Section 6.07 is modified so as to reduce the scope or amount of coverage in any material respect.

(e) Deliver to the Administrative Agent, on or about the date of the cancellation or non-renewal of any policy of insurance required by this Section 6.07, a certificate of insurance for the replacement policy; and deliver to the Administrative Agent, on or about the date of the renewal of any policy of insurance required by this Section 6.07, a certificate evidencing renewal of each such policy.

(f) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy, the “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, and computer fraud coverage, placed with responsible companies and otherwise as customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations and as is otherwise required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.

(g) Permit, upon the reasonable request of the Administrative Agent, any representatives that are designated by the Administrative Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby at any reasonable time during business hours.

(h) Deliver to the Administrative Agent, upon the Administrative Agent’s reasonable request therefor, (i) copies and updated certificates of insurance for the insurance policies required by this Section 6.07 and the applicable provisions of the Security Documents, and (ii) duplicate originals or certified copies of all such policies covering any Collateral.

(i) If at any time the area in which any Real Estate Collateral Property subject to a Mortgage is located is designated (i) a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount (after giving effect to any self-insurance compatible with the following standards) as is customarily carried under similar circumstances by Persons engaged in the same or similar business and operating in the same or similar locations, and as is otherwise required by applicable Law, and as is reasonably acceptable to the Administrative Agent, and otherwise comply with the Flood Program, or (ii) in “seismic zone” 3 or 4 (as defined in the Uniform Building Code 1997 map published by the International Conference of Building Officials), obtain earthquake insurance in such total amount as is customarily carried under similar circumstances by Persons engaged in the same or similar business and operating in the same or similar locations, and as is otherwise required by applicable Law, and as is reasonably acceptable to the Administrative Agent.

(j) With respect to any Real Estate Collateral Property, carry and maintain commercial general liability insurance on an occurrence basis covering bodily injury including death, and property damage liability in such amounts (after giving effect to any self-insurance compatible with the following standards) as is customarily carried under similar circumstances by Persons engaged in the same or similar business and operating in the same or similar locations and as is otherwise required by applicable Law, and as is reasonably acceptable to the Administrative Agent, naming the Administrative Agent as an additional insured.

(k) (i) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.07 is taken out by any Loan Party, and (ii) deliver to the Administrative Agent a certificate of insurance for such policy or policies within thirty (30) days of such policy or policies (or, at the reasonable request of the Administrative Agent, duplicate originals thereof) being taken out by any Loan Party.

(l) The insurance companies providing the insurance required to be maintained under this Section 6.07 shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees to the extent payment for such loss or damage is actually made by the insurance companies issuing the insurance policies required to be maintained under this Section 6.07. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Lead Borrower and its Subsidiaries, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Lead Borrower and its Subsidiaries, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent. A representative of the Lead Borrower shall attend any meeting between the Administrative Agent or its representatives and such Registered Public Accounting Firm, provided, that, so long as the Administrative Agent shall provide not less than five (5) Business Days prior notice if no Default or Event of Default has occurred and is continuing, or prior notice if a Default or Event of Default exists, to the Lead Borrower of any proposed meeting with such Registered Public Accounting Firm, if no representative of the Lead Borrower attends such meeting, such Registered Public Accounting Firm may meet to discuss such matters with the Administrative Agent or its representatives without the representative of the Lead Borrower present.

6.10. Inspection Rights; Field Examinations; Appraisals.

(a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that, (i) when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and (ii) the foregoing shall not apply to field examinations and appraisals, which shall be subject to the limitations set forth in Sections 6.10(b) and 6.10(c) below.

(b) Upon the request of the Co-Collateral Agents after reasonable prior notice, permit the Co-Collateral Agents or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. The Co-Collateral Agents will make such request, and make arrangements, for at least one such field examination in any thirteen (13) consecutive Fiscal Periods. The Loan Parties shall pay the fees and expenses of the Administrative Agent, the Co-Collateral Agents, and one set of such professionals with respect to such examinations and evaluations (the “Field Examination Expenses”), with respect to one (1) field examination in each period of thirteen (13) consecutive Fiscal Periods; provided, that, if Excess Availability is less than the amount equal to thirty-five percent (35%) of the Borrowing Base at any time during such thirteen (13) consecutive Fiscal Periods, the Co-Collateral Agents may, in their Permitted Discretion, require the Loan Parties to pay the Field Examination Expenses with respect to one (1) additional field examination done during such thirteen (13) consecutive Fiscal Periods. Notwithstanding the foregoing, in addition to the field examinations described above, the Co-Collateral Agents may have additional field examinations done (A) as they in their Permitted Discretion deem necessary or appropriate at their own expense, or (B) if an Event of Default shall have occurred and be continuing, at the Loan Parties’ expense.

(c) Upon the request of the Co-Collateral Agents after reasonable prior notice, permit the Co-Collateral Agents or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the ABL Priority Collateral, including, without limitation, the assets included in the Borrowing Base. The Co-Collateral Agents will make such request, and make arrangements, for at least one such appraisal of the Inventory and Prescription Files in any thirteen (13) consecutive Fiscal Periods. The Loan Parties shall pay the fees and expenses of the Administrative Agent, the Co-Collateral Agents and one set of such professionals with respect to such appraisals of the ABL Priority Collateral (the “Appraisal Expenses”) with respect to up to one (1) Inventory and Prescription File appraisal in each period of thirteen (13) consecutive Fiscal Periods; provided, that, if Excess Availability is less than the amount equal to thirty-five percent (35%) of the Borrowing Base at any time during any such period of thirteen (13) consecutive Fiscal Periods, the Co-Collateral Agents may, in their Permitted Discretion, require the Loan Parties to pay the Appraisal Expenses with respect to one (1) additional Inventory and Prescription File appraisal during such thirteen (13) consecutive Fiscal Periods. Notwithstanding the foregoing, the Co-Collateral Agents may cause additional appraisals to be undertaken (i) as it in its Permitted Discretion deems necessary or appropriate, at its own expense or (ii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct or obtain valuations of the Term Loan Priority Collateral in connection with substitutions and additions as provided in Schedule 6.17.

6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (a) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (b) to finance Capital Expenditures of the Borrowers, (c) to repay the Indebtedness outstanding under the Existing Credit Agreement, (d) to pay costs, expenses and fees in connection with the credit facility provided for hereunder and under the Term Loan Facility, and (e) for general corporate purposes of the Loan Parties (including Capital Expenditures and Permitted Acquisitions), in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12. Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, whether such Person shall be a Restricted Subsidiary or an Unrestricted Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause any such Person (a) which is not an Excluded Subsidiary, to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement and if such Person is not a Borrower, a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Administrative Agent on such Person’s assets of the types constituting Collateral to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(b) and upon Administrative Agent’s request, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Indebtedness of such Person is owned by or on behalf of any Loan Party, to pledge such Indebtedness and promissory notes evidencing such Indebtedness to the extent any such Indebtedness is in an amount in excess of $10,000,000, in each case in form, content and scope reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13. Cash Management.

(a) On or prior to the Closing Date, deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Processors listed on Schedule 5.21(b).

(b) The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations), other than as to certain Store locations consistent with current practices, for which such ACH or wire transfer will be no less frequently than weekly (so long as the aggregate amount of the funds in all such accounts at any time does not exceed $1,000,000), to a Blocked Account (including Banner Accounts) all available amounts on deposit in each DDA used by any Store or other retail location or otherwise for the receipt of proceeds of Accounts or other Collateral from customers and other obligors (which shall not include any Excluded DDA, so that funds in an Excluded DDA are not sent to a Blocked Account) and all payments due from Credit Card Issuers and Credit Card Processors and shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) all amounts on deposit in a Blocked Account to a Master Concentration Account; provided, that, (i) with respect to a DDA relating to a Store location for which such ACH or wire transfer is no less frequently than weekly, up to $25,000 may remain in any such DDA, not to exceed $1,000,000 in the aggregate for all such DDAs and (ii) with respect to a DDA for which such ACH or wire transfer is no less frequently than daily, the available amounts from such DDA shall only be required to be transferred if the available amount on deposit in such DDA on such day is greater than $250,000, so long as the aggregate amount of available funds in all such DDAs at any time, immediately after giving effect to the transfers for such day, does not exceed $3,500,000 (except that so long as no Cash Dominion Event exists, Borrowers may maintain, in addition and to the extent that no Base Rate Loans are outstanding, available amounts for all such Blocked Accounts of up to an aggregate amount of $100,000,000 for a period of seven (7) days).

(c) Within sixty (60) days after the Closing Date (or such longer period as the Administrative Agent may approve in writing in its sole discretion but in no event more than one hundred eighty (180) days from the Closing Date), deliver to Administrative Agent (i) Blocked Account Agreements reasonably satisfactory in form and substance to the Administrative Agent as duly authorized, executed and delivered by such Loan Party and the applicable Blocked Account Bank with which such Loan Party maintains each Blocked Account and each Master Concentration Account covering each such Blocked Account and Master Concentration Account and (ii) control agreements reasonably satisfactory in form and substance to the Administrative Agent as duly authorized executed and delivered by such Loan Party and any securities intermediary with which such Loan Party maintains any securities or investment accounts, covering each such securities or investment account maintained with such securities intermediary that at any time holds or constitutes any Related Collateral (as defined in the Security Agreement) or other Collateral.

(d) Each Blocked Account Agreement as to a Blocked Account shall require that the applicable Blocked Account Bank transfer no less frequently than daily (subject to the limitations set forth in Section 6.13(b) above) to a Master Concentration Account all available amounts on deposit in the Blocked Account subject to such agreement, including, without limitation, the following: (i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral); (ii) all proceeds of collections of Accounts; (iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event. Each Blocked Account Agreement as to a Master Concentration Account shall require that the applicable Blocked Account Bank, after notice by Administrative Agent to the applicable Blocked Account Bank transfer no less frequently than daily to the Agent Payment Account, all funds on deposit therein, provided, that, Administrative Agent shall only send such notice to a Blocked Account Bank with respect to a Master Concentration Account at any time a Cash Dominion Event shall exist.

(e) All funds received in the Agent Payment Account shall be applied to the Obligations as provided in accordance with Section 8.03 of this Agreement to the extent then due and payable. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Blocked Account or a Master Concentration Account, or if there then exists a Cash Dominion Event, dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(f) Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.14. Information Regarding the Collateral.

(a) Furnish to the Administrative Agent (i) at least ten (10) Business Days prior written notice of any change in (A) any Loan Party’s name, organizational structure, jurisdiction of incorporation or formation or other change in location as determined in accordance with Article 9 of the UCC and (B) the location of any Loan Party’s primary recordkeeping functions currently conducted in its offices in Eden Prairie, Minnesota, St. Louis, Missouri or Boise, Idaho, and (ii) at least thirty (30) days written notice after any change in any Loan Party’s Federal taxpayer identification number or organizational identification number assigned to it by its state of organization.

(b) Should any of the information on any (i) Periodic Update Schedule hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall provide updated versions of such Periodic Update Schedule together with the next delivery of financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a), (b) or (c) and (ii) Occurrence Update Schedule become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same promptly, but in any event within ten (10) Business Days. From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.15. Physical Inventories.

(a) Cause a physical inventory to be undertaken with respect to all Inventory locations, at the expense of the Loan Parties, pursuant to periodic cycle counts consistent with the current practices and procedures of Loan Parties as in effect on the date hereof, but in no event will Inventory at all locations be counted less than two times in any period of thirteen (13) Fiscal Periods, using the methodology used as of the date hereof or as otherwise may be reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent. The Administrative Agent and each Co-Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe scheduled physical counts of Inventory undertaken on behalf of any Loan Party. The Lead Borrower, (i) within twenty (20) days following the completion of such physical inventory pursuant to the cycle count (with respect to any location, as and when completed at such location), shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable and (ii) on a quarterly basis, concurrently with the delivery of the financial statements referred to in Section 6.01(b), shall provide the Administrative Agent and each Co-Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party).

(b) The Co-Collateral Agents, in their Permitted Discretion, if any Default or Event of Default exists, may cause additional such inventories to be taken as the Co-Collateral Agents determine (each, at the expense of the Loan Parties).

6.16. Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate and require all lessees and sublessees of such Real Estate to operate and maintain such Real Estate, in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, that, neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Administrative Agent may reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents and to establish, maintain, renew, preserve or protect the rights and remedies of Administrative Agent and other Credit Parties hereunder and under the other Loan Documents, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent and each Co-Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent and each Co-Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any assets of a type that constitute ABL Priority Collateral are acquired by any Loan Party after the Closing Date (and the Security Documents do not create and perfect a first priority security interest in such assets without any further action upon acquisition thereof), notify the Administrative Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base. If the Loan Parties add one or more fee-owned or ground leased Real Estate sites (and the Equipment located thereon owned by any Loan Party) as Term Loan Priority Collateral (each, a “Substitute Property”) in lieu of any one or more Real Estate Collateral Properties and the Related Real Estate Collateral (as defined on Schedule 6.17) located thereon, the Loan Parties shall, contemporaneously with the granting and perfection of the security interest of the Term Loan Agent or any of the Term Loan Lenders in such Substitute Property, deliver to the Administrative Agent evidence of the granting and perfection of a valid second priority security interest in the Substitute Property (subordinate only to the security interests under the Term Loan Facility and other Permitted Encumbrances to the extent such Permitted Encumbrances have priority by operation of law) for the benefit of the Administrative Agent.

(c) Upon the request of the Administrative Agent, cause any of its landlords (other than with respect to Stores and locations where no ABL Priority Collateral or other assets which Administrative Agent may require access and use of to realize on ABL Priority Collateral are located) to deliver a Collateral Access Agreement to the Administrative Agent in such form as the Administrative Agent may reasonably require.

(d) Upon the request of the Administrative Agent, deliver to the Administrative Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to each depository institution at which a DDA (other than an Excluded DDA) is maintained.

6.18. Lender Meetings. Within sixty (60) days after the receipt by Administrative Agent of the audited financial statements pursuant to Section 6.01(a)(i) for the then most recently ended Fiscal Year of Lead Borrower or on such other date as Administrative Agent and Lead Borrower may agree, at the request of Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Lead Borrower and its Subsidiaries and the projections presented for the current Fiscal Year of Lead Borrower.

6.19. ERISA.

(a) Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Sections 302 or 303 of ERISA, Sections 412 or 430 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any violation of the “minimum funding standards” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any such Pension Plan; (vii) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (viii) not allow or suffer to exist any occurrence of a Reportable Event or any other event or condition which presents a material risk of termination by the PBGC of any Plan that is a single employer plan, which termination could result in any material liability to the PBGC.

(b) Promptly upon each determination of the amount of the contributions or other payments required to be made for any calendar year by any Loan Party in respect of any underfunded Pension Plan in order to eliminate or reduce the funding deficiency and prior to any Loan Party making any contribution of other payment in respect of such calendar year, Lead Borrower shall notify Administrative Agent of such determination and provide such information with respect thereto as Administrative Agent may reasonably request.

6.20. Agricultural Products.

(a) Each Borrower shall at all times comply in all material respects with all existing and future Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Food Security Act Notice, so as to terminate or release the security interest in any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under the Food Security Act.

(b) Each Borrower shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any Lien or other claims in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller.

(c) Each Borrower shall promptly notify Administrative Agent in writing after receipt by or on behalf of such Borrower of any Food Security Act Notice or amendment to a previous Food Security Act Notice, and including any notice from any Farm Products Seller of the intention of such Farm Products Seller to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PSA, PACA or any other statute and upon the request of the Administrative Agent, such Borrower shall promptly provide Administrative Agent with a true, correct and complete copy of such Food Security Act Notice or amendment, as the case may be, and other information delivered to or on behalf of such Borrower pursuant to the Food Security Act.

(d) To the extent that a Borrower purchases any Farm Products from a Person who produces such Farm Products in a state with a central filing system certified by the United States Secretary of Agriculture, such Borrower shall immediately register, as a buyer, with the Secretary of State of such state (or the designated system operator). Each Borrower shall forward promptly to Administrative Agent a copy of such registration as well as a copy of all relevant portions of the master list periodically distributed by any such Secretary of State (or the designated system operator). Each Borrower shall comply with any payment of obligations in connection with the purchase of any Farm Products imposed by a secured party as a condition of the waiver or release of a security interest effective under the Food Security Act or other applicable law whether or not as a result of direct notice or the filing under any applicable central filing system. Each Borrower shall also provide to Administrative Agent from time to time upon its request true and correct copies of all state filings recorded in any such central filing system in respect of a Person from whom a Borrower has purchased Farm Products within the preceding twelve (12) months.

6.21. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.21, in each case within the time limits specified on such schedule (unless Administrative Agent, in its Permitted Discretion, shall have agreed to any particular longer period).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder and until the payment in full of the Obligations, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; or sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, except as to all of the above, Permitted Encumbrances and in the case of the assignment or transfer of accounts or other rights to receive payment except for Permitted Dispositions.

7.02. Investments. Make any Investments, except Permitted Investments.

7.03. Indebtedness; Disqualified Stock.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness;

(b) issue Disqualified Stock.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) a Loan Party may merge with any Excluded Subsidiary, provided, that, the Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may merge into any Loan Party, provided, that, in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person and in any merger involving one or more Borrowers, a Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Restricted Subsidiary (other than a Loan Party) may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it, provided, that, (i) the Person surviving such merger shall be a Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(d) any Restricted Subsidiary may be wound up and dissolved, provided, that, promptly upon the commencement of the winding up or any action to dissolve such Restricted Subsidiary, (i) any assets of such Restricted Subsidiary which constitute Collateral are either (A) transferred to a Loan Party and are subject to the valid perfected first priority security interest of the Administrative Agent as to any ABL Priority Collateral and valid perfected second priority security interest of Administrative Agent as to any Term Loan Priority Collateral or (B) are subject to a Permitted Disposition and (ii) any such Restricted Subsidiary that is a Borrower shall cease to be a Borrower.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; except that as of the date of any such Restricted Payment and after giving effect thereto:

(a) a Loan Party or a Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any Loan Party and a Restricted Subsidiary that is not a Loan Party may make a Restricted Payment to another Restricted Subsidiary that is not a Loan Party;

(b) a Restricted Subsidiary that is not wholly-owned, directly or indirectly, by a Loan Party may make Restricted Payments in a pro rata amount to its minority owners at the time of any Restricted Payment made to a Loan Party or Restricted Subsidiary pursuant to clause (a) above;

(c) the Lead Borrower may declare and make regularly scheduled dividend payments in respect of Equity Interests consisting of common stock of the Lead Borrower, or redeem such Equity Interests, provided, that, as of the date of the payment of any such dividend or redemption and after giving effect thereto, (i) the aggregate amount of such dividends and redemptions in any Fiscal Year shall not exceed $100,000,000, and (ii) no Cash Dominion Event shall exist;

(d) the Lead Borrower may make Restricted Payments, provided, that, as of the date of any such payment and after giving effect thereto, (i) each of the Payment Conditions is satisfied, (ii) Administrative Agent shall have received ten (10) Business Days’ prior written notice of such transaction and (iii) Administrative Agent shall have received such other information related to such transaction as the Administrative Agent may reasonably require; and

(e) a Loan Party may issue securities or make payments to the extent permitted under Section 7.09(b)(iii) hereof.

7.07. Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in respect of any of the Term Loan Debt, any of the Subordinated Indebtedness or any other Material Indebtedness, except: (a) regularly scheduled or mandatory repayments (including repayments required as a result of a Permitted Disposition), repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), provided, that, in the case of mandatory payments under the Term Loan Facility in respect of, or based on, excess cash flow of the Lead Borrower or any of its Subsidiaries or similar measures, no proceeds of Loans or Letters of Credit may be used to make any such mandatory payment unless, after giving effect to any such payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than twenty-two and one-half percent (22.5%) of the Aggregate Commitments, (b) repayments and prepayments of Subordinated Indebtedness in accordance with the subordination terms thereof, so long as, on the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (c) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness except to the extent permitted under the subordination provisions applicable thereto) so long as (i) each of the Payment Conditions is satisfied, (ii) Administrative Agent shall have received ten (10) Business Days’ prior written notice of such transaction and, (iii) Administrative Agent shall have received such other information related to such transaction as the Administrative Agent may reasonably require; and (d) refinancings and refundings of such Indebtedness to the extent permitted hereunder.

7.08. Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.09. Transactions with Affiliates.

(a) Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than (i) as set forth on Schedule 7.09, (ii) Restricted Payments permitted under Section 7.06, (iii) the payment of compensation and benefits and the providing of indemnification to officers and directors in the ordinary course of business and consistent with past practices, or (iv) on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that, the foregoing restriction shall not apply to a transaction between or among the Loan Parties.

(b) The foregoing restriction shall not restrict (i) a transaction between or among the Loan Parties, (ii) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (iii) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, severance or retention agreement, plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Lead Borrower or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of the Lead Borrower or such Subsidiary, and (iv) the payment of reasonable fees and out-of-pocket costs to directors of the Lead Borrower or any of its Subsidiaries.

7.10. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any Term Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Obligations, (iii) of any Subsidiary (other than an Excluded Subsidiary) to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent; provided, that, this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or securing such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12. Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under or any provision of (a) its Organization Documents in a manner materially adverse to the Credit Parties or (b) the Indentures, the SVU 2014 Notes, the SVU 2016 Notes, the ASC Notes, the Receivables Transfer Agreement or any other Material Indebtedness, in each case in a manner that would be materially adverse to the Credit Parties (including, in the case of the Indentures, the SVU 2014 Notes, the SVU 2016 Notes, the ASC Notes and the Receivables Transfer Agreement, changing the obligors with respect to such Material Indebtedness except as required by the terms thereof as in effect on the Closing Date) or to the extent that such amendment, modification or waiver has or would reasonably be expected to have a Material Adverse Effect.

7.13. Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14. Deposit Accounts. Open new DDAs (other than an Excluded DDA), Blocked Accounts or Master Concentration Accounts unless, upon the request of Administrative Agent, the Loan Parties shall have delivered to the Administrative Agent appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise reasonably satisfactory to the Administrative Agent.

7.15. Minimum Fixed Charge Coverage Ratio. At any time that a Covenant Compliance Event exists, permit the Consolidated Fixed Charge Coverage Ratio of Lead Borrower and its Restricted Subsidiaries determined for the applicable Measurement Period as of the end of the most recently ended Fiscal Period for which Administrative Agent has received financial statements to be less than 1.00 to 1.00.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party or any Restricted Subsidiary fails to pay when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (i) any amount of principal of any Loan or any LC Obligation, or deposit any funds as Cash Collateral in respect of LC Obligations, or (ii) any interest on any Loan or on any LC Obligation, or any fee due hereunder, within three (3) Business Days of the due date, or (iii) any other amount payable hereunder or under any other Loan Document, within three (3) Business Days of the due date; or

(b) Specific Covenants. Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a)(i), (ii), (iv), and (viii), 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII (excluding Section 7.10) of this Agreement or Sections 4.9 of the Security Agreement or Sections 5(a), 5(c) (as to the first sentence thereof), 6 and 7 of the Mortgages; or

(c) Other Defaults. Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement (not specified in Sections 8.01(a) or 8.01(b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the date written notice thereof shall have been given to the Lead

Borrower by the Administrative Agent or any Lender; provided, that, in the event the Lead Borrower fails to notify the Administrative Agent in accordance with the terms of Section 6.03(a) within three (3) Business Days after the occurrence of its failure to perform or observe such term, covenant or agreement as provided therein, an Event of Default will occur as a result of the failure to perform or observe such term, covenant or agreement on the date thirty (30) days after the earlier of (i) the date of the event or occurrence which is the basis for such Event of Default or (ii) the date written notice thereof shall have been given to the Lead Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any other Restricted Subsidiary herein, in any other Loan Document, or in any document, report, certificate, financial statement or other instrument delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made, except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary thereof (i) fails to make any payment when due (regardless of amount and whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (ii) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, lapse of time or both, such Indebtedness to be demanded, accelerated or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary (other than an Excluded Subsidiary) (i) institutes or consents to the institution of any voluntary or involuntary proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or (ii) applies for or consents to the appointment of any receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (iii) a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or (iv) files an answer admitting the material allegations of a petition filed against it in any proceeding described in the foregoing clauses (i), (ii) or (iii); or (v) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than any Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issuance or levy (except in the case of an attachment of the Blocked Accounts or Master Concentration Accounts, within five (5) days), or (iii) takes any action for the purpose of effecting the events described in the foregoing paragraph (f) or this paragraph (g); or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (other than an Excluded Subsidiary) (i) one or more judgments or orders or any combination thereof for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) Racketeering. There is filed against any Loan Party or any of its Subsidiaries by any federal or state Governmental Authority any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding: (i) is not dismissed within one hundred twenty (120) days and (ii) would reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in the liability of any Borrower or any Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that has or would reasonably be expected to have a Material Adverse Effect when taken together with all other such ERISA Events, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or any installment in connection with an underfunded Pension Plan as provided in Section 6.19, in either case as to any such installment that is in excess of $75,000,000; or

(k) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (other than in accordance with its terms) and as a result thereof, a Material Adverse Effect occurs or would reasonably be expected to occur; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of the discharge of such Loan Party in accordance with the terms of the applicable Loan Document), or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party or any Restricted Subsidiary shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “going-out-of-business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a value in excess of $75,000,000; or

(n) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Restricted Subsidiary thereof, under any federal or state criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(o) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(p) Credit Card Agreements. (i) any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend such payments, or shall send notice to such Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to or exceeding ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year; or

(q) Material Adverse Effect. There occurs any Material Adverse Effect; or

(r) Subordination; Intercreditor Agreement. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness, or provisions of the Term Loan Intercreditor Agreement (or any other intercreditor agreement entered into by Administrative Agent after the date hereof), any such provisions being referred to as the “Intercreditor Provisions”, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness as a result of any act or omission of any Loan Party or any Restricted Subsidiary; or (ii) any Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Credit Parties, or (C) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party or any Restricted Subsidiary, shall be subject to any of the Intercreditor Provisions; or

(s) Maturity of Term Loan Facility. The maturity of the Term Loan Facility prior to its originally scheduled maturity date (as a result of the failure of any Borrower or any Restricted Subsidiary to obtain refinancing or otherwise as a result of any act or omission of any Borrower or any Restricted Subsidiary after the Closing Date).

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of each LC Issuer to make LC Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the LC Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, that, upon the entry of an order for relief (or similar order) with respect to any Loan Party under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of each LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the Term Loan Intercreditor Agreement, be applied by the Administrative Agent in the following order:

first, to payment of that portion of the Obligations (excluding the Bank Product Obligations and Commercial LC Facility Obligations) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent, in its capacity as such and to the Co-Collateral Agents, in their capacities as such;

second, to payment of that portion of the Obligations (excluding the Bank Product Obligations and Commercial LC Facility Obligations) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and LC Issuers), ratably among them in proportion to the amounts described in this clause Second payable to them;

third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause Fifth payable to them;

sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans and Unpaid Drawings, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause Seventh held by them;

eighth, to (i) the Administrative Agent for the account of the LC Issuers, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit and (ii) the applicable Lender (or its Affiliate, as the case may be) to cash collateralize the aggregate undrawn amount of letters of credit under a Commercial LC Facility, ratably among the Credit Parties and the Lender (or its Affiliate) providing the Commercial LC Facility in proportion to the respective amounts described in this clause Eighth held by them;

ninth, to payment of all other Obligations (including, without limitation, the cash collateralization of asserted but unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Bank Product Obligations), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them tenth, to payment of that portion of the Bank Product Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

eleventh, to payment of all other Bank Product Obligations to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them;

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT AND THE CO-COLLATERAL AGENTS

9.01. Appointment and Authority.

(a) Each of the Lenders and the LC Issuers hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and hereby irrevocably appoints Wells Fargo and General Electric Capital Corporation as Co-Collateral Agents hereunder and under the other Loan Documents, and authorizes the Administrative Agent and the Co-Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Co-Collateral Agents, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Co-Collateral Agents, the Lenders and the LC Issuers, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (in its capacities as a Lender) and the LC Issuers hereby irrevocably appoints Wells Fargo as Administrative Agent and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “administrative agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender and LC Issuer authorizes and directs the Administrative Agent and the Co-Collateral Agents to enter into this Agreement and the other Loan Documents to which it is a party, including the Term Loan Intercreditor Agreement. Each Lender agrees that any action taken by the Administrative Agent, any Co-Collateral Agent, Required Lenders or Supermajority Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Administrative Agent, any Co-Collateral Agent, Required Lenders or Supermajority Lenders of their respective powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

(d) The Co-Collateral Agents, Lenders, LC Issuers and any other holder of any Obligations acknowledge that the Term Loan Debt is secured by Liens on the Collateral and that the exercise of certain of the rights and remedies of Administrative Agent under the Loan Documents may be subject to the provisions of the Term Loan Intercreditor Agreement. Each Co-Collateral Agent, Lender and LC Issuer irrevocably (i) consents to the subordination of Liens provided for under the Term Loan Intercreditor Agreement and the other terms and conditions therein, (ii) authorizes and directs the Administrative Agent to execute and deliver the Term Loan Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Co-Collateral Agent, such Lender or such LC Issuer and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the Term Loan Intercreditor Agreement, in each case, and without any further consent, authorization or other action by such Co-Collateral Agent, Lender or LC Issuer, (iii) agrees that, upon the execution and delivery thereof, such Co-Collateral Agent, Lender and LC Issuer will be bound by the provisions of the Term Loan Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Term Loan Intercreditor Agreement, (iv) agrees that no Co-

Collateral Agent, Lender or LC Issuer shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by Administrative Agent pursuant to this Section or in accordance with the terms of the Term Loan Intercreditor Agreement and (v) acknowledges (or is deemed to acknowledge) that a copy of the Term Loan Intercreditor Agreement has been delivered, or made available, to such Co-Collateral Agent, Lender and LC Issuer. Each Co-Collateral Agent, Lender and LC Issuer hereby further irrevocably authorizes and directs the Administrative Agent to enter into such amendments, supplements or other modifications to the Term Loan Intercreditor Agreement as are approved by Administrative Agent and the Required Lenders, provided, that, Administrative Agent may execute and deliver such amendments, supplements and modifications thereto as are contemplated by the Term Loan Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of this Agreement or any refinancing of the Obligations, in each case, on behalf of such Co-Collateral Agent, Lender and LC Issuer and without any further consent, authorization or other action by any Co-Collateral Agent, Lender or LC Issuer. The Administrative Agent shall have the benefit of the provisions of Section 9 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Term Loan Intercreditor Agreement to the full extent thereof.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder and the Persons serving as Co-Collateral Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or a Co-Collateral Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder or a Co-Collateral Agent hereunder, as applicable, in each case in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or a Co-Collateral Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent and the Co-Collateral Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and each Co-Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or a Co-Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent and the Co-Collateral Agents shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent or Co-Collateral Agents to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, by any Person serving as a Co-Collateral Agent, or any of their respective Affiliates in any capacity.

The Administrative Agent and each Co-Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or such Co-Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent and each Co-Collateral Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent or such Co-Collateral Agent, as applicable, by the Loan Parties, a Lender or LC Issuer. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

The Administrative Agent and each Co-Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or such Co-Collateral Agent, as applicable.

9.04. Reliance by Agents. Administrative Agent and each Co-Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent and each Co-Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent and each Co-Collateral Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent and each Co-Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent, each Co-Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent, each Co-Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and as a Co-Collateral Agent.

9.06. Resignation of Administrative Agent. Administrative Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint a successor from among the Lenders, with the approval of the Lead Borrower, which approval shall not be unreasonably withheld or delayed, provided, that, no such approval shall be required at any time a Default or Event of Default exists or has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Administrative Agent that is an Eligible Assignee or an Affiliate of an Eligible Assignee, after consultation with the Lead Borrower; provided, that, if the Administrative Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as a Co-Collateral Agent, its resignation as Swing Line Lender and the resignation of Wells Fargo as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Co-Collateral Agent, LC Issuer and Swing Line Lender, (b) the retiring Co-Collateral Agent, LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring LC Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, each of Wells Fargo and General Electric Capital Corporation hereby agrees that it shall not assign any of its rights, powers, duties and obligations as a Co-Collateral Agent hereunder to any Person

(other than an Affiliate of such Person designated by such Person from time to time in writing to the Administrative Agent as a Co-Collateral Agent) without the prior written consent of the Administrative Agent and the other Co-Collateral Agent and so long as no Specified Event of Default exists or has occurred and is continuing, the Lead Borrower.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any Co-Collateral Agent, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Co-Collateral Agent, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Administrative Agent and the Co-Collateral Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent or any Co-Collateral Agent.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Initial Lead Arrangers, Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, an LC Issuer or the Swing Line Lender hereunder.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the LC Issuers, the Administrative Agent and such Credit Parties under Sections 2.03(i) and 2.03(j) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.

9.10. Collateral and Guaranty Matters.

(a) The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of the Obligations, (B) constituting property being sold or otherwise Disposed of if the Lead Borrower certifies to Administrative Agent that the sale or other Disposition is a Permitted Disposition (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (D) having a value in the aggregate in any twelve (12) month period of less than $50,000,000, and to the extent Administrative Agent may release its Lien upon any such Collateral pursuant to the sale or other Disposition thereof, such sale or other Disposition shall be deemed consented to by Lenders, (E) if required or permitted under the terms of any of the other Loan Documents, including the Term Loan Intercreditor Agreement or any other intercreditor agreement, or (F) subject to Section 10.01(h), if the release is approved, authorized or ratified in writing by the Required Lenders.

(ii) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (i) of the definition of Permitted Encumbrances; and

(iii) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b) In addition to the foregoing, in the event that Term Loan Agent shall release its Lien on any of the Term Loan Priority Collateral at any time in exchange for other Term Loan Priority Collateral in accordance with the terms of the Term Loan Agreement (other than as result of payment in full of all obligations under the Term Loan Agreement), the Credit Parties irrevocably authorize and direct the Administrative Agent to release its Lien on such Term Loan Priority Collateral subject to the receipt by Administrative Agent of a certificate duly executed and delivered by the Lead Borrower that the release of the Lien of Term Loan Agent on such Term Loan Priority Collateral in such circumstances is in accordance with the terms of the Term Loan Agreement and Administrative Agent may rely conclusively on any such certificate, without further inquiry. In addition, the Credit Parties irrevocably authorize and direct the Administrative Agent to release its Lien on Term Loan Priority Collateral in accordance with the terms and conditions of Schedule 6.17 hereof.

(c) Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(d) The Credit Parties appoint and designate each of Wells Fargo and General Electric Capital Corporation as a Co-Collateral Agent hereunder.

9.11. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent (at such frequency as the Administrative Agent may reasonably request) with a summary of all Bank Product Obligations due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Bank Product Obligations unless the Administrative Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all field examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.14. Indemnification. The Lenders hereby agree to indemnify the Administrative Agent, the Co-Collateral Agents, the LC Issuers and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, any Co-Collateral Agent, any LC Issuer or any Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent, any Co-Collateral Agent, the LC Issuer or any Related Party in connection therewith; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, any Co-Collateral Agent’s, any LC Issuer’s or any Related Party’s, as applicable, gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15. Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.16. Defaulting Lender.

(a) If for any reason any Lender shall become a Defaulting Lender or shall fail or refuse to abide by its obligations under this Agreement, including, without limitation, its obligation to make available to Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swing Line Loans or Letter of Credit Exposure and such failure is not cured within one (1) Business Day after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, provided, that, (A) the Commitment of a Defaulting Lender may not be increased, (B) the Loans of a Defaulting Lender may not be reduced or forgiven and (C) the interest applicable to Obligations owing to a Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than Non-Defaulting Lenders, in each case of clauses (A), (B) and (C) without the consent of such Defaulting Lender and (ii) the Administrative Agent shall be authorized, and shall have the right to, use any and all payments due to a Defaulting Lender from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Committed Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit.

(b) The Non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. If the Defaulting Lender fails for any reason to promptly execute and deliver any Assignment and Acceptance or other agreement in connection with the purchase or termination of its interests, Administrative Agent is irrevocably authorized, at its option, but shall not be required to, execute and deliver such Assignment and Acceptance or other agreement in the name or and on behalf of the Defaulting Lender and regardless of whether Administrative Agent executes and delivers such Assignment and Acceptance or other agreement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance or other agreement.

(c) Each Defaulting Lender shall indemnify the Administrative Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any Non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(d) If any Swing Line Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the interests of such Defaulting Lender in Swing Line Loans and Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of the aggregate Outstanding Amount of the Committed Loans and Letter of Credit Exposure of all Non-Defaulting Lenders, plus such Defaulting Lender’s interest in such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (B) the conditions set forth in Section 4.02 hereof are satisfied at the time of any such reallocation (and, unless Borrowers shall have otherwise notified Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time);

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (A) first, prepay such Outstanding Amount of Swing Line Loans in an amount equal to the amount by which the sum of the aggregate Outstanding Amount of the Committed Loans and Letter of Credit Exposure of all Non-Defaulting Lenders exceed the total of all Non-Defaulting Lenders’ Commitments and (B) second, Cash Collateralize, for the benefit of each applicable LC Issuer, the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(a) and Section 2.03(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any LC Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the LC Issuer until such Letter of Credit Exposure is reallocated and/or Cash Collateralized;

(vi) so long as such Lender is a Defaulting Lender, an LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrowers in accordance with Section 9.16(d) or Section 2.03(g), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 9.16(d)(i) (and such Defaulting Lender shall not participate therein); and

(vii) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the Non-Defaulting Lenders, and participating interests in any new Swing Line Loans shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 9.16(d)(i) (and such Defaulting Lender shall not participate therein);

(e) In the event that each of the Administrative Agent, the Lead Borrower, each LC Issuer and each Swing Line Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the interests of the Lenders in the Swing Line Loans and the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender, (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender and (iii) to the extent that the Letter of Credit Exposure was Cash Collateralized pursuant to clause (d)(ii) above while such Lender was a Defaulting Lender, and after giving effect to such Lender ceasing to be a Defaulting Lender, the Letter of Credit Exposure is covered by the Commitments, such Cash Collateral shall be released to the Lead Borrower.

9.17. Secured Bank Product Obligations; Commercial LC Facility Obligations.

(a) Except as otherwise expressly set forth herein or in any other Loan Documents, no Lender or any Affiliate of a Lender that is owed any Bank Product Obligations, obligations under any Cash Management Services or Commercial LC Facility Obligations shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an LC Issuer and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations, obligations under Cash Management Services or Commercial LC Facility Obligations. Each Lender or Affiliate of Lender providing Bank Products, Cash Management Services or a Commercial LC Facility will provide written notice of the Bank Product Obligations, the obligations under such Cash Management Services or Commercial LC Facility, as the case may be, to Administrative Agent, together with such supporting documentation with respect thereto as the Administrative Agent may request, including the amounts owing in respect thereof. Each Lender that is owed any Bank Product Obligations, obligations under Cash Management Services or Commercial LC Facility Obligations (or whose Affiliate is owed any thereof) will from time to time, promptly upon the request of Administrative Agent, provide a summary of all Bank Product Obligations, obligations under Cash Management Services or Commercial LC Facility Obligations, as the case may be, owing to it or its Affiliates. Borrowers and each Lender or Affiliate of Lender at any time providing Bank Products, Cash Management Services or a Commercial LC Facility authorizes and consents to the disclosure of any information concerning such Bank Products, Cash Management Services or Commercial LC Facility to any other Lender at any time and from time to time, provided, that, in no event shall such disclosure be deemed a representation or warranty by Administrative Agent of the accuracy or completeness of such information.

(b) Each Lender hereby agrees that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Person that is a Lender at the time that it establishes a Bank Product, Cash Management Service or Commercial LC Facility and thereafter ceases to be a Lender so long as, by accepting such benefits, such Person agrees, as among Administrative Agent and all other Credit Parties, that such Person is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to Administrative Agent) this Article IX and Sections 3.01, 10.04, 10.07, 10.08, 10.16 and the Term Loan Intercreditor Agreement, and the decisions and actions of Administrative Agent, any Co-Collateral Agent or the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, that, notwithstanding the foregoing in this clause (b), (i) such Person shall be bound by Section 10.04 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Person, in which case the obligations of such Person thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) each of Administrative Agent, Co-Collateral Agents, the Lenders and the LC Issuers party hereto shall be entitled to act in its sole discretion, without regard to the interest of such Person, regardless of whether any Obligation to such Person thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Person or any such Obligation and (iii) such Person shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

9.18. Co-Syndication Agents; Documentation Agent and Joint Lead Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Co-Syndication Agent or a Documentation Agent nor a Primary Lead Arranger, or a Lead Arranger shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

9.19. Co-Collateral Agent Determinations.

(a) In the event that the Administrative Agent and the Co-Collateral Agents cannot agree on any matter relating to the Borrowing Base, Excess Availability, Borrowing Base eligibility standards, Reserves, advance rates, Borrowing Base reporting, Collateral appraisals or examinations, the determination shall be made by the Administrative Agent or the Co-Collateral Agent either asserting the more conservative credit judgment (that is, that would result in the least amount of credit being available to the Borrowers under this Agreement) or declining to permit the requested action, which credit judgment shall be exercised in accordance with the standards (if any) expressly prescribed in this Agreement for such matter.

(b) The Administrative Agent agrees to provide each Co-Collateral Agent with drafts of Collateral appraisals and field examination reports and final versions of Collateral appraisals and field examination reports promptly after the Administrative Agent’s receipt thereof (but the Administrative Agent shall not be liable for failing to do so). The Co-Collateral Agents will have the right to participate in all decisions relating to the settling of the scope of Collateral examinations and appraisals, and to participate in any such audit or appraisal at their own expense, and, subject to the limits on the frequency thereof provided for in this Agreement, the right to request and determine the timing of field examinations, Collateral appraisals and other examinations, in each case in the exercise of their respective Permitted Discretion. Each party hereto hereby agrees that nothing contained in this Section 9.19 shall permit any Co-Collateral Agent (in its capacity as such) to implement any Reserves or undertake to order any appraisals, field examinations or other examinations of any Collateral, but rather this Agreement grants each Co-Collateral Agent the right and authority to direct the Administrative Agent to do so in accordance with the terms and conditions of this Agreement.

(c) If any provision of this Agreement or any of the other Loan Documents allows the Administrative Agent to request that documents or other information be provided by or on behalf of any Loan Party, and does not provide that a Co-Collateral Agent may request such documents or other information, a Co-Collateral Agent may, to the extent such documents or other information do not relate to Term Loan Priority Collateral, request in writing that the Administrative Agent request that such documents or other information be provided by or on behalf of such Loan Party and promptly upon the receipt of such request from a Co-Collateral Agent, Administrative Agent shall (a) request such document or other information from the Lead Borrower and (b) provide it to each Co-Collateral Agent promptly after the receipt of such document or other information from the Lead Borrower. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Co-Collateral Agent shall have the right to verify the validity, extent, perfection and priority of the Liens granted to the Administrative Agent under the Loan Documents regarding the Collateral.

(d) Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each of the Co-Collateral Agents hereby agrees with the Administrative Agent that (i) the Administrative Agent shall have sole and exclusive authority and responsibility under this Agreement and the other Loan Documents (without the consent or further approval of any Co-Collateral Agent) (A) to make Permitted Overadvances so long as such Permitted Overadvances are made in accordance with the terms and conditions of this Agreement and (B) to select, employ and retain all attorneys, accountants, financial and other advisors, consultants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained or to be retained by the Administrative Agent; and (ii) all rights of each of the Co-Collateral Agents hereunder and the obligation of the Administrative Agent to comply with any request or direction of any Co-Collateral Agent shall be at all times subject to the terms and conditions and any limitations set forth in any applicable Loan Document, including the Term Loan Intercreditor Agreement.

(e) Each Co-Collateral Agent expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any appraisal, collateral report, item or information furnished to such Co-Collateral Agent by the Administrative Agent pursuant to this Section 9.20 or otherwise pursuant to the Loan Documents and (ii) shall not be liable for any information contained in any appraisal, collateral report, field examination or item referenced above.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of each Lender directly affect thereby;

(b) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender entitled to such payment hereunder or under such other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) change the order of application of funds provided in Section 8.03 hereof or Section 8.7 of the Security Agreement without the consent of each Lender directly affected thereby;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders”, “Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) permit any Loan Party to assign its rights under the Loan Documents, without the written consent of each Lender;

(h) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party, without the written consent of each Lender;

(i) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender;

(j) except as provided in Section 2.15, increase the Aggregate Commitments, without the written consent of each Lender;

(k) increase the percentages applied to eligible assets in the definition of the Borrowing Base, without the consent of each Lender;

(l) subject to clause (j) above, change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of Supermajority Lenders, provided, that, the foregoing shall not limit the discretion of the Co-Collateral Agents to change, establish or eliminate any Reserves;

(m) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender; and

(n) amend, modify or waive any terms of Section 9.19 hereof, or amend the definition of “Co-Collateral Agents”, in each case without the consent of each of the Co-Collateral Agents;

and, provided, that, (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable LC Issuer in addition to the Lenders required above, affect the rights or duties of such LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the affected Co-Collateral Agent in addition to the Lenders required above, affect any rights, duties or discretion of such affected Co-Collateral Agent under this Agreement or any other Loan Document, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or of all Lenders directly affected thereby, and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Administrative Agent, any Co-Collateral Agent, the LC Issuers or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and provided further that if the sender receives an “out-of-office” reply e-mail, that notice or other communication shall be deemed received upon the sender’s compliance with the instructions in such “out-of-office” reply e-mail regarding notification to any other person in the intended recipient’s absence, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that, in no event shall any Agent Party have any liability to any Loan Party, any Lender, any LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the Co-Collateral Agents, the LC Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Administrative Agent, the Co-Collateral Agents, each LC Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Co-Collateral Agents, LC Issuers and Lenders. The Administrative Agent, the Co-Collateral Agents, the LC Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Co-Collateral Agents, each LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall, upon Administrative Agent’s demand (which may be upon the request of the Person or Persons entitled thereto), pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (2) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and (B) the obligation to reimburse any Indemnitee for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such Indemnitees and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction), and in the case of an actual or perceived conflict of interest as determined by the affected Indemnitee, one counsel for such affected Indemnitee).

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) such LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and hereby waive, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this

Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any LC Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in LC Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be not less than $10,000,000 (or not less than $5,000,000 in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund), unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, except as otherwise agreed, the Lead Borrower consents (each such consent not to be unreasonably withheld or delayed) to an assignment of a lesser amount; provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (3) otherwise agreed by Lead Borrower, provided, that, the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Loan Parties, the Administrative Agent, the Lenders and the LC Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) so long as no Specified Event of Default shall exist or have occurred and be continuing, such Lender shall not sell participations to any Person that is a Competitor of the Loan Parties. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would reduce the principal of or the interest rate on the Loans, extend the term or increase the amount of the Commitment, as it relates to such Participant, or reduce the amount of any unused line fee payable pursuant to Section 2.09(a) to which such Participant is entitled. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as LC Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as an LC Issuer and/or (ii) upon thirty (30) days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as an LC Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swing Line Lender hereunder; provided, that, no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as an LC Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as an LC Issuer, it shall retain all the rights, powers, privileges and duties of an LC Issuer hereunder with respect to all Letters of Credit outstanding and issued by it as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor LC

Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07. Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided, that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, or if any Lender shall have been served with an attachment or similar process relating to property of a Loan Party, each Lender, each LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such LC Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such

Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect so long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding that is not Cash Collateralized. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (a) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (b) any obligations that may thereafter arise with respect to the Bank Product Obligations and (c) any Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, or the Administrative Agent may, at its option, in either case upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that,:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. If the Defaulting Lender, Non-Consenting Lender or Lender seeking additional compensation or amounts, as applicable, fails for any reason to promptly execute and deliver any Assignment and Acceptance or other agreement in connection with the purchase or termination of its interests, Administrative Agent is irrevocably authorized, at its option, but shall not be required to, execute and deliver such Assignment and Acceptance or other agreement in the name or and on behalf of the Defaulting Lender, Non-Consenting Lender or other Lender, as applicable, and regardless of whether Administrative Agent executes and delivers such Assignment and Acceptance or other agreement, the Defaulting Lender, Non-Consenting Lender or other Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance or other agreement.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF REQUIRED TO REALIZE UPON COLLATERAL OR ENFORCE ANY JUDGMENT.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 EXCLUDING SERVICE OF PROCESS BY EMAIL. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW BUT IN NO EVENT SHALL SERVICE OF PROCESS BY EMAIL BE EFFECTIVE.

(e) ACTIONS. EACH LOAN PARTY AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 10.14(b), EACH CREDIT PARTY AGREES THAT ANY ACTION COMMENCED BY ANY PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18. Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19. Time of the Essence. Time is of the essence of the Loan Documents.

10.20. Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Administrative Agent and Lead Arrangers reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21. Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full of all the Obligations and the termination of the Commitments. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the

UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(f) Notwithstanding anything to the contrary contained herein or any other Loan Document, so long as there is Indebtedness under the ASC Indenture or the ASC Indenture includes any limitation on the obligations that may be secured by the assets of ASC and its Subsidiaries, the amount of the Obligations secured by the ASC Restricted Collateral shall be limited to the Maximum ASC Credit Facility Amount.

10.22. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23. Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

SUPERVALU INC.

By:	/s/ Sherry M. Smith
Name:	Sherry M. Smith
Title:	Executive Vice President and Chief Financial Officer

ACME MARKETS, INC.

ADVANTAGE LOGISTICS—SOUTHEAST, INC.

AMERICAN DRUG STORES LLC

AMERICAN PARTNERS, L.P.

By: American Drug Stores LLC, its general partner and managing general partner

AMERICAN STORES COMPANY, LLC

By: New Albertson’s, Inc., its sole member

FF ACQUISITION, L.L.C.

FOODARAMA LLC

JEWEL FOOD STORES, INC.

LUCKY STORES LLC

By: New Albertson’s, Inc., the sole member of American Stores Company, LLC, its sole member

NEW ALBERTSON’S, INC.

RICHFOOD, INC.

SHOP ‘N SAVE ST. LOUIS, INC.

SHOP ‘N SAVE WAREHOUSE FOODS, INC.

SHOPPERS FOOD WAREHOUSE CORP.

STAR MARKETS COMPANY, INC.

SUPERVALU HOLDINGS, INC.

SUPERVALU HOLDINGS—PA LLC

By: SUPERVALU Holdings, Inc., its sole member

SUPERVALU PHARMACIES, INC.

W. NEWELL & CO., LLC

By:	/s/ Sherry M. Smith
Name:	Sherry M. Smith
Title:	Vice President

Credit Agreement - Supervalu

CHAMPLIN 2005 L.L.C. By: SUPERVALU INC., its sole member

By:	/s/ Sherry M. Smith
Name:	Sherry M. Smith
Title:	Executive Vice President and Chief Financial Officer

MORAN FOODS, LLC

By:	/s/ Santiago Roces
Name:	Santiago Roces
Title:	Chief Executive Officer

SAVE-A-LOT TYLER GROUP, LLC

By:	/s/ Sherry M. Smith
Title:	Senior Vice President, Finance, Treasurer

SHAW’S SUPERMARKETS, INC.

By:	/s/ John F. Boyd
Name:	John F. Boyd
Title:	Vice President and Treasurer

GUARANTORS:

ABS FINANCE CO., INC.

ASP REALTY, INC.

BUTSON’S ENTERPRISES, INC.

JETCO PROPERTIES, INC.

JEWEL COMPANIES, INC.

RICHFOOD HOLDINGS, INC.

RICHFOOD PROCUREMENT, L.L.C.

SCOTT’S FOOD STORES, INC.

SFW HOLDING CORP.

SFW LICENSING CORP.

SHAW EQUIPMENT CORPORATION

SHAW’S REALTY CO.

SSM HOLDINGS COMPANY

STAR MARKETS HOLDINGS, INC.

SUPER RITE FOODS, INC.

Credit Agreement - Supervalu

SUPERMARKET OPERATORS OF AMERICA INC. SVH REALTY, INC.

By:	/s/ Sherry M. Smith
Name:	Sherry M. Smith
Title:	Vice President

SHAW’S REALTY TRUST

By:	/s/ John F. Boyd
Name:	John F. Boyd
Title:	Trustee

Credit Agreement - Supervalu

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Co-Collateral Agent, as LC Issuer, and as a Lender

By:	/s/ William Chan
Name:	William Chan
Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent and as a Lender

By:	/s/ Kristina M. Miller
Name:	Kristina M. Miller
Title:	Duly Authorized Signatory

Credit Agreement - Supervalu

U.S. BANK NATIONAL ASSOCIATION, as LC Issuer and as a Lender

By:	/s/ Lynn Gosselin
Name:	Lynn Gosselin
Title:	Senior Vice President

Credit Agreement - Supervalu

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as LC Issuer and as a Lender

By:	/s/ Jeff Bliss
Name:	Jeff Bliss
Title:	Executive Director

By:	/s/ William Binder
Name:	William Binder
Title:	Executive Director

Credit Agreement - Supervalu

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Michael W. Scolaro
Name:	Michael W. Scolaro
Title:	M.D.

Credit Agreement - Supervalu

BARCLAYS BANK PLC, as a Lender

By:	/s/ Timothy Broadbent
Name:	Timothy Broadbent
Title:	Managing Director

Credit Agreement - Supervalu

RBS CITIZENS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., as a Lender

By:	/s/ Francis Garvin
Name:	Francis Garvin
Title:	SVP

Credit Agreement - Supervalu

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Reo Day
Name:	Christopher Reo Day
Title:	Vice President

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Associate

Credit Agreement - Supervalu

REGIONS BANK, as a Lender

By:	/s/ Louis Alexander
Name:	Louis Alexander
Title:	Attorney in Fact

Credit Agreement - Supervalu

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Credit Agreement - Supervalu

UNION BANK, N.A., as a Lender

By:	/s/ Theresa L. Rocha
Name:	Theresa L. Rocha
Title:	Vice President

Credit Agreement - Supervalu

PNC BANK, NATIONAL ASSOCIATION, as LC Issuer and as a Lender

By:	/s/ Adam Moss
Name:	Adam Moss
Title:	Vice President

Credit Agreement - Supervalu

SOVEREIGN BANK, as a Lender

By:	/s/ A. Neil Sweeny
Name:	A. Neil Sweeny
Title:	Senior Vice President

Credit Agreement - Supervalu

THE CIT GROUP/BUSINESS CREDIT INC., as a Lender

By:	/s/ Robert L. Klein
Name:	Robert L. Klein
Title:	Director

Credit Agreement - Supervalu

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

By:	/s/ Mary E. Evans
Name:	Associate Director
Title:	Associate Director Banking Products Services, US

Credit Agreement - Supervalu

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Michael S. Burns
Name:	Michael S. Burns
Title:	Sr. Vice Pres

Credit Agreement - Supervalu

SUNTRUST BANK, as a Lender

By:	/s/ Virginia Sullivan
Name:	Virginia Sullivan
Title:	VP

Credit Agreement - Supervalu

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, as a Lender

By:	/s/ Brent Phillips
Name:	Brent Phillips
Title:	Vice President

Credit Agreement - Supervalu

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Jeffrey B. Jervese
Name:	Jeffrey B. Jervese
Title:	Vice President

By:	/s/ April Greaves-Bryan
Name:	April Greaves-Bryan
Title:	Vice President

Credit Agreement - Supervalu

FLAGSTAR BANK, FSB, as a Lender

By:	/s/ Willard D. Dickerson, Jr.
Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

Credit Agreement - Supervalu

CIT FINANCE LLC, as a Lender

By:	/s/ Robert L. Klein
Name:	Robert L. Klein
Title:	Director

SCHEDULES TO CREDIT AGREEMENT

This document constitutes the Schedules referred to in the CREDIT AGREEMENT (“Agreement”) entered into as of August 30, 2012, among SUPERVALU INC., a Delaware corporation (the “Lead Borrower”), the subsidiaries of the Lead Borrower listed on Schedule 1.01(a) hereto (together with the Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined therein), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, Swing Line Lender and LC Issuer, U.S. Bank, National Association, Barclays Bank PLC, and Credit Suisse Securities (USA) LLC, as Co-Syndication Agents, Wells Fargo and General Electric Capital Corporation, as Co-Collateral Agents, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as agent, BMO Harris Bank N.A., RBS Citizens, N.A, and General Electric Capital Corporation, as Co-Documentation Agents, and Wells Fargo Capital Finance, LLC, U.S. Bank, National Association, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as agent, BMO Harris Bank N.A., RBS Citizens, N.A. and GE Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners, and contains information referenced in the Agreement, including certain disclosures and exceptions to the representations and warranties of the Borrowers and Guarantors made in the Agreement. Capitalized terms used in these Schedules but not otherwise defined herein shall have the same meanings ascribed to such terms in the Agreement.

The numbered sections and subsections referenced in these Schedules correspond to the numbered sections and subsections of the Agreement. The headings in these Schedules are for reference purposes only. Any matter disclosed in any section or subsection of these Schedules shall be deemed to respond to the related section or subsection of the Agreement and any other sections or subsections of the Agreement or these Schedules where the applicability of such disclosure is reasonably discernible, even if there is no cross-reference in such section or sub-section to such other sections or subsections. To the extent a disclosure in these Schedules makes reference to or describes a provision of any agreement or other document, such reference or description is qualified in its entirety by the actual terms and provisions of such agreement or other document. Agreements and documents referenced within an agreement or document disclosed herein shall not be deemed to be disclosed pursuant to these Schedules unless specifically referred to in these Schedules.

The fact that any item of information is disclosed in these Schedules shall not be construed as an admission of liability with respect to the matters covered by such information. No implication should be drawn that any information provided in these Schedules is necessarily material or otherwise required to be disclosed, or that the inclusion of such information establishes or implies a standard of materiality, a standard for what is or is not a Material Adverse Effect or any other standard contrary to that set forth in the Agreement. No disclosure in these Schedules relating to any possible breach, violation of, or noncompliance with, any Law or contract or other topic to which such disclosure is applicable shall be construed as an admission or indication that any such breach, violation or noncompliance exists or has actually occurred. These Schedules are qualified in their entirety by reference to the specific provisions of the Agreement and the representations, warranties, covenants and agreements to which the disclosures herein pertain and to the extent these Schedules modify such representations, warranties, covenants or agreements of the Borrowers and the Guarantors, it shall become a part of and be read together with the representations, warranties, covenants or agreements of the Borrowers and the Guarantors contained in the Agreement.

The information contained herein is in all events subject to Section 10.07 of the Agreement.

Schedule 1.01(a)

Subsidiary Borrowers

1.	Acme Markets, Inc.

2.	Advantage Logistics—Southeast, Inc.

3.	American Drug Stores LLC

4.	American Partners, L.P.

5.	American Stores Company, LLC

6.	Champlin 2005 L.L.C.

7.	FF Acquisition, L.L.C.

8.	Foodarama LLC

9.	Jewel Food Stores, Inc.

10.	Lucky Stores LLC

11.	Moran Foods, LLC

12.	New Albertson’s, Inc.

13.	Richfood, Inc.

14.	Save-A-Lot Tyler Group, LLC

15.	Shaw’s Supermarkets, Inc.

16.	Shop ‘N Save St. Louis, Inc.

17.	Shop ‘N Save Warehouse Foods, Inc.

18.	Shoppers Food Warehouse Corp.

19.	Star Markets Company, Inc.

20.	SUPERVALU Holdings, Inc.

21.	SUPERVALU Holdings—PA LLC

22.	SUPERVALU Pharmacies, Inc.

23.	W. Newell & Co., LLC

Sch. 1.01(a) - 2

Schedule 1.01(b)

Existing Letters of Credit

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 1.01(b) - 1

Schedule 1.01(d)

Unrestricted Subsidiaries

None.

Sch. 1.01(c) - 1

Schedule 2.01

COMMITMENT SCHEDULE

Commitments and Applicable Percentages

COMMITMENT SCHEDULE
Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$350,000,000	21.21
General Electric Capital Corporation	$175,000,000	10.61
U.S. Bank National Association	$175,000,000	10.61
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch	$160,000,000	9.70
BMO Harris Bank N.A.	$100,000,000	6.06
Barclays Bank PLC	$85,000,000	5.15
RBS Citizens Business Capital, a division of RBS Asset Finance, Inc.	$85,000,000	5.15
Credit Suisse AG, Cayman Islands Branch	$75,000,000	4.55
Regions Bank	$75,000,000	4.55
Goldman Sachs Bank USA	$60,000,000	3.66
Union Bank, N.A.	$50,000,000	3.03
PNC Bank, National Association	$50,000,000	3.03
Sovereign Bank	$35,000,000	2.12
CIT Finance LLC	$29,971,300	1.82
UBS Loan Finance LLC	$25,000,000	1.52
Capital One Leverage Finance Corp.	$25,000,000	1.52
SunTrust Bank	$25,000,000	1.52
City National Bank, a National Banking Association	$25,000,000	1.52
Siemens Financial Services, Inc.	$25,000,000	1.52
Flagstar Bank, FSB	$15,000,000	0.91
The CIT Group/Business Credit Inc.	$5,028,700	0.30
Total	$1,650,000,000	100

Sch. 2.01 - 2

Schedule 5.01

Loan Parties Organizational Information

Name	Borrower/ Guarantor	Type	State	Org #	FEIN
1. ABS Finance Co., Inc.	Guarantor	Corporation	Delaware	3607564	[***]
2. Acme Markets, Inc.	Borrower	Corporation	Delaware	2112922	[***]
3. Advantage Logistics—Southeast, Inc.	Borrower	Corporation	Alabama	168-431	[***]
4. American Drug Stores LLC	Borrower	LLC	Delaware	4164700	[***]
5. American Partners, L.P.	Borrower	Limited Partnership	Indiana	LP97120028	[***]
6. American Stores Company, LLC	Borrower	LLC	Delaware	0631128	[***]
7. ASP Realty, Inc.	Guarantor	Corporation	Delaware	4165120	[***]
8. Butson’s Enterprises, Inc.	Guarantor	Corporation	New Hampshire	005800	[***]
9. Champlin 2005 L.L.C.	Borrower	LLC	Delaware	3928464	[***]
10. FF Acquisition, L.L.C.	Borrower	LLC	Virginia	S023920-4	[***]
11. Foodarama LLC	Borrower	LLC	Delaware	2053114	[***]
12. Jetco Properties, Inc.	Guarantor	Corporation	Delaware	0517105	[***]
13. Jewel Companies, Inc.	Guarantor	Corporation	Delaware	2065113	[***]
14. Jewel Food Stores, Inc.	Borrower	Corporation	Ohio	12065	[***]
15. Lucky Stores LLC	Borrower	LLC	Ohio	E0404972006-3	[***]
16. Moran Foods, LLC	Borrower	LLC	Missouri	LC1235424	[***]
17. New Albertson’s, Inc.	Borrower	Corporation	Ohio	4080403	[***]
18. Richfood Holdings, Inc.	Guarantor	Corporation	Delaware	3051876	[***]
19. Richfood, Inc.	Borrower	Corporation	Virginia	0043962-0	[***]
20. Richfood Procurement, L.L.C.	Guarantor	LLC	Virginia	S031919-6	[***]
21. Save-A-Lot Tyler Group, LLC	Borrower	LLC	Missouri	LC0035762	[***]
22. Scott’s Food Stores, Inc.	Guarantor	Corporation	Indiana	1991110292	[***]
23. SFW Holding Corp.	Guarantor	Corporation	Delaware	2704081	[***]
24. SFW Licensing Corp.	Guarantor	Corporation	Delaware	2403136	[***]
25. Shaw Equipment Corporation	Guarantor	Corporation	Massachusetts	046043962	[***]
26. Shaw’s Realty Co.	Guarantor	Corporation	Maine	19550100D	[***]
27. Shaw’s Realty Trust	Guarantor	Business Trust	Massachusetts	T00004310	[***]
28. Shaw’s Supermarkets, Inc.	Borrower	Corporation	Massachusetts	041123420	[***]
29. Shop ‘N Save St. Louis, Inc.	Borrower	Corporation	Missouri	00473225	[***]
30. Shop ‘N Save Warehouse Foods, Inc.	Borrower	Corporation	Missouri	00243351	[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.01 - 1

31. Shoppers Food Warehouse Corp.	Borrower	Corporation	Ohio	1825906	[***]
32. SSM Holdings Company	Guarantor	Corporation	Delaware	3007528	[***]
33. Star Markets Company, Inc.	Borrower	Corporation	Massachusetts	043243710	[***]
34. Star Markets Holdings, Inc.	Guarantor	Corporation	Massachusetts	043244277	[***]
35. Super Rite Foods, Inc.	Guarantor	Corporation	Delaware	2019543	[***]
36. Supermarket Operators of America Inc.	Guarantor	Corporation	Delaware	0849965	[***]
37. SUPERVALU Holdings, Inc.	Borrower	Corporation	Missouri	00101405	[***]
38. SUPERVALU Holdings—PA LLC	Borrower	LLC	Pennsylvania	2893444	[***]
39. SUPERVALU INC.	Borrower	Corporation	Delaware	194304	41-0617000
40. SUPERVALU Pharmacies, Inc.	Borrower	Corporation	Minnesota	4X-214	[***]
41. SVH Realty, Inc.	Guarantor	Corporation	Delaware	2694033	[***]
42. W. Newell & Co., LLC	Borrower	LLC	Delaware	3932547	[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.01 - 2

Schedule 5.06

Litigation

•

In September 2008, a class action complaint was filed against the Company, as well as International Outsourcing Services, LLC (“IOS”), Inmar, Inc., Carolina Manufacturer’s Services, Inc., Carolina Coupon Clearing, Inc. and Carolina Services, in the United States District Court in the Eastern District of Wisconsin. The plaintiffs in the case are a consumer goods manufacturer, a grocery co-operative and a retailer marketing services company who allege on behalf of a purported class that the Company and the other defendants (i) conspired to restrict the markets for coupon processing services under the Sherman Act and (ii) were part of an illegal enterprise to defraud the plaintiffs under the Federal Racketeer Influenced and Corrupt Organizations Act. The plaintiffs seek monetary damages, attorneys’ fees and injunctive relief. The Company intends to vigorously defend this lawsuit, however all proceedings have been stayed in the case pending the result of the criminal prosecution of certain former officers of IOS.

Sch. 5.06 - 1

Schedule 5.08(b)

I. Condemnation Proceedings

1. Property ID # 6158A01. The City of La Habra is in the preliminary stages of widening the intersection of Whittier & Beach Blvd. to improve traffic flow.

2. Property ID # 577A01. The Oregon Department of Transportation sent an information request regarding a temporary construction easement with respect to property 577A01. The information request was completed and returned to the Department of Transportation.

II. Owned Real Estate

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.08(b) - 1

Schedule 5.08(c)

Leases

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.08(c) - 1

Schedule 5.09

Environmental Matters

None.

Sch. 5.09 - 1

Schedule 5.10

Insurance

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.10 - 1

Schedule 5.13

Subsidiaries; Other Equity Investments

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.13 - 1

Schedule 5.17

Intellectual Property Matters

None.

Sch. 5.17 - 1

Schedule 5.21(a)

Demand Deposit Accounts

(See attached)

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 5.21(a) - 2

Schedule 5.21(b)

Credit Card Arrangements

EFT Services and License Agreement dated March 27, 1997, between BUYPASS Corporation and SUPERVALU INC., as amended.

Agreement for American Express Card Acceptance/Supermarket dated May 3, 1996, between American Express Travel Related Services Company, Inc., and American Stores Company, as amended.

Agreement for American Express Card Acceptance/Supermarket dated July 9, 1996, between American Express Travel Related Services Company, Inc., and Albertson’s, Inc., as amended.

Agreement for American Express Card Acceptance/Supermarket dated October 29, 1999, between American Express Travel Related Services Company, Inc., and SUPERVALU Holdings, Inc., as amended.

Merchant Services Agreement effective as of October 1, 2006, between Discover Financial Services LLC and SUPERVALU INC., as amended.

Cash Over Amendment to Merchant Services Agreement dated July 15, 2011, between DFS Services LLC and SUPERVALU INC.

Promotional Merchant Fee Letter Agreement dated December 22, 2008, between DFS Services LLC and SUPERVALU INC., as amended by letter agreement dated August 1, 2011, between the parties.

Visa Promotional Agreement dated as of October 1, 2011, between Visa U.S.A. Inc. and SUPERVALU INC.

Sch. 5.21(b) - 1

Schedule 6.02

FINANCIAL AND COLLATERAL REPORTING

In addition to the other materials and information required to be provided pursuant to the terms of the Credit Agreement, the Loan Parties shall provide Administrative Agent, on the applicable day specified below, the following documents (each in such form and detail as the Administrative Agent from time to time may specify):

1.

On (i) the tenth (10th) day of each Fiscal Period (or, if such day is not a Business Day, on the next succeeding Business Day) or (ii) on the fourth Business day of each week as of the closing of business on the immediately preceding week, upon the occurrence and during the continuation of an Accelerated Borrowing Base Delivery Event, supporting source documents for the Borrowing Base Certificate delivered in accordance with Section 6.02(a)(ii) of the Credit Agreement.

2.	Within fifteen (15) days of the end of each Fiscal Period for the immediately preceding Fiscal Period:

(a)	Statement of store activity for the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis in form reasonably acceptable the Administrative Agent; and

(b)	Reconciliation of the stock ledger to the general ledger and the calculation of Excess Availability.

Capitalized terms used herein and not defined herein shall have the meanings specified in the Credit Agreement.

Sch. 6.02 - 1

Schedule 6.17

Substitution, Release and Addition of Fixed Asset Collateral

Subject to the terms and conditions of this Schedule 6.17 the Borrowers may, after the Closing Date, (a) substitute one or more fee-owned or ground leased Real Estate sites (and the Equipment located thereon owned by the Borrowers or any of their Subsidiaries (the “Related Real Estate Collateral”)) as Fixed Asset Collateral (as defined below) (each, a “Substitute Property”) in lieu of any one or more Real Estate Collateral Properties and the Related Real Estate Collateral located thereon (each, a “Replaced Property”), whether or not the requirements set forth in Section 1 of Schedule 6.21 have been satisfied with respect to such Replaced Property (provided, that, no such substitution shall affect the amount of time permitted for taking any action in accordance with Section 1 of Schedule 6.21) (each such substitution, to the extent the requirements set forth in Schedule 6.21(a) have not been satisfied with respect to such Replaced Property, a “Fixed Asset Collateral List Substitution” and, to the extent such requirements have been satisfied, a “Fixed Asset Collateral Substitution”), (b) request that the Administrative Agent release its Lien on any Real Estate Collateral Property and the Related Real Estate Collateral located thereon (each, a “Release Property”) and, with respect to such Replaced Property or Release Property, to the extent the relevant requirements of this Schedule 6.17 are satisfied, the Administrative Agent shall release such Lien in accordance with Section 9.10 (each, a “Fixed Asset Collateral Release”) or (c) add one or more fee-owned or ground leased Real Estate sites and the Related Real Estate Collateral located thereon (each, an “Additional Property”) as Fixed Asset Collateral (each, a “Fixed Asset Collateral Addition”); provided, that, the following conditions have been satisfied:

(a) As long as the Term Loan Facility or any Refinancing Indebtedness therefor is outstanding,

(i) a Fixed Asset List Collateral Substitution, Fixed Asset Collateral Substitution, Fixed Asset Collateral Release or Fixed Asset Collateral Addition involving the same Real Estate and Related Real Estate Collateral has occurred under the Term Loan Facility or such Refinancing Indebtedness;

(ii) granting Liens on any related Real Estate and Related Real Estate Collateral to secure the Obligations would not violate or trigger the equal and ratable security provisions under, the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture;

(iii) the applicable requirements of Section 1 of Schedule 6.21 (subject to any limitations set forth therein) shall have been satisfied as of the date of such Fixed Asset Collateral Substitution or Fixed Asset Collateral Addition with respect to any Real Estate and Related Real Estate Collateral on which a Lien is granted; and

Sch. 6.17

(iv) no Default or Event of Default shall have occurred and be continuing.

(b) Except in the circumstances contemplated by clause (a):

(i) In the case of a Fixed Asset Collateral Substitution, (A) the Administrative Agent shall have received at least fifteen (15) Business Days’ prior written notice thereof (or such shorter notice as may be approved by the Administrative Agent) identifying the proposed Substitute Property and Replaced Property, (B) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) the Administrative Agent shall have received a Restated Collateral List after giving effect thereto, (D) the aggregate Value of the Fixed Asset Collateral set forth on such Restated Collateral List and after giving effect to the Concentration Limits (as defined below) shall not be less than the Required Collateral Amount (as defined below) and (E) the Administrative Agent shall have received an officer’s certificate of a Responsible Officer of the Lead Borrower (1) certifying that the requirements set forth in the foregoing clauses (A) through (D) have been satisfied and (2) setting forth in reasonable detail the calculations described in clause (D), all in form and substance reasonably satisfactory to the Administrative Agent, (F) if the New Valuation Conditions (as defined below) are satisfied with respect to such Substitute Property (at the request of the Administrative Agent if such Substitute Property has been previously Valued) the Administrative Agent shall have received a New Valuation of such Substitute Property to the extent requested by the Administrative Agent within ten (10) Business Days of receiving the notice described in clause (i)(A) above, (G) the requirements set forth in Section 1 of Schedule 6.21 shall have been satisfied with respect to the applicable Substitute Property as of such date, and (H) at the request of the Administrative Agent, the Administrative Agent shall have received (1) a certificate of the Lead Borrower of the type described in Section 4.01(b)(iii) and (2) (x) a certificate of a Responsible Officer of the Lead Borrower in substantially the form of the certificate required to be delivered pursuant to Section 4.01(b)(vii) and (y) a customary no conflicts opinion from the Lead Borrower’s counsel, in each case in form and substance satisfactory to the Administrative Agent, certifying and opining, respectively, that the grants of security interests in the Fixed Asset Collateral on the Restated Collateral List (after giving effect to such Fixed Asset Collateral Substitution) will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture or give rise to any obligation of any Loan Party under the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture (as the case may be) to grant a Lien on any of its assets to secure any Indebtedness governed by or subject to the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture (as the case may be).

(ii) In the case of a Fixed Asset Collateral Release, (A) the Administrative Agent shall have received at least fifteen (15) Business Days’ prior written notice thereof (or such shorter notice as may be approved by the Administrative Agent) identifying the proposed Release Property, (B) both before

Sch. 6.17

and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) the Administrative Agent shall have received a Restated Collateral List after giving effect thereto, (D) the aggregate Value of the Fixed Asset Collateral set forth on such Restated Collateral List and after giving effect to the Concentration Limits shall not be less than the Required Collateral Amount and (E) the Administrative Agent shall have received an officer’s certificate of a Responsible Officer of the Lead Borrower (1) certifying that the requirements set forth in the foregoing clauses (A) through (D) have been satisfied and (2) setting forth in reasonable detail the calculations described in clause (D), all in form and substance reasonably satisfactory to the Administrative Agent.

(iii) In the case of a Fixed Asset Collateral Addition, (A) the Administrative Agent shall have received at least fifteen (15) Business Days’ prior written notice thereof (or such shorter notice as may be approved by the Administrative Agent) identifying the proposed Additional Property, (B) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) the Administrative Agent shall have received a Restated Collateral List after giving effect thereto, (D) the Administrative Agent shall have received an officer’s certificate of a Responsible Officer of the Lead Borrower (1) certifying that the requirements set forth in the foregoing clauses (A) through (C) have been satisfied and (2) setting forth in reasonable detail the calculations described in clause (C), all in form and substance reasonably satisfactory to the Administrative Agent, (E) if the New Valuation Conditions are satisfied with respect to such Additional Property (at the request of the Administrative Agent if such Additional Property has been previously Valued), the Administrative Agent shall have received a New Valuation of such Additional Property to the extent requested by the Administrative Agent within ten (10) Business Days of receiving the notice described in clause (iii)(A) above, (F) the requirements set forth in Section 1 of Schedule 6.21 shall have been satisfied with respect to the applicable Additional Property as of such date, and (G) at the request of the Administrative Agent, the Administrative Agent shall have received (1) a certificate of a Responsible Officer of the Lead Borrower in substantially the form of the certificate required to be delivered pursuant to Section 4.01(b)(vii) and (2) a customary no conflicts opinion from the Lead Borrower’s counsel, in each case in form and substance satisfactory to the Administrative Agent, certifying and opining, respectively, that the grants of security interests in the Fixed Asset Collateral on the Restated Collateral List (after giving effect to such Fixed Asset Collateral Addition) will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture or give rise to any obligation of any Loan Party under the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture (as the case may be) to grant a Lien on any of its assets to secure any Indebtedness governed by or subject to the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture (as the case may be).

For the purposes of this Schedule 6.17, the following terms shall have the meanings specified below:

Sch. 6.17

“Concentration Limits” shall mean the requirements that (a) the Value of the Real Estate Collateral Properties consisting of ground leased real estate (i) may be included for purposes of calculating the aggregate Value of the Real Estate Collateral Properties as of any “Determination Date” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) only to the extent ground lease and leasehold mortgagee protections reasonably satisfactory to the Administrative Agent are applicable to such ground leased Real Estate Collateral Properties and (ii) may not be included for purposes of calculating the aggregate Value of the Real Estate Collateral Properties as of any Determination Date in excess of twenty percent (20%) of the Required Collateral Amount, and (b) the Value of the Related Real Estate Collateral located on the Real Estate Collateral Properties may not be included for purposes of calculating the aggregate Value of the Fixed Asset Collateral as of any Determination Date in excess of ten percent (10%) of the Required Collateral Amount.

“Fixed Asset Collateral” shall mean the collective reference to the Real Estate Collateral Properties and the Related Real Estate Collateral.

“New Valuation” shall mean any valuation of a Substitute Property or Additional Property, as applicable, conducted by Ernst & Young LLP or another independent, third-party expert reasonably satisfactory to the Administrative Agent provided in connection with the applicable Fixed Asset Collateral List Substitution, Fixed Asset Collateral Substitution or Fixed Asset Collateral Addition for which the New Valuation Conditions have been met.

“New Valuation Conditions” shall mean (a) with respect to a Substitute Property or an Additional Property, such property (i) has not been Valued during the year preceding the date of the Restated Collateral List provided in connection with the applicable Fixed Asset Collateral Substitution or Fixed Asset Collateral Addition and is Valued at more than $10,000,000 pursuant to the most recent Valuation thereof or (ii) has not been Valued; and (b) with respect to an Additional Property, such Additional Property (i) has not been Valued during the year preceding the date of the Restated Collateral List provided in connection with the applicable Fixed Asset Collateral Addition and is Valued at more than $10,000,000 pursuant to the most recent Valuation thereof or (ii) has not been Valued; provided that, notwithstanding the foregoing, the New Valuation Conditions shall be deemed to be satisfied at any time after the aggregate Value of all Substitute Properties and Additional Properties that have been added to the Fixed Asset Collateral during the current Fiscal Year without being Valued exceeds $50,000,000.

“Real Estate Collateral Properties” shall mean the Real Estate of the Loan Parties at the sites on the Applicable Collateral List.

“Required Collateral Amount” shall mean the “Initial Required Collateral Amount” (as defined in the Term Loan Credit Agreement as in effect on the date hereof), plus one hundred fifty percent (150%) of the aggregate principal amount of “Incremental Loans” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) incurred pursuant to Section 2.22 of the Term Loan Credit Agreement as in effect on the

Sch. 6.17

date hereof, minus the aggregate principal amount of “Loans” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) repaid after the Closing Date pursuant to Sections 2.13(a) and 2.13(b)(i) of the Term Loan Credit Agreement as in effect on the date hereof, minus fifty percent (50%) of the aggregate principal amount of “Loans” under the Term Loan Credit Agreement repaid after the Closing Date (including by any scheduled amortization payment pursuant to Section 2.11 of the Term Loan Credit Agreement as in effect on the date hereof, any voluntary prepayment pursuant to Section 2.12 of the Term Loan Credit Agreement as in effect on the date hereof or any mandatory prepayment pursuant to Sections 2.13(b) of the Term Loan Credit Agreement as in effect on the date hereof (other than clause (i) thereof), 2.13(c) of the Term Loan Credit Agreement as in effect on the date hereof or 2.13(d) of the Term Loan Credit Agreement as in effect on the date hereof.

“Valuation Report” shall mean the final valuation report of Ernst & Young LLP relating to the Real Estate and the Equipment located thereon owned or leased by the Borrowers or any of their Subsidiaries provided to the Lead Borrower and the Lead Arrangers prior to the Closing Date.

“Value” shall mean the value of the Real Estate sites (and the Related Real Estate Collateral located thereon) set forth in the Valuation Report or, to the extent any Real Estate site (and the Related Real Estate Collateral located thereon) has been subsequently valued pursuant to a New Valuation, the value of such Real Estate site (and the Related Real Estate Collateral located thereon) set forth in such New Valuation.

Sch. 6.17

Schedule 6.21

Post-Closing Matters

Loan Parties shall deliver or cause to be delivered to the Administrative Agent, or shall have taken or caused to have been taken, in form and substance reasonably satisfactory to the Administrative Agent, as promptly as possible following the Closing Date, but in any event no later than the dates referred to below with respect to each such item (unless, in the case of Section 1 below, the Term Loan Agent, pursuant to the Term Loan Agreement, and in the case of Sections 2, 3, 4, 5 and 6 below, the Administrative Agent, in its Permitted Discretion, shall have agreed to any particular longer period), the items or actions set forth below:

1. on or before November 30, 2012, the Administrative Agent shall have received with respect to each Real Estate Collateral Property (excluding any Real Estate Collateral Property with respect to which the grant of Liens to secure the Obligations would violate or trigger the equal and ratable security provisions of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture):

(a) a Mortgage in the form of Exhibit J to the Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent, a Personal Property Security Agreement in the form of Exhibit K to the Credit Agreement, a UCC fixture filing (if determined by Administrative Agent to be necessary under the Laws of the jurisdiction where such Real Estate Collateral Property is located to perfect in fixtures properly), and a UCC-1 financing statement with respect to the Related Real Estate Collateral (as defined in Schedule 6.17) located thereon, which Security Documents shall have been duly executed by the parties thereto and delivered to the Administrative Agent and in full force and effect, together with an acknowledgment by a title insurance company of receipt of such Mortgage, Personal Property Security Agreement, and UCC fixture filings and an agreement to record or file, as applicable, such Mortgage and UCC fixture filing in the real estate records for the county in which the Real Estate Collateral Property is located (if determined by the Administrative Agent to be necessary under the Laws of the jurisdiction where such Real Estate Collateral Property is located to perfect in fixtures properly), so as to effectively create upon such recording and filing (together with the filing of a UCC-1 financing statement in the applicable state filing office) valid and enforceable perfected second-priority Liens (subject in priority only to the Lien granted in favor of the Term Loan Agent pursuant to and in accordance with the Term Loan Intercreditor Agreement) upon such Real Estate Collateral Property and Related Real Estate Collateral, in favor of the Administrative Agent (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances; provided, that, unless otherwise agreed by the Administrative Agent, and subject to limitations of state local law, each such Mortgage shall secure the total amount of the Obligations; except, that, if the jurisdiction in which any applicable Real Estate Collateral Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of undivided aggregate indebtedness for the purpose of determining the amount of such tax payable, or if there are other local state

Sch. 6.21 - 1

impediments to the Mortgage securing the full amount of the Obligations, the principal amount secured by such Mortgage shall be limited to secure a maximum amount acceptable to the Administrative Agent, not to exceed 125% of the Value of such Real Estate Collateral Property;

(b) (i) a title insurance policy (or a marked, signed and redated commitment to issue such title insurance policy) insuring or committing to insure the Lien of the Mortgage encumbering each Real Estate Collateral Property, with the standard exception for survey matters deleted, and a “same as survey” endorsement to the extent available (without requirement for such Loan Party to procure a survey) and as reasonably required by the Administrative Agent; (ii) to the extent available, a “tie-in” and a “first loss” endorsement, or similar endorsements, to the title insurance policy, in form and substance reasonably satisfactory to the Administrative Agent; and (iii) a copy of any survey, plat, or site plan of the Real Estate Collateral Property that any Loan Party provides to the title company issuing the title insurance policy, with any such surveys recertified to the Administrative Agent to the extent reasonably available and as reasonably required by the Term Loan Agent pursuant to the Term Loan Agreement. Such title insurance policies shall be deemed adequate so long as they, together with the policies provided to the Term Loan Agent, are in an amount equal to $950,000,000 in the aggregate (or such lesser amount as may be acceptable to the Administrative Agent, in its Permitted Discretion), with pro tanto coverage on the policies provided to the Term Loan Agent to the extent available. The Administrative Agent also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such title insurance policies and endorsements have been paid;

(c) (i) a completed flood certificate with respect to the Real Estate Collateral Property, which flood certificate shall (A) be addressed to the Administrative Agent, (B) be completed by a company that has guaranteed the accuracy of the information contained therein and (C) otherwise comply with the Flood Program; (ii) evidence describing whether the community in which the Real Estate Collateral Property is located participates in the Flood Program; (iii) if any flood certificate states that a Real Estate Collateral Property is located in a Flood Zone, the applicable Loan Party’s written acknowledgement of receipt of written notification from the Administrative Agent (A) as to the existence of each such Real Estate Collateral Property and (B) as to whether the community in which each such Real Estate Collateral Property is located is participating in the Flood Program; and (iv) if any Real Estate Collateral Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained flood insurance that is in compliance with all applicable regulations of the Flood Program;

(d) if required by the Term Loan Agent pursuant to the Term Loan Agreement, a Phase I environmental report or other documentation regarding environmental matters acceptable to the Administrative Agent with respect to each Real Estate Collateral Property, and, if warranted by the findings of such Phase I environmental report or other documentation, a Phase II environmental report acceptable to the Administrative Agent, which concludes that such Real Estate Collateral Property

Sch. 6.21 - 2

(i) does not contain any Hazardous Materials in contravention of Environmental Law in any material respect and (ii) is not subject to any significant risk of contamination from any off site Hazardous Materials in contravention of Environmental Law in any material respect;

(e) an opinion or opinions of counsel admitted to practice under the laws of the State in which each Real Estate Collateral Property is located, regarding the enforceability of the Liens of the Mortgages in that State, and a due execution, delivery and authority opinion, in each case substantially identical to the opinion or opinions delivered to the Term Loan Agent with respect to such Real Estate Collateral Property and Related Real Estate collateral; provided, that, if the Term Loan Agent shall not have required delivery of an opinion or opinions of counsel with respect to any Real Estate Collateral Property and Related Real Estate Collateral, Borrowers and Guarantors shall not be obligated to deliver an opinion or opinions of counsel to Administrative Agent with respect to such Real Estate Collateral Property and Related Real Estate Collateral;

(f) true and correct copies of all Material Contracts relating to the leasing or operation of each Real Estate Collateral Property, each of which shall be in form and substance reasonably satisfactory to the Term Loan Agent pursuant to the Term Loan Agreement;

(g) satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC, tax lien, judgment and litigation searches with respect to each Real Estate Collateral Property, the Related Real Estate Collateral located thereon and the Loan Party owner or lessee thereof, in the State in which such Real Estate Collateral Property and the Related Real Estate Collateral located thereon is located and the jurisdictions where each such Loan Party has its principal place of business; and

(h) in the case of any Ground Lease, (i) a true and correct copy of the applicable Ground Lease, together with all amendments and modifications thereto and a recorded memorandum thereof, in form and substance reasonably satisfactory in all respects to the Term Loan Agent pursuant to the Term Loan Agreement and subject to customary leasehold mortgagee provisions and protections in form and substance reasonably satisfactory in all respects to the Term Loan Agent pursuant to the Term Loan Agreement and which shall provide, among other things, (A) for a remaining term (including extension options) of no less than fifteen (15) years from the Maturity Date and (B) cure rights reasonably acceptable to the Term Loan Agent pursuant to the Term Loan Agreement for Loan Party defaults thereunder, and (ii) a Ground Lease estoppel executed by the fee owner and lessor of such Real Estate Collateral Property, reasonably acceptable to the Term Loan Agent pursuant to the Term Loan Agreement; provided, that, in connection with the foregoing Section 1, the following requirements shall also be satisfied:

(1) Loan Parties shall have paid or reimbursed the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the preparation and negotiation of the Mortgage of

Sch. 6.21 - 3

each Real Estate Collateral Property and the Personal Property Security Agreement for the Related Real Estate Collateral located thereon, and Loan Parties shall have paid all recording charges, filing fees, taxes or other out-of-pocket expenses (including, without limitation, title insurance premiums, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith;

(2) on the date of the applicable Mortgage and Personal Property Security Agreement, the grants of Liens in the Fixed Asset Collateral (as defined in Schedule 6.17) on the Applicable Collateral List (after giving effect to all Fixed Asset Collateral List Substitutions) will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture, or trigger any of the equal and ratable security provisions thereof, as evidenced by (A) a certificate of a Responsible Officer of the Lead Borrower and (B) a customary no conflicts opinion from Loan Parties’ counsel, in each case, in form and substance satisfactory to the Administrative Agent, certifying and opining, respectively, that the grants of Liens in the Fixed Asset Collateral on the Applicable Collateral List will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture or give rise to any obligation of any Loan Party under the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture (as the case may be) to grant a Lien on any of its assets to secure any Indebtedness governed by or subject to the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture (as the case may be);

(3) the Administrative Agent shall have received with respect to the initial satisfaction of the requirements set forth in this Section 1, a confirmation of the certificates described in Section 4.01(b)(iii), and thereafter a certificate of the type described in Section 4.01(b)(iii), in each case, from the relevant Loan Parties; and

(4) each Real Estate Collateral Property shall be fee owned or ground leased by a Loan Party or a Subsidiary which shall have become a Loan Party hereunder pursuant to and in accordance with the requirements of Section 6.12 prior to the execution and delivery of the applicable Mortgage;

2. on or before September 30, 2012, made arrangements satisfactory to the Administrative Agent in its Permitted Discretion to provide the Administrative Agent with rights with respect to the Trademarks set forth on Schedule 1 hereto and licensed by Save-A-Lot Food Stores, Ltd., a company organized under the laws of the Islands of Bermuda, to one or more Loan Parties;

3. on or before September 30, 2012, the Administrative Agent shall have received UCC financing statement amendments terminating each UCC-1 financing statement attached as Exhibit A hereto naming General Electric Company, GE Lighting, as secured party, and Moran Foods, Inc., as debtor;

4. on or before September 30, 2012, the Administrative Agent shall have received a subordination agreement with respect to Indebtedness or other obligations of any Loan Party to any Restricted Subsidiary that is not a Loan Party (other than an

Sch. 6.21 - 4

Insurance Captive) arising in the ordinary course of their respective businesses pursuant to the cash concentration and disbursement practices of the Lead Borrower and its Subsidiaries as conducted on the Closing Date on terms and conditions reasonably satisfactory to Administrative Agent;

5. on or before September 7, 2012, (a) lien searches for all of the Restricted Subsidiaries (other than Immaterial Subsidiaries and Loan Parties) and (b) an updated Schedule 7.01 to the Credit Agreement updated solely to reflect the results of such lien searches; and

In addition to the foregoing, Loan Parties shall use reasonable efforts to deliver or cause to be delivered to the Administrative Agent on or before September 15, 2012, a lender’s loss payable endorsement for each of the property insurance policies maintained by the Loan Parties with the following insurance providers (collectively, the “Specified Property Policies”): (i) Factory Mutual Insurance Company, (ii) Lloyds of London, (iii) Chubb Custom Insurance Company (CV Starr & Co), (iv) Arch Specialty Insurance Co., (v) Liberty Mutual Fire Insurance Company, (vi) ACE American Insurance Company, (vii) Ironshore Insurance Ltd—Bermuda, (viii) American Guarantee and Liability (Zurich), (ix) Aspen Insurance UK Ltd, (x) Houston Casualty, (xi) Allied World Assurance Company, (xii) Axis Specialty Insurance—Bermuda, (xiii) Lexington (Chartis), (xiv) Westport Insurance Company (Swiss Re), (xv) Hartford Steam Boiler Inspection and Insurance Co. (Munich Re), (xvi) Zurich American Insurance Company, each in form and substance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as a loss payee and additional insured. Such endorsements shall, or the insurer shall otherwise agree in writing, to make the Administrative Agent a payee on any payment of a claim under such policies and provide for delivery of such payment directly to the Administrative Agent (subject to the rights of the Term Loan Agent with respect to Term Loan Priority Collateral). Loan Parties shall deliver or cause to be delivered to the Administrative Agent all such lender’s loss payable endorsements on or before September 30, 2012 (unless the Administrative Agent, in its Permitted Discretion, shall have agreed to any longer period).

In addition to the foregoing, Loan Parties shall, promptly upon the request of Administrative Agent, take such actions, and execute and deliver to the Administrative Agent such Security Documents as the Administrative Agent may in its reasonable judgment deem necessary or appropriate (including, without limitation, the Security Documents set forth in Section 1 of this Schedule 6.21), in order to grant to the Administrative Agent, for the benefit of the Credit Parties, a Lien upon any SVU Operating Property or any New Albertson’s Principal Property (as to each of such terms as defined in the Term Loan Intercreditor Agreement), as the case may be, subject to Security Documents in favor of the Term Loan Agent at any time that either (i) the grant of such Lien on any such SVU Operating Property or New Albertson’s Principal Property (as the case may be) to secure all or any portion of the Obligations (after giving effect to the Lien thereon to secure the Term Loan Debt) would no longer violate the terms of the SVU Indenture or New Albertson’s Indenture, as the case may be (in either case, as then in effect), or give rise to any obligation of any Loan Party under the SVU Indenture of the

Sch. 6.21 - 5

New Albertsons’s Indenture (as the case may be) to grant a Lien on any of its assets to secure any Indebtedness governed by or subject to the SVU Indenture or the New Albertson’s Indenture (as the case may be), or (ii) no Indebtedness is outstanding under the SVU Indenture or the New Albertson’s Indenture (as applicable). The Lead Borrower shall promptly notify Administrative Agent in writing at any time that either clauses (i) or (ii) above are applicable.

Sch. 6.21 - 6

Schedule 7.01

Existing Liens

	State	Debtor	Secured Party	Filing Information	Collateral
1.	DE	Acme Markets, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072041142 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 20072193430 Filed: 6/11/2007 Continuation File No. 20121691320 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

2.	DE	Acme Markets, Inc.	American Greetings Corporation	File No. 20100806301 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

3.	DE	Acme Markets, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 20120703134 Filed: 2/8/2012 Lapse Date: 2/8/2017	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

4.	DE	American Drug Stores LLC	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072040995 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 20072193406 Filed: 6/11/2007 Continuation File No. 20121691312 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

Sch. 7.01 - 1

5.	IN	American Partners, L.P.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200700005307458 Filed: 6/1/2007 Lapse Date: 6/1/2017 Full Assignment File No. 200700005676801 Filed: 6/12/2007 Continuation File No. 201200004698971 Filed: 5/17/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

6.	IN	American Partners, LP	American Bank Note Company, as Agent for the United States Postal Service	File No. 201200001181006 Filed: 2/7/2012 Lapse Date: 2/7/2017	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

7.	DE	American Store Company, LLC Note Debtor name	American Bank Note Company, as Agent for the United States Postal Service	File No. 20120703092 Filed: 2/8/2012 Lapse Date: 2/8/2017	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

8.	VA	FF Acquisition, L.L.C.	American Bank Note Company, as Agent for the United States Postal Service	File No. 02092373445 Filed: 9/23/2002 Lapse Date: 9/23/2012 Continuation File No. 07070670920 Filed: 7/6/2007	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

Sch. 7.01 - 2

9.	VA	FF Acquisition, L.L.C.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 07060170106 Filed: 6/1/2007 Lapse Date: 6/1/2017 Full Assignment File No. 07062574267 Filed: 6/25/2007 Continuation File No. 12051839419 Filed: 5/18/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

10.	VA	FF Acquisition, L.L.C.	American Greetings Corporation	File No. 10031072883 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

11.	DE	Foodarama LLC	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072040847 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 20072193380 Filed: 6/11/2007 Continuation File No. 20121691411 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

12.	OH	Jewel Food Stores, Inc.	American Greetings Corporation	File No. OH00140731391 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

13.	OH	Jewel Food Stores, Inc.	Papyrus-Recycled Greetings, Inc.	File No. OH00159406727 Filed: 6/26/2012 Lapse Date: 6/26/2017	Inventory sold or delivered by Secured Party to Debtor on a scan based trading and consignment basis, etc.

Sch. 7.01 - 3

14.	NY	Jewel Food Stores, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200705310436751 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 200706140480356 Filed: 6/14/2007 Continuation File No. 201205175578567 Filed: 5/17/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

15.	[MO	Moran Foods, Inc	General Electric Company, GE Lighting	File No. 20020106084E Filed: 9/23/2002 Lapse Date: 9/23/2012 Continuation File No. 20070079559F Filed: 7/3/2007	Inventory consisting of lamps and light bulbs, etc. sold or consigned to the Debtor by Secured Party, accounts receivable, contract rights, etc. now or hereafter arising from the sale consignment or other transfer by the Debtor of said Inventory, etc.]

16.	[MO	Moran Foods, Inc	General Electric Company, GE Lighting	File No. 20020111110M Filed: 10/7/2002 Lapse Date: 10/7/2012 Continuation File No. 20070079562K Filed: 7/3/2007	Inventory consisting of lamps and light bulbs, etc. sold or consigned to the Debtor by Secured Party, accounts receivable, contract rights, etc. now or hereafter arising from the sale consignment or other transfer by the Debtor of said Inventory, etc.]

17.	OH	New Albertson’s, Inc.	American Greetings Corporation	File No. OH00140731280 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

18.	OH	New Albertsons Inc	Timepayment Corporation	File No. OH00149175411 Filed: 4/1/2011 Lapse Date: 4/1/2016	[Specific equipment]

19.	OH	New Albertsons Inc	Timepayment Corporation	File No. OH00149320107 Filed: 4/7/2011 Lapse Date: 4/7/2016	[Specific equipment]

Sch. 7.01 - 4

20.	DE	New Albertson’s, Inc. Albertson’s, Inc.	Fleet Business Credit, LLC	File No. 43024587 Filed: 10/27/2004 Lapse Date: 10/27/2014 Debtor Amendment File No. 64064994 Filed: 11/21/2006 Continuation File No. 20092156427 Filed: 7/6/2009	[Specific equipment]

21.	DE	New Albertson’s, Inc.	C&S Wholesale Grocers, Inc.

File No. 20072040714

Filed: 5/31/2007

Lapse Date: 5/31/2017

Full Assignment

File No. 20072193349

Filed: 6/11/2007

Full Assignment

File No. 20091745709

Filed: 5/21/2009

Continuation

File No. 20120464315

Filed: 2/6/2012

The Pharmacy Receivables, all Related Security, all Collections, etc.

22.	DE	New Albertson’s, Inc.	NCR Corporation	File No. 20093802102 Filed: 11/30/2009 Lapse Date: 11/30/2014	All products, including without limitations, equipment, components, software, deliverables and supplies, whether now or hereafter acquired, which are acquired (directly or indirectly) from NCR Corporation and/or the acquisition of which is financed by NCR Corporation, and all proceeds.

Sch. 7.01 - 5

23.	MA	Shaw’s Supermarkets, Inc.	United States Trust Co.	File No. 84483682 Filed: 11/8/1984 Lapse Date: [Unknown – documents are illegible] Continuation File No. 84483682 Filed: 11/8/1984	[Illegible]

24.	MA	Shaw’s Supermarkets, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 200102512720 Filed: 5/21/2001 Lapse Date: 5/21/2016 Continuation File No. 200648264950 Filed: 5/22/2006 Continuation File No. 201186301530 Filed: 3/4/2011	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

25.	MA	Shaw’s Supermarkets, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 200318685270 Filed: 2/28/2003 Lapse Date: 2/28/2013 Continuation File No. 200862639170 Filed: 1/18/2008	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

26.	MA	Shaw’s Supermarkets, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200757281080 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 200757558100 Filed: 6/12/2007 Continuation File No. 201295533370 Filed: 5/2/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

27.	MA	Shaw’s Supermarkets, Inc.	American Greetings Corporation	File No. 201078861270 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

Sch. 7.01 - 6

28.	MO	Shop ‘N Save St. Louis, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 20020105970H Filed: 9/23/2002 Lapse Date: 9/23/2012 Continuation File No. 20070079880B Filed: 7/6/2007	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

29.	MO	Shop ‘n Save Warehouse Foods Inc	American Bank Note Company, as Agent for the United States Postal Service	File No. 4176312 Filed: 6/15/2001 Lapse Date: 6/15/2016 Continuation File No. 20060066189K Filed: 6/14/2006 Continuation File No. 20110062748B Filed: 6/7/2011	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

30.	MO	Shop ‘N Save Warehouse Foods, Inc.	American Greetings Corporation	File No. 20100025327C Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

31.	OH	Shoppers Food Warehouse Corp.	American Greetings Corporation	File No. OH00140730723 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

32.	MA	Star Markets Company, Inc.	American Greetings Corporation	File No. 201078861090 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

33.	DE	Supermarket Operators of America Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 63975844 Filed: 11/14/2006 Lapse Date: 11/14/2016 Continuation File No. 20113580886 Filed: 9/19/2011	The Receivables, all Related Security, all Collections, etc.

Sch. 7.01 - 7

34.	DE	Supermarket Operators of America Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072039773 Filed: 5/31/2007 Lapse Date: 5/31/2017 Continuation File No. 20121927294 Filed: 5/2/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

35.	DE	SUPER VALU, Inc Coon Rapids 2002, LLC Williston Corp	Fifth Third Bank	File No. 31760613 Filed: 6/3/2003 Lapse Date: 6/3/2013 Continuation File No. 20080282937 Filed: 1/24/2008	All of Debtor’s right, title and interest to various items of furniture, fixtures, equipment, etc. installed at 2050 Northdale Blvd., Coon Rapids, MN, etc.

36.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20073461901 Filed: 9/12/2007 Lapse Date: 9/12/2012	[Specific equipment]

37.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20074524020 Filed: 11/29/2007 Lapse Date: 11/29/2012	[Specific equipment]

38.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20074868013 Filed: 12/26/2007 Lapse Date: 12/26/2012	[Specific equipment]

39.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20080895555 Filed: 3/13/2008 Lapse Date: 3/13/2013 Collateral Amendment File No. 20080999456 Filed: 3/21/2008	[Specific equipment]

40.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081416633 Filed: 4/23/2008 Lapse Date: 4/23/2013	[Specific equipment]

41.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081974151 Filed: 6/10/2008 Lapse Date: 6/10/2013	[Specific equipment]

42.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081974219 Filed: 6/10/2008 Lapse Date: 6/10/2013	[Specific equipment]

Sch. 7.01 - 8

43.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081996477 Filed: 6/11/2008 Lapse Date: 6/11/2013	[Specific equipment]

44.	DE	SUPERVALU, Inc.	American Color Graphics, Inc.	File No. 20082237202 Filed: 6/30/2008 Lapse Date: 6/30/2013	[Specific equipment]

45.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20082839361 Filed: 8/20/2008 Lapse Date: 8/20/2013	[Specific equipment]

46.	DE	SUPERVALU Inc.	MassMutual Asset Finance LLC

File No. 20082840617

Filed: 8/20/2008

Lapse Date: 8/20/2013

Secured Party Amendment

File No. 20083388772

Filed: 10/7/2008

Secured Party Amendment

File No. 20083394192

Filed: 10/7/2008

Partial Assignment

File No. 20083395132

Filed: 10/7/2008

Full Assignment

File No. 20083436589

Filed: 10/10/2008

[Specific equipment]

47.	DE	SUPERVALU Inc	Teradata Operations, Inc.	File No. 20090427317 Filed: 2/9/2009 Lapse Date: 2/9/2014	All products, equipment, etc. acquired from Secured Party and all proceeds, etc.

48.	DE	SUPERVALU Inc.	National City Commercial Capital Company, LLC	File No. 20091208096 Filed: 4/7/2009 Lapse Date: 4/7/2014	[Specific equipment]

49.	DE	SUPERVALU Inc.	National City Commercial Capital Company, LLC	File No. 20091208195 Filed: 4/7/2009 Lapse Date: 4/7/2014	[Specific equipment]

Sch. 7.01 - 9

50.	DE	SUPERVALU Inc	NCR Corporation	File No. 20092513429 Filed: 8/5/2009 Lapse Date: 8/5/2014	All products, including without limitations, equipment, components, software, deliverables and supplies, whether now or hereafter acquired, which are acquired (directly or indirectly) from NCR Corporation and/or the acquisition of which is financed by NCR Corporation, and all proceeds.

51.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20100447478 Filed: 2/9/2010 Lapse Date: 2/9/2015	[Specific equipment]

52.	DE	SUPERVALU Inc.	American Greetings Corporation	File No. 20100806459 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

53.	DE	SUPERVALU Inc.	The Bank of Holland	File No. 20102851487 Filed: 8/16/2010 Lapse Date: 8/16/2015 Full Assignment File No. 20102977639 Filed: 8/25/2010	[Specific equipment]

54.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20114575224 Filed: 11/30/2011 Lapse Date: 11/30/2016	[Specific equipment]

55.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20114575240 Filed: 11/30/2011 Lapse Date: 11/30/2016	[Specific equipment]

56.	DE	SUPERVALU Inc.	Nestle Dreyer’s Ice Cream Company	File No. 20115000438 Filed: 12/20/2011 Lapse Date: 12/20/2016	[Specific consigned products]

57.	DE	SUPERVALU Inc.	Papyrus-Recycled Greetings, Inc.	File No. 20122461111 Filed: 6/26/2012 Lapse Date: 6/26/2017	Inventory sold or delivered by Secured Party to Debtor on a scan based trading and consignment basis, etc.

58.	MO	SUPERVALU Holdings, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 20050068215M Filed: 6/29/2005 Lapse Date: 6/29/2015 Continuation File No. 20100060676K Filed: 6/9/2010	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

Sch. 7.01 - 10

59	MO	SUPERVALU Holdings, Inc.	American Greetings Corporation	File No. 20100025328E Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

60.	MN	SUPERVALU Pharmacies, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200717007596 Filed: 6/1/2007 Lapse Date: 6/1/2017 Full Assignment File No. 20071713265 Filed: 6/12/2007 Continuation File No. 20122814247 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

61.	DE	SUPERVALU Receivables Funding Corporation	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 63975711 Filed: 11/14/2006 Lapse Date: 11/14/2016 Continuation File No. 20113580910 Filed: 9/19/2011	The Receivables, all Related Security, all Collections, etc.

62.	DE	SUPERVALU Receivables Funding Corporation	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072039393 Filed: 5/31/2007 Lapse Date: 5/31/2017 Continuation File No. 20121927013 Filed: 5/2/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

Sch. 7.01 - 11

Existing Mortgages

Mortgagor	Mortgagee	Address	Amount Secured
New Albertson’s, Inc.	Muguette Leguilloux Steele	104 Military Road, Tacoma, WA 98444	$219,307.04
New Albertson’s, Inc.	Equitable Life Assurance Society of the United States	725 E Huntington Dr, Monrovia, CA 1250 W Main St, West Dundee, IL 60118	$1,768,247.76
Shaw’s Supermarkets, Inc.	TD Bank, N.A.	300 Main Street, Nashua, NH 03060	$18,772,932.62

Capital Lease Obligations as of June 16, 2012

[***]

One or more of the Loan Parties is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Loan Parties could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Loan Parties’ assignments among third parties, and various other remedies available, the Loan Parties believe the likelihood that the Loan Parties will be required to assume a material amount of these obligations is remote.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.01 - 12

Schedule 7.02

Investments

I. Non-Wholly Owned Entities:

[***]

II. Real Estate Repurchase Obligations

Acquisitions of fuel centers, consisting of interests in real property, together with the improvements and personal property located thereon, pursuant to repurchase obligations pursuant to written agreements in existence on the Closing Date between New Albertson’s, Inc., and certain of its affiliates, and Tesoro Refining and Marketing Company, a Delaware corporation, or its affiliates, and the parties’ respective permitted successors and assigns; provided that the aggregate amount of consideration for all such acquisitions does not exceed $20,000,000.

III. Investment Policy

SUPERVALU INC.

INVESTMENT GUIDELINES

August 22, 2012

PURPOSE:

To state clearly the responsibility for the investment of surplus cash, the approved types of investments and their maturities.

POLICY STATEMENT:

Cash temporarily not needed for Company operations or to reduce debt will be invested by the Cash Management Team (in Treasury Services), following approval from either the Treasurer, Controller, Vice President—Tax, or Chief Financial Officer. The investments will be of appropriate maturities to meet projected cash requirements of the Company, and will be made according to the following written guidelines. The objectives of such investments will be, in order of importance: safety of principal, liquidity of funds, diversification and investment yield.

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.02 - 1

GUIDELINES:

All surplus Company cash will be forwarded to the parent. Subsidiaries are not authorized to invest cash with outside parties without prior approval from either the Treasurer, Controller or Chief Financial Officer.

APPROVED INVESTMENTS:

1.	U.S. Treasury Securities and general obligations fully guaranteed with respect to principal and interest by the U. S. Government.

2.	Obligations of U.S. Government Agencies (i.e. GNMA’s and FNMA’s).

3.	Commercial paper of prime quality (rated A-1 by Standard and Poor’s and P-1 by Moody’s), purchased through recognized money market dealers (see list of “Authorized Dealers”).

4.	Certificates of Deposit and Time Deposits of Banks and their overseas branches are limited to:

a.	Top 50 worldwide banks as measured by assets, and

b.	Banks rated A—1/AA and/or P—1/Aa or better

5.	Repurchase Agreements, with authorized money market dealers (see list of “Authorized Dealers”) or major banks as defined in item #4, executed against those securities approved for direct purchase (1-4 above). The current market value of the collateral must cover the principal amount of the investment and collateral must be held in our name.

6.	Diversified money market investment funds (see list of “Authorized Money Market Funds”) meeting the following conditions:

a.	AAAm rating from Standard and Poor’s or AAA rating from Moody’s

b.	Total assets of at least $5 billion

c.	Rule 2a-7 compliant

d.	At least three years of history

e.	Previously approved by either the Treasurer, Controller, or Chief Financial Officer

7.	Other investments, including commercial paper rated A-2/P-2, may be allowed from time to time with specific written authorization from the Chief Financial Officer or the Treasurer.

Sch. 7.02 - 2

8.	During a period of time where demand deposit accounts (DDA’s) are federally guaranteed by the Temporary Liquitidy Guarantee Program or any other similar FDIC guarantee programs, surplus funds may be held in the company’s DDA accounts at authorized participating depository banks.

9.	Surplus funds may be held at authorized depository banks not participating in guarantee programs described in #8 above to earn the earnings credit rate that meet one of the following requirements:

a.	A Long Term issuer rating no lower than

i.	A3 from Moody’s or

ii.	A- from Standard and Poor’s

b.	Market Credit Default Swap (CDS) rate of no greater than 250 basis points

INVESTMENT LIMITATIONS:

1.	All short-term investments shall be denominated in U.S. dollars.

2.	A maximum principal investment of up to:

a.	$50 million per money market fund (determined by CUSIP number)

b.	$25 million per DDA Account

3.	For direct securities purchases, the commitment to any one name will be limited to $10 million with the exception of U.S. Government and U.S. Government Agencies (no limit).

4.	All securities that are purchased will be held in “safekeeping” by the seller or by a Safekeeping Agent (see list of “Authorized Dealers”) named by SUPERVALU INC. who will issue trade confirmation for all transactions.

5.	Maturities for investments are not to exceed 90 days.

AUTHORIZED INSTITUTIONS/ FUNDS:

The following lists include the Authorized Dealers, Authorized Money Market Funds and Authorized Depository Banks that have been approved as part of the investment policy.

Authorized Dealers:

1.	Bank of America
2.	US Bank
3.	Wells Fargo

Sch. 7.02 - 3

Authorized Money Market Funds:

1.	JP Morgan Government Fund
2.	Federated Government Obligations Fund
3.	Fidelity Institutional Government Fund
4.	Dreyfus Government Cash Management Fund (BNY Mellon)
5.	Columbia Government Reserves Fund (Bank of America)
6.	First American Government Obligations
7.	Goldman Sachs Financial Square Government Fund
8.	BlackRock Liquidity FedFund Institutional Fund
9.	Western Asset Institutional Government Fund
10.	Funds For Institutions Government Fund (Merrill Lynch)

Authorized Depository Banks Participating in Government Sponsored Guarantee Programs

1.	Bank of America
2.	US Bank
3.	PNC Bank
4.	JP Morgan
5.	Wells Fargo
6.	Northern Trust
7.	Banco Santander (Sovereign)
8.	TCF Bank
9.	Union Bank
10.	Key Bank

Nothing in this Schedule 7.02 modifies any Loan Party’s obligations contained in (i) the proviso at the end of the definition of Permitted Investments or (ii) Section 6.13 of the Credit Agreement.

Sch. 7.02 - 4

Schedule 7.03

Existing Indebtedness

Part (a):

	MATURITY	FACE VALUE BALANCE 6/16/2012
SUPERVALU DEBT

SVU NOTES PAYABLE:

DUE 5/15/12	5/15/2012	—
DUE 11/15/14	11/15/2014	489,890,000.00
DUE 5/1/16	5/1/2016	1,000,000,000.00

TOTAL SVU NOTES PAYABLE:		1,489,890,000.00

SVU REVOLVING DEBT:

SECURITIZED A/R FACILITY:
SECURITIZED A/R FACILITY	5/3/2013	130,000,000.00

TOTAL SVU REVOLVING DEBT:		130,000,000.00

SVU MORTGAGES AND OTHER DEBT:

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.03 - 1

SVU MORTGAGES AND OTHER DEBT:		29,551,926.69

NEW ALBERTSONS

ABS NOTES PAYABLE:

UNDERWRITTEN NOTES
DUE 6/15/26	6/15/2026	200,000,000.00
DUE 8/1/29	8/1/2029	650,000,000.00
DUE 5/1/30	5/1/2030	225,000,000.00
DUE 5/1/13	5/1/2013	140,333,000.00
DUE 5/1/31	5/1/2031	400,000,000.00
MEDIUM TERM NOTES: B
DUE 7/30/12	7/30/2012	1,000,000.00
DUE 7/30/12	7/30/2012	5,500,000.00
DUE 7/21/17	7/21/2017	10,000,000.00
DUE 7/21/17	7/21/2017	20,000,000.00
DUE 8/1/17	8/1/2017	6,500,000.00
DUE 7/22/27	7/22/2027	20,000,000.00
DUE 7/23/27	7/23/2027	10,000,000.00
DUE 7/26/27 (29.79 M PUT 7/26/07)	7/26/2027	210,000.00
MEDIUM TERM NOTES: C
DUE 2/13	2/25/2013	16,000,000.00
DUE 2/13	2/25/2013	17,000,000.00
DUE 2/18	2/23/2018	7,500,000.00
DUE 2/28	2/23/2028	43,500,000.00
DUE 4/28	4/10/2028	12,000,000.00
DUE 4/28	4/10/2028	15,000,000.00
DUE 6/28	6/2/2028	6,000,000.00
DUE 6/28	6/1/2028	150,000,000.00

TOTAL ABS NOTES PAYABLE:		1,955,543,000.00

ASC NOTES AND BONDS PAYABLE:

SERIES B MEDIUM TERM NOTES:
DUE 03/2028	3/20/2028	100,000,000.00

Sch. 7.03 - 2

ASC BONDS PAYABLE:
DEBENTURES DUE 2017	5/1/2017	95,525,000.00
DEBENTURES DUE 2026	6/1/2026	271,750,000.00
DEBENTURES DUE 2037 (PUT 5/1/09)	5/1/2037	143,000.00

TOTAL ASC NOTES AND BONDS PAYABLE:		467,418,000.00

NEW ALBERTSONS MORTGAGES AND OTHER NOTES:

[***]

ABS MORTGAGES:
[***]

ASC MORTGAGES:
[***]

TOTAL NEW ALBERTSONS MORTGAGES AND OTHER NOTES:		[***}

TOTAL COMPANY DEBT		4,093,567,864.27

Part (b):

Existing Letters of Credit

[***]

Commercial Letters of Credit

[***]

Surety Bonds

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.03 - 3

[***]

Part (c):

Swap Termination Value

[***]

Part (f):

Capital Lease Obligations as of June 16, 2012

Type

[***]

One or more of the Loan Parties is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Loan Parties could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Loan Parties’ assignments among third parties, and various other remedies available, the Loan Parties believe the likelihood that the Loan Parties will be required to assume a material amount of these obligations is remote.

Part (g):

[***]

Part (i):

Financial Guaranties

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.03 - 4

Retailer Lease Guaranties

[***]

Other Lease Guaranties

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.03 - 5

Schedule 7.09

Transactions with Affiliates

Investments in Non-Wholly Owned Entities:

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 7.09 - 1

Schedule 10.02

Administrative Agent’s Office; Certain Addresses for Notices

Notices and Account Information for Administrative Agent

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Joseph Burt, Portfolio Manager—Supervalu

Telephone: 617-854-7279

Telecopier: 866-617-3988

Email: joseph.burt@wellsfargo.com

Administrative Agent’s Office Account Information for Lenders

Bank Address:	Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA

ABA No.:	[***]
A/C Name:	Wells Fargo Bank, N.A.
A/C No.:	[***]
Reference:	SUPERVALU INC.

Agent Payment Account Information for Borrowers and Guarantors

Bank Address:	Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA

ABA No.:	[***]
A/C Name:	Wells Fargo Bank, N.A.
A/C No.:	[***]
Reference:	SUPERVALU INC.

Notice Information for Co-Collateral Agents

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Joseph Burt, Portfolio Manager—Supervalu

Telephone: 617-854-7279

Telecopier: 866-617-3988

Email: joseph.burt@wellsfargo.com

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Sch. 10.02 - 1

General Electric Capital Corporation

Attention: Nicole Cipriani

Assistant Vice President

401 Merritt 7

Norwalk, Connecticut 06851

Telephone: 203-229-5562

Notices for LC Issuers

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Joseph Burt, Portfolio Manager—Supervalu

Telephone: 617-854-7279

Telecopier: 866-617-3988

Email: joseph.burt@wellsfargo.com

U.S. Bank National Association

Attention: Lynn Gosselin

VP, Portfolio Manager

209 S. LaSalle Street

MK-IL-RY3B

Chicago, Illinois 60604

Telephone: 312-325-8747

Telecopier: 312-325-8905

Email: lynn.gosselin@usbank.com

PNC Bank, National Association

Attention: Gurdatt Jagnanan

VP-Operations Supervisor

Two Tower Center Boulevard, 21st Floor

East Brunswick, New Jersey 08816

Telephone: 732-220-4302

Telecopier: 732-220-3268

Email: gurdatt.jagnanan@pnc.com

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch

Attention: Denise DeMarco

Assistant Vice President

123 North Wacker Drive, Suite 2100

Chicago, Illinois 60606

Telephone: 312-408-8223

Telecopier: 312-408-8240

Email: denise.demarco@rabobank.com

Sch. 10.02 - 2

Notices for Swing Line Lender

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attention: Joseph Burt, Portfolio Manager—Supervalu

Telephone: 617-854-7279

Telecopier: 866-617-3988

Email: joseph.burt@wellsfargo.com

Notices for Loan Parties

SUPERVALU INC.

250 Park Center Boulevard

P.O. Box 20

Boise, ID 83706

Attn: Treasurer

Fax: 208-395-6631

With a copy to:

SUPERVALU INC.

7075 Flying Cloud Drive

Eden Prairie, MN 55344

Attention: Vice President, Business Law

Fax: 952-828-4403

Web Address: http://www.supervaluinvestors.com

Sch. 10.02 - 3

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 30, 2012 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) SUPERVALU INC., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “ Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative and co-collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, U.S. Bank National Association, PNC Bank, National Association and “Rabobank Nederland”, New York Branch, as LC Issuers, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Lead Borrower hereby requests [a Borrowing][a conversion of Committed Loans from one Type to the other][a continuation of LIBO Rate Loans][1]:

(a)	On (a Business Day)[2]

(b)	In the amount of $ [3]

[1]	A Borrowing must be a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBO Rate Loans, must have the same Interest Period.
[2]

Each notice of a Borrowing must be received by the Administrative Agent not later than (i) 4:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of conversion to or continuation of LIBO Rate Loans; provided, that, if the Lead Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period” in the Credit Agreement, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and (ii) 1:00 p.m on the Business Day that is the requested date of any Borrowing of Base Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans.

[3]

Each Borrowing, conversion to, or continuation of LIBO Rate Loans must be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing, conversion to, or continuation of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(c)	Comprised of [Base Rate][LIBO Rate] Loans (Type of Committed Loan)[4]

(d)	For LIBO Rate Loans: with an Interest Period of months[5]

The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that (a) the Borrowing requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the date specified in Item 1(a) above.

[signature page follows]

[4]	Committed Loans may be either Base Rate Loans or LIBO Rate Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.
[5]

The Lead Borrower may request a Borrowing of LIBO Rate Loans with an Interest Period of one, two, three or six months (or such period of nine or twelve months as requested by the Lead Borrower and Consented to by all of the Lenders). If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

2

Dated as of the date above first written.

SUPERVALU INC., as Lead Borrower

By:
Name:
Title:

Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Wells Fargo Bank, National Association, as Swing Line Lender

Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 30, 2012 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) SUPERVALU INC., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “ Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative and co-collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, U.S. Bank National Association, PNC Bank, National Association and “Rabobank Nederland”, New York Branch, as LC Issuers and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Lead Borrower hereby requests a Swing Line Borrowing:

1.	On (a Business Day)[1]

2.	In the amount of $ [2]

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

SUPERVALU INC., as Lead Borrower

By:
Name:
Title:

[1]	Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested date of any Swing Line Borrowing.
[2]	Each Swing Line Borrowing must be in a minimum amount of [$100,000].

EXHIBIT C-1

FORM OF NOTE

NOTE

$	,

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of             (hereinafter, with any subsequent holders, the “Lender”), c/o Wells Fargo Bank, National Association, [            ], the principal sum of             DOLLARS ($            ), or, if less, the aggregate unpaid principal balance of Committed Loans made by the Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of August 30, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iii) Wells Fargo Bank, National Association, U.S. Bank National Association, PNC Bank, National Association and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as LC Issuers, and (iv) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Committed Loans, the accrual of interest thereon, and the repayment of such Committed Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by Administrative Agent or the Lender in exercising or enforcing any of Administrative Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Note.

1

This Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, that, the release by the Administrative Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO HEREIN. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

2

EACH OF THE BORROWERS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. EXCLUDING SERVICE OF PROCESS BY EMAIL, NOTHING IN THIS NOTE WILL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW BUT IN NO EVENT SHALL SERVICE OF PROCESS BY EMAIL BE EFFECTIVE.

EACH OF THE BORROWERS AGREES THAT ANY ACTION COMMENCED BY ANY OF THE BORROWERS ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, LENDER AND THE ADMINISTRATIVE AGENT, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND LENDERS HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

BORROWERS:

SUPERVALU INC.

By:
Name:
Title:

NEW ALBERTSON’S INC.

By:
Name:
Title:

AMERICAN STORES COMPANY, LLC

By:
Name:
Title:

Note

EXHIBIT C-2

FORM OF SWING LINE NOTE

SWING LINE NOTE

$	,

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (hereinafter, with any subsequent holders, the “Swing Line Lender”), [            ], the principal sum of             DOLLARS ($            ), or, if less, the aggregate unpaid principal balance of Swing Line Loans made by the Swing Line Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of August 30, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iii) Wells Fargo Bank, National Association, U.S. Bank National Association, PNC Bank, National Association and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as LC Issuers, and (iv) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Swing Line Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Swing Line Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Swing Line Loans, the accrual of interest thereon, and the repayment of such Swing Line Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by the Administrative Agent or the Swing Line Lender in exercising or enforcing any of the Administrative Agent’s or the Swing Line Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Swing Line Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent and/or the Lender with respect to this Swing Line Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Swing Line Note.

1

This Swing Line Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Swing Line Note, are joint and several, provided, that, the release by the Administrative Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Swing Line Note. Each reference in this Swing Line Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Swing Line Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SWING LINE NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE SWING LINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO HEREIN. EACH OF THE BORROWERS HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

2

EACH OF THE BORROWERS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT EXCLUDING SERVICE OF PROCESS BY EMAIL. NOTHING IN THIS SWING LINE NOTE WILL AFFECT THE RIGHT OF THE SWING LINE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW BUT IN NO EVENT SHALL SERVICE OF PROCESS BY EMAIL BE EFFECTIVE.

EACH OF THE BORROWERS AGREES THAT ANY ACTION COMMENCED BY ANY OF THE BORROWERS ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Swing Line Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWING LINE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE SWING LINE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, the Borrowers have caused this Swing Line Note to be duly executed as of the date set forth above.

BORROWERS:

SUPERVALU INC.

By:
Name:
Title:

NEW ALBERTSON’S INC.

By:
Name:
Title:

AMERICAN STORES COMPANY, LLC

By:
Name:
Title:

[OTHERS]

Swing Line Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association One Boston Place, 18th Floor Boston, Massachusetts 02108-4407 Attention: Portfolio Manager—SUPERVALU	Date:

Re: Credit Agreement dated as of August 30, 2012 (as amended, modified, supplemented or restated hereafter, the “ Credit Agreement”) by and among (i) SUPERVALU INC. a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative and co- collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, PNC Bank, National Association, “RaboBank Nederland”, New York Branch and U.S. Bank, National Association, as LC Issuers, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as follows:

1. No Default.

(a) To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

(b) If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2. Financial Calculations. Attached hereto as Appendix II are reasonably detailed calculations necessary to determine the Consolidated Fixed Charge Coverage Ratio of Lead Borrower and its Restricted Subsidiaries (whether or not compliance therewith is then required under Section 7.15 of the Credit Agreement).

3. No Material Accounting Changes, Etc. The financial statements furnished to the Administrative Agent for the Fiscal Quarter/Fiscal Year ending [            ] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Lead Borrower and its Subsidiaries on a consolidated basis at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject to, with respect to the quarterly financial statements, normal year end audit adjustments and the absence of footnotes. [The financial statements furnished to the Administrative Agent for the Fiscal period ending [            ] were prepared in accordance with the lead Borrower’s practices consistently applied and presently fairly in all material respect the financial conditions of the Lead Borrower and its Subsidiaries on a consolidated basis at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered]. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Administrative Agent for the Fiscal Year ending [            ], other than the material

accounting changes as disclosed on Appendix III hereto. [FISCAL PERIODS ONLY: There has been no change in the Lead Borrower’s practices with respect to Fiscal Period financial statements since the Closing Date, other than such changes as have been accepted by the Administrative Agent.]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Name:
Title:

APPENDIX I

Events of Default, if any and proposed actions.

APPENDIX II

Calculation of Consolidated Fixed Charge Coverage Ratio

APPENDIX III

Changes in GAAP:

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of August 30, 2012 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) SUPERVALU INC., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “ Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative and co-collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, PNC Bank, National Association, “Rabobank Nederland”, New York Branch and U.S. Bank National Association, as LC Issuers, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

            (the “Assignor”) and             (the “Assignee”) agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee and the amount of Letters of Credit participated in by the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.

The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Assignor being assigned pursuant to this Assignment and Assumption, is not less than $10,000,000[1], or, if less, the entire remaining amount of the Assignor’s Commitment and the Loans at any time owing

1	In the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund, $5,000,000.

1

to it, unless each of the Administrative Agent, the LC Issuer and the Swing Line Lender and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.	The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

4.	Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 10.06 to the Credit Agreement, to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent, the LC Issuer, the Swing Line Lender and the Lead Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

2

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Lending Office (and address for notices):

[Address]

Accepted this             day

of             ,             :

WELL FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

Schedule I to Assignment and Assumption

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

ADMINISTRATIVE AGENT:

WELL FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

2

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

LC ISSUERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

3

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

4

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

LEAD BORROWER:

SUPERVALU INC.

By:
Name:
Title:

5

Schedule I

Section 1. Percentage/Amount of Commitments/Loans/Letters of Credit Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:		_______________	%
Commitment assigned by Assignor:	$	_______________
Commitment assigned by Assignor:	$	_______________
Aggregate Outstanding Principal Amount of Loans assigned by Assignor:	$	_______________
Aggregate Participations assigned by Assignor in LC Obligations:	$	_______________

Section 2. Percentage/Amount of Commitments/Loans/Letters of Credit Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage		_______________	%
Assignee’s Applicable Percentage:		_______________	%
Assignor’s Commitment:	$	_______________
Assignee’s Commitment:	$	_______________
Aggregate Outstanding Principal Amount of Loans Owing to Assignor:	$	_______________
Aggregate Outstanding Principal Amount of Loans Owing to Assignee:	$	_______________
Aggregate Participations by Assignor in LC Obligations:	$	_______________
Aggregate Participations by Assignee in LC Obligations:	$	_______________

Section 3. Effective Date

Effective Date:	,

6

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

See attached.

Borrowing Base Certificate SUPERVALU, Inc. REVOLVING LINE OF CREDIT AVAILABILITY CALCULATION
			Date:

			Number:

CREDIT CARD RECEIVABLES		as of:

Credit Card Receivables				$0
Less: Ineligibles				$0

Eligible Credit Card Receivables				$0
Account Receivable Advance Rate				0%

Credit Card Receivable Availability				$0

INVENTORY		as of:

Non-Perishable Inventory				$0
In-Transit Inventory				$0

Total Non-Perishable Inventory				$0
Less: Ineligibles and Inventory Reserves				$0
Eligible Non-Perishable Inventory				$0
Advance Rate (85% of NOLV)	NOLV:	0%		0%

Available Non-Perishable Inventory				$0

Perishable Inventory				$0
Less: Ineligibles and Inventory Reserves				$0
Eligible Perishable Inventory				$0
Advance Rate (85% of NOLV)	NOLV:	0%		0%

Available Perishable Inventory				$0
Less: In Excess of 22.5% of the Borrowing Base				0

Capped Perishable Inventory				0

Total Perishable Inventory (incl. ASC) as a % of the Borrowing Base				0

Total Inventory Availability

PHARMACY SCRIPTS		as of:

# of Scripts (trailing 13 periods)				—
Value per Script				$0

Appraised Script Value				$0
Pharmacy Script Advance Rate				0%

Available Pharmacy Scripts				$0

2

Less: Amount In Excess of 22.5% of the Borrowing Base		0

Capped Pharmacy Scripts		0

Scripts as a % of the Borrowing Base		0

AVAILABILITY RESERVES (Excluding ASC Reserves)	as of:	0

BORROWING BASE (Excluding ASC)		0

AMERICAN STORES COMPANY (“ASC”)	as of:

Available Non-Perishable Inventory		$0
Available Perishable Inventory		$0
Less Availability Reserves		0

American Stores Availability		0

American Stores Borrowing Base (capped at $250MM)		$0

(A) Calculated Borrowing Base	as of:	0

(B) Revolving Commitment ($1,650MM)		$0

Lesser of A or B		0

Availability Calculation	as of:

Beginning Principal Balance		$—

	Prior Days Advance	$—

	Fees Charged Today	$—

	Adjustments	$—

	Prior Day’s Pay Down	$—

Ending Principal Balance
		$—

	Est. Accrued Interest MTD	$—

	Standby Letters of Credit	$—

	Documentary Letters of Credit	$—

Total Loan Balance Prior to Request		$—

Net Availability Prior to Today’s Request		0

3

TODAY’S ADVANCE REQEUST	$—

Net Availability After Today’s Request	0

The undersigned, a Responsible Officer (as defined in the ABL Credit Agreement referenced below) of SUPERVALU, Inc., in its capacity as “Lead Borrower” under, and as defined in, that that certain Credit Agreement, dated as of August XX, 2012 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “ABL Credit Agreement”; capitalized terms used herein shall have the meanings set forth in the ABL Credit Agreement), by and among (1) Lead Borrower, for itself and as agent for the other Borrowers party thereto from time to time, (2) the Borrowers party thereto from time to time, (3) the Guarantors party thereto from time to time, (4) the Lenders party thereto from time to time, and (5) Wells Fargo Bank, National Association, in its capacity as administrative and collateral agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”) and as a Lender, hereby certifies to Agent that: (A) the information set forth above and the supporting documentation and information delivered herewith (i) is true and correct in all material respects and (ii) has been prepared in accordance with the requirements of the ABL Credit Agreement, (B) Loan Parties are in compliance with and, after giving effect to any currently requested Credit Extension will be in compliance with, the terms, conditions and provisions of the ABL Credit Agreement, (C) as of the date hereof and after giving effect to any currently requested Credit Extension, the aggregate Outstanding Amount of the Loans and LC Obligations at such time based on the ASC Restricted Collateral (and after giving effect to any of the foregoing that have been requested) do not exceed the Maximum ASC Credit Facility Amount, and (D) no Default or Event of Default has occurred and is continuing.

SUPERVALU, Inc.

By:
Sherry M. Smith
Chief Financial Officer

4

EXHIBIT G

FORM OF DDA NOTIFICATION

PREPARE ON BORROWER LETTERHEAD—ONE FOR EACH DEPOSITORY

[DATE]

To: [Name and Address of Bank]

Re:   [                                                 ]

 The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [            ], a [            ] with an address at [            ] (the “Borrower”), now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Borrower.

The Borrower and certain of its affiliates have entered into separate financing agreements with each of (a) Wells Fargo Bank, National Association, with an office at One Boston Place, 18th Floor, Boston, Massachusetts 02108-4407, as administrative and collateral agent (in such capacity, together with its successors and assigns, herein the “Revolving Loan Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (together with their successors and assigns, the “Revolving Credit Parties”), which are making loans or furnishing other financials accommodations to [            ]; and (b) Credit Suisse AG, with an office at Eleven Madison Avenue, New York New York 10010, as administrative and collateral agent (in such capacity, together with its successors and assigns, “Term Loan Agent”) for its own benefit and the benefit of a syndicate of term lenders (together with their successors and assigns, the “Term Credit Parties”), which are making term loans to the Borrower and certain of its affiliates.

For purposes of this letter, the term “Lender Representative” as used herein shall mean Revolving Loan Agent until such time as Revolving Loan Agent notifies you in writing (at your address above) that the Lender Representative shall be Term Loan Agent, and on and after delivery of such notice from Revolving Loan Agent to you, the term “Lender Representative” shall mean Term Loan Agent.

The Borrower has granted to the Revolving Loan Agent (for its own benefit and the benefit of the Revolving Credit Parties) and to the Term Loan Agent (for its own benefit and the benefit of the Term Credit Parties) security interests in and to, among other things, the Borrower’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Consequently, the present and all future contents of the Account constitute the collateral of Revolving Loan Agent and Term Loan Agent.

Until you receive written notification from the Lender Representative that the interest of the Revolving Loan Agent, the other Revolving Credit Parties, the Term Loan Agent and the Term Credit Parties in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts, net of such minimum balance, not to exceed $[            ], shall be transferred [on each business day] [lesser frequency for remote accounts to be determined] as follows:

(a) By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Blocked Account Details]

ABA #

Account No.

Re:

or

(b) As you may be otherwise instructed from time to time in writing by an officer of the Lender Representative.

Upon request of the Lender Representative, a copy of each statement issued with respect to the Account should be provided to the Revolving Loan Agent and Term Loan Agent at the following addresses (which address may be changed upon seven (7) days’ written notice given to you by the Revolving Loan Agent or Term Loan Agent, as applicable):

If to Revolving Loan Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108-4407

Attn: Portfolio Manager—Supervalu

Fax No.: (866) 617-3988

If to Term Loan Agent:

Credit Suisse AG

Eleven Madison Avenue

New York New York 10010

Attn: Loan Agency Manager

Fax No.: (212) 322-2291

You shall be fully protected in acting on any order or direction by the Lender Representative given in accordance with terms of this DDA Notification respecting the Accounts without making any inquiry whatsoever as to the Lender Representative’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Borrower and the Revolving Loan Agent or Term Loan Agent under the terms of the respective loan arrangement and the loan documents executed in connection therewith between, among others, the Borrower and Revolving Loan Agent, and the Borrower and Term Loan Agent.

2

This letter may be amended only by notice in writing signed by the Borrower and an officer of the Revolving Loan Agent and Term Loan Agent. The letter may be terminated solely by written notice signed by an officer of the Revolving Loan Agent and Term Loan Agent.

[signature page follows]

3

Very truly yours,
[ ], as Borrower

By:
Name:
Title:

cc:	Wells Fargo Bank, National Association, as Revolving Loan Agent Credit Suisse AG, as Term Loan Agent

Exhibit A

Accounts

[see attached]

EXHIBIT H

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD—ONE FOR EACH PROCESSOR

            ,

BY CERTIFIED MAIL — RETURN RECEIPT REQUESTED

To:	[ ]

[            ]

[            ]

(the “Processor”)

Re:	[ ][1]

Merchant Account Number:

Dear Sir/Madam:

[            ]2, a             with its principal executive offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota (the “Company”), among others, has entered into separate financing agreements with each of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, with offices at One Boston Place, 18th Floor, Boston, Massachusetts 02108, as administrative agent and co-collateral agent (in such capacity herein, the “Revolving Loan Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “Revolving Loan Credit Parties”) which are making loans or furnishing other financial accommodations to the Company and certain of its affiliates, and (b) CREDIT SUISSE AG, having an office at Eleven Madison Avenue, New York, New York 10010, as administrative and collateral agent (in such capacity herein, the “Term Loan Agent”) for its own benefit and the benefit of a syndicate of term lenders and certain other credit parties (the “Term Loan Credit Parties”) which are making loans to SUPERVALU INC. (the “Lead Borrower”), pursuant to which agreements the Company, among others, has granted to the Revolving Loan Agent, for its own benefit and the benefit of the other Revolving Loan Credit Parties, and to the Term Loan Agent, for its own benefit and the benefit of the other Term Loan Credit Parties, a security interest in and to, among other things, certain of the assets of the Company (the “Collateral”), including, without limitation, all credit and debit card charges submitted by the Company to the Processor for processing and all amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

[1]	Insert applicable Supervalu company
[2]	Insert applicable Supervalu company

1

The Processor has entered into arrangements pursuant to which Processor acts as credit card processing service provider to the Company and certain of its subsidiaries and affiliates in connection with sales by the Company and such subsidiaries and affiliates to their customers using credit cards and debit cards as set forth in the             , by and between Processor and the Company (together with any replacement agreement thereto, the “Card Processing Agreement”).

For purposes of this Credit Card Notification, the term “Lender Representative” as used herein shall mean Revolving Loan Agent until such time as Revolving Loan Agent notifies the Processor in writing (at the Processor’s address above) that the Lender Representative shall be Term Loan Agent, and on and after delivery of such notice from Revolving Loan Agent to the undersigned, the term “Lender Representative” shall mean Term Loan Agent.

Notwithstanding anything to the contrary contained in the Card Processing Agreement or any prior instructions which may have been given to the Processor, unless and until Processor receives written instructions from the Lender Representative to the contrary, effective as of the date hereof, all amounts as may become due from time to time from the Processor to the Company pursuant to the Card Processing Agreement or otherwise shall be transferred only as follows:

(a)	By [Wire Transfer][ACH (for American Express only)] to one of the deposit accounts described on Schedule I hereto, as such Schedule may be supplemented from time to time in writing by an officer of the Company and confirmed in writing by an officer of the Lender Representative:

or

(b)	As the Processor may be otherwise instructed from time to time in writing by an officer of the Revolving Loan Agent.

Upon the request of the Revolving Loan Agent or the Term Loan Agent, a copy of each periodic statement provided or made available by the Processor to the Company shall be provided to the Lender Representative at the following address (which address may be changed upon seven (7) days written notice given to the Processor by the Revolving Loan Agent or the Term Loan Agent, as applicable):

2

If to Revolving Loan Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, MA 02108

Attention: Portfolio Manager—Supervalu

Facsimile: 866.617.3988

Re: Supervalu

If to Term Loan Agent:

Credit Suisse AG

Eleven Madison Avenue

New York, New York, 10010

Attention: Agency Group

Facsimile: 212.325.8304

Re: Supervalu

The Processor shall be fully protected in acting on any order or direction by the Lender Representative given in accordance with the terms of this Credit Card Notification respecting the Credit Card Proceeds without making any inquiry whatsoever as to the Revolving Loan Agent’s or the Term Loan Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This Credit Card Notification may be amended only by a written notice executed by the Company and the Lender Representative, and may be terminated solely by written notice signed by an officer of the Lender Representative. The Company shall not have any right to terminate this Credit Card Notification or, except as provided in this Credit Card Notification, amend it.

This Credit Card Notification may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

THIS CREDIT CARD NOTIFICATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Very truly yours,

[ ][3]

By:
Name:
Title:

cc:	Wells Fargo Bank, National Association, as Revolving Loan Agent

Credit Suisse AG, as Term Loan Agent

[3]	Insert applicable Supervalu company

[Supervalu Credit Card Notification]

Schedule I

to

Credit Card Notification

Deposit Account

Wells Fargo Bank, National Association

ABA #

Account Name:

Account No.

EXHIBIT I

CLOSING DATE COLLATERAL LIST

See attached

[***]

***	Denotes confidential information that has been omitted from the exhibit and fielded separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

FINAL FORM

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING1

from

[NAME OF MORTGAGOR], Mortgagor

to

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as administrative agent and co-collateral agent, Mortgagee

DATED AS OF [            , 20            ]

EFFECTIVE AS OF [            , 20            ]

After recording, please return to:

Otterbourg, Steindler, Houston & Rosen, P.C.

230 Park Avenue.

New York, NY 10169

ATTN: Daniel P. Greenstein, Esq.

[1]	This form’s riders contain provisions to be included in the mortgage if the mortgage is with respect to a leasehold.

[INSERT STATE]

THIS2 MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING, dated as of [            , 20            ], and effective as of [            , 20        ], is made by [NAME OF MORTGAGOR], a [INSERT STATE OF ORGANIZATION AND TYPE OF ENTITY OF MORTGAGOR] (“Mortgagor”), whose address is [            ], to WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and co-collateral agent (in such capacities and together with its successors, “Mortgagee”), whose address is 100 Park Avenue, New York, New York 10017. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders, and replacements of this instrument.

Background

A. SUPERVALU INC., a Delaware corporation, and its Affiliates (individually and collectively “Borrower”), has entered into the Credit Agreement dated as of [            ], 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), with several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Mortgagee. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

B. Mortgagor has, pursuant to that certain Facility Guaranty as of [            , 20            ] (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).3

C. Pursuant and subject to the Credit Agreement, the Lenders have made, severally and not jointly, certain Loans to Borrower, and Borrower has agreed to cause Mortgagor to execute and deliver this Mortgage in connection therewith.

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure the payment and performance of the following obligations (collectively, the “Secured Obligations”):

(a) the Obligations (as defined in the Credit Agreement), including, without limitation, (i) the aggregate principal amount of $1,650,000,000 or so much thereof as may be advanced by the Lenders as Loans pursuant to the Credit Agreement and as is outstanding from time to time, together with interest thereon as provided by the Credit Agreement (including, without limitation, if and to the extent provided by the Credit Agreement, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of

[2]	For a leasehold mortgage, insert Rider A here.
[3]	For a leasehold mortgage, insert Rider B here as recital “C,” and move the current recital “C” to a new recital “D.”

any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), as evidenced by the Credit Agreement and, if requested by any Lender as provided by the Credit Agreement, certain promissory notes (as the same may be amended, supplemented or otherwise modified from time to time, the “Notes”), (ii) the Guaranteed Obligations, and (iii) all Protective Advances (as defined below); and

(b) the performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor under, in connection with or pursuant to the provisions of this Mortgage;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS (TOGETHER WITH POWER OF SALE THEREOF), all of the following property and rights and interests now owned or held or subsequently acquired by Mortgagor (collectively, the “Mortgaged Property”):

(A) 4the parcel(s) of real property described on Schedule A attached hereto and made a part hereof (the “Land”), together with all of the buildings, improvements, and structures now located thereon (the “Improvements”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Land or Improvements or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Premises (as defined below), and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Premises to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all buildings, improvements, structures, additions, and concessions to, the Land or Improvements, and substitutes and replacements thereof, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Land or Improvements, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Land or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor (collectively, the property and rights and interests described in the foregoing clauses (A) through (D)5, the “Premises”);

[4]	For a leasehold mortgage, insert Rider C here, and move the current subclause “A” to “B,” and shift all subsequent paragraph lettering down accordingly.

2

(E) all right, title, estate and interest of Mortgagor in and to all of the “fixtures” (as defined in the Code, as defined below) from time to time attached to or contained in the Premises (but only while attached to or contained in the Premises),6 including without limitation, screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, and other floor coverings, storm doors and windows, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigeration systems, and incinerating equipment, shelving, escalators, elevators, docks, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, and fittings (together with, in each case, attachments, components, parts and accessories);

(F) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the aforementioned fixtures, subsequently acquired by Mortgagor or constructed, assembled or placed by Mortgagor on the Premises or subsequently attached thereto, immediately upon such acquisition, construction, attachment, assembling or placement at the Premises (but only while attached to or contained in the Premises), without any further mortgage, conveyance, assignment or other act by Mortgagor (all of the foregoing clauses (E) and (F), while attached to or contained in the Premises, being referred to as the “Fixtures”);

(G) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements entitling third parties to use or occupy the Premises or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and any guaranties of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of security deposits thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (collectively, the “Rents”);

(H) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, management, occupancy, sale, leasing or financing of the Premises or Fixtures or any part thereof, all agreements relating to Mortgagor’s sale or lease of any portion of the Premises, and all agreements relating to Mortgagor’s purchase or lease of any property which is adjacent or peripheral

[5]	For a leasehold mortgage, replace “(D)” with “(E).”
[6]	On re-reading, limitation to use is not needed—location of fixtures is determinative.

3

to the Premises together with the right to exercise such options, and all leases of Fixtures (collectively, the “Contracts”); (ii) all consents, licenses, permits, variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Premises or any part thereof (collectively, the “Permits”); and (iii) all drawings, plans, specifications and similar or related items relating to the Premises (collectively, the “Plans”);

(I) all right, title, estate and interest of Mortgagor in and to all books and records and documents relating to relating to the ownership, construction, maintenance, repair, operation, management, occupancy, sale, or leasing of the Premises or Fixtures or any part thereof, whether tangible or electronic, which contain any information relating to any of the foregoing, to the extent necessary or desirable to sell, transfer or otherwise realize on any of the other Mortgaged Property (“Books and Records”); and

(J) all right, title, estate and interest of Mortgagor in and to all proceeds (as defined in the Code) of the foregoing, including without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the other Mortgaged Property, and including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, any of the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, including all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Premises or Fixtures and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority (or any Person acting under color of Governmental Authority), including all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made for the taking by eminent domain, condemnation or otherwise, of all or any part of the Premises or any easement or other right therein, and (v) any and all other amounts from time to time paid or payable under or from any of the Mortgaged Property, both cash and noncash, of the foregoing;

PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in clauses (A) through (J)7 above, for the avoidance of doubt (and without implication that such property would otherwise be included), the lien, security interest, mortgage, grant, assignment, transfer,

[7]	For a leasehold mortgage, replace “(J)” with “(K).”

4

hypothecation, pledge, conveyance and set over created by this Mortgage is not intended to extend to, shall not extend to, and the term “Mortgaged Property” shall not include, any Excluded Assets (as defined below), and Mortgagor shall from time to time at the request of Mortgagee give written notice to Mortgagee identifying in reasonable detail the Excluded Assets and shall provide to Mortgagee such other information regarding the Excluded Assets as Mortgagee may reasonably request.

For purposes hereof, “Excluded Assets” shall mean the following:

(i) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement, or applicable Law with respect thereto, the valid grant of a lien therein to Mortgagee would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable Law such prohibition cannot be waived; provided, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Code or other applicable Law or (ii) so as to limit, impair or otherwise affect Mortgagee’s unconditional continuing liens in any rights or interests of Mortgagor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement;

(ii) all ABL Priority Collateral; and

(iii) checking, savings or other demand deposit account maintained by any Loan Party and exclusively used (a) for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) for the receipt of Medicare and Medicaid receivables of a Loan Party, (c) to hold proceeds of ABL Priority Collateral, or (d) for the receipt and deposit of funds of a specific Person other than a Loan Party, or which a Loan Party is holding in trust or as a fiduciary for such Person, in each case in a manner permitted under this Agreement or the other Loan Documents.

Notwithstanding the foregoing definition of Excluded Assets, nothing contained in this Mortgage shall affect the rights of Mortgagee or any other Lender with respect to any or all of the Excluded Assets as provided for in any other Loan Document.

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its permitted successors and assigns for the uses and purposes set forth herein, until the Secured Obligations (other than unasserted contingent indemnification Obligations) are fully paid;

5

Terms and Conditions

Mortgagor further represents, warrants, covenants, and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Permitted Encumbrances under the Credit Agreement (collectively, the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all Persons whomsoever.

2. 8Payment of Secured Obligations. Mortgagor shall pay and perform the Secured Obligations owing by it as and when due.

3. Requirements. Mortgagor shall comply with all provisions of the Credit Agreement regarding compliance with the requirements of Laws, orders, writs, injunctions, and decrees applicable to it or the Mortgaged Property.

4. Payment of Taxes and Other Impositions. Mortgagor shall comply with all provisions of the Credit Agreement regarding payment and discharge Taxes, assessments, and governmental charges or levies upon the Mortgaged Property, subject to Mortgagor’s right to contest the same as set forth therein.

5. Insurance. (a) Mortgagor shall (i) maintain or shall cause to be maintained such insurance with respect to it or the Mortgaged Property as is required pursuant to the Credit Agreement; (ii) maintain such other insurance with respect to it or the Mortgaged Property as may be required by applicable Law; and (iii) furnish to Mortgagee, upon written request, information as to the insurance carried as provided in the Credit Agreement.

(b) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(c) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor (or Borrower) shall give immediate notice thereof to Mortgagee in accordance with, and to the extent required by, Section 6.03(i) of the Credit Agreement. All insurance proceeds from the Mortgaged Property shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Secured Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds

[8]	For leasehold mortgages, make this existing section Section 3, insert Rider D here as Section 2, and shift all subsequent section numbers down accordingly.

6

relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Secured Obligations or repair the Mortgaged Property in its sole and absolute discretion.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted by the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Transfer Restrictions. Mortgagor shall not sell, transfer, convey, or assign all or any portion of, or any interest in, the Mortgaged Property except as permitted under the Credit Agreement.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair, ordinary wear and tear expected, and shall not commit or suffer any waste of the Improvements. Mortgagor shall repair, restore, replace, or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Mortgagor (or Borrower) shall notify Mortgagee of the pendency of the commencement of any action or proceeding for the taking of any interest in the Mortgaged Property in accordance with, and to the extent required by, Section 6.03(i) of the Credit Agreement. If an Event of Default shall have occurred and be continuing, Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Secured Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. Except as expressly permitted under the Credit Agreement, Mortgagor shall not lease, sublease, license, or sublicense all or any portion of, or any interest in, the Mortgaged Property. Mortgagor may revise, modify, or amend any Lease without the consent of Mortgagee, provided that the Lease, as modified, is or would be expressly permitted under the Credit Agreement.

11. Further Assurances. Mortgagor agrees to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which Mortgagee may reasonably request, to grant, preserve, protect or perfect the lien created or intended to be created by this Mortgage or the validity or priority of such lien, all at the expense of Mortgagor.

7

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor hereunder (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in the Credit Agreement, shall constitute Protective Advances secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money or performance rendered by Mortgagee under this Section 129 shall be deemed or construed to cure any default or Event of Default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagor shall comply with all provisions of the Credit Agreement regarding Hazardous Materials and Environmental Laws with respect to itself and the Mortgaged Property.

14. Protective Advances.10 All Protective Advances shall: (a) become part of the Obligations and be secured by this Mortgage; (b) bear interest at the rate provided for in the Credit Agreement (commencing from the date that the funds are advanced by or on behalf of Mortgagee and continuing until Mortgagor has actually repaid such advances in full), the payment of which interest this Mortgage shall secure; and (c) be repaid by Mortgagor immediately or upon demand, which obligation shall survive repayment of all other Obligations or any foreclosure in connection with this Mortgage. As used herein, the term “Protective Advance” means any amount that Mortgagee advances or expends in its sole and absolute discretion to cure or seek to cure any default or in exercising any remedy of Mortgagee hereunder.

15. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

16. Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, and at the direction of the Required Lenders, shall, in addition to the other rights and remedies provided for herein, under applicable Law, under the Credit Agreement and the other Loan Documents, or otherwise available to it (including, to the extent permitted under the Credit Agreement, declaring amounts secured by this Mortgage to be due and payable, in whole or in part, whereupon the same shall immediately become due and payable), immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

[9]	For leasehold mortgages, change to “Section 12” to “Section 13.”
[10]	Deleted text matter included in Section 12.

8

(i) Mortgagee may, to the extent permitted by applicable Law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) enforce any judgment received in connection with the exercise of remedies under the Credit Agreement or other Loan Documents, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage. Mortgagee may proceed in any such action to final judgment and execution thereon.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other Collateral as security for the Secured Obligations, to the extent permitted by applicable Law, enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, to the extent permitted by applicable Law, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease, and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(iii) Mortgagee may, with respect to personal property included in the Mortgaged Property, exercise all of the applicable rights and remedies of a secured party under the Code in effect the state in which the Premises are located (the “State”).

(b) In case of a foreclosure sale, the Premises may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) Except as expressly provided above in this Section 16,11 presentment, demand, and protest and all other notices of any kind are hereby expressly waived.

[11]	For leasehold mortgages, change to “Section 16” to “Section 17.”

9

17. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable Law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage shall be applied in accordance with, and subject to, Section 8.03 of the Credit Agreement.

18. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Secured Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, any Note, the Facility Guaranty and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Secured Obligations as having been paid.

19. Appointment of Receiver. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, and at the direction of the Required Lenders, shall, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it as a matter of right and without notice to Mortgagor, unless otherwise required by applicable Law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Secured Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by applicable Law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by applicable Law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

20. Extension, Release, etc. (a) Without affecting the Lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Secured Obligations, Mortgagee may, from time to time and without notice, release or reconvey, or cause to be released or reconveyed any parcel, portion or all of the Mortgaged Property in accordance with, and subject to, Section 9.10 of the Credit Agreement. If at any time this Mortgage shall secure less than all of the principal amount of the Secured Obligations, it is expressly agreed that any repayments of the principal amount of the Secured Obligations shall not reduce the amount of the Lien of this Mortgage until the Lien amount shall equal the principal amount of the Secured Obligations outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the Lien of this Mortgage or any Liens, rights, powers or remedies of Mortgagee hereunder, and such Liens, rights, powers and remedies shall continue unimpaired until the Secured Obligations (other than unasserted contingent indemnification Obligations) are fully paid.

10

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the Lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Secured Obligations or to foreclose the Lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

21. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, and at the direction of the Required Lenders, shall, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it under the Credit Agreement and other Loan Documents at Mortgagee’s option either (i) proceed under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treat such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by applicable Law, that: (i) this Mortgage upon recording or registration in the Premises records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of the Code; (ii) [            ] is the record owner of the Premises; (iii) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage; and (iv) the organization identification number of Mortgagor is [            ].

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and

11

delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. Pursuant to the provisions of the Code, Mortgagor hereby authorizes Mortgagee to file any such financing and continuation statements as required by the Credit Agreement. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

22. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of the Secured Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Secured Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Secured Obligations (other than unasserted contingent indemnification Obligations) are paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

23. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 10.02 of the Credit Agreement to Mortgagor in care of Borrower and to Mortgagee at the address of the Co-Collateral Agent as specified therein.

24. No Oral Modification. This Mortgage may not be amended, supplemented, or otherwise modified except in accordance with the provisions of Section 10.01 of the Credit Agreement. To the extent permitted by applicable Law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Lien or encumbrance.

25. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such

12

provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Loan Documents, the obligations of Mortgagor and of any other obligor under the Loan Documents to repay the Secured Obligations shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by Law to be charged by Mortgagee, as provided by Section 10.09 of the Credit Agreement.

26. Mortgagor’s Waiver of Rights. To the fullest extent permitted by applicable Law, Mortgagor waives the benefit of all Laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Secured Obligations or the creation or extension of a period of redemption from any sale, and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the fullest extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any Law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by applicable Law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

27. Remedies Not Exclusive. In addition to any rights and remedies that Mortgagee may have under the Credit Agreement and the other Loan Documents, Mortgagee shall be entitled to exercise all rights and powers under this Mortgage or under any applicable Laws now or hereafter in force with respect hereto, notwithstanding some or all of the Secured Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall not be required to look first to, enforce or exhaust any other security, collateral or guaranties and that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by Law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to which Mortgagee or to which it is otherwise entitled may be exercised concurrently or independently from time to time and as often as may be deemed expedient by Mortgagee in accordance therewith. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or

13

any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

28. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Secured Obligations upon other property in the State (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by applicable Law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Secured Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in the State in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action in the State is a specific inducement to Mortgagee to extend the Secured Obligations, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Secured Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State) which directly or indirectly secures the Secured Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by applicable Law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action in the State at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Secured Obligations (directly or indirectly) in the most economical and least time-consuming manner.

14

29. Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party as permitted by the Credit Agreement; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall run with the Premises and bind and inure to the benefit of their respective successors and assigns.

30. No Waivers, etc. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien. No failure or delay of Mortgagee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted as provided in Section 24,12 and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle Mortgagor to any other or further notice or demand in similar or other circumstances.

31. Governing Law, etc. The provisions of this Mortgage regarding the creation, perfection, and enforcement of the Liens and security interests granted herein shall be governed by and construed under the Laws of the State. All other provisions of this Mortgage and the rights and obligations of Mortgagor and Mortgagee, including the provisions of the Credit Agreement and any other Loan Document incorporated or referenced herein shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Law of the State of New York.

32. Certain Definitions . The word “Mortgagor” shall be construed as if it reads “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor Co-Collateral Agent or other permitted agent for the Lenders permitted by the Credit Agreement,” and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

[12]	For leasehold mortgages, change to “Section 24” to “Section 25.”

15

33. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. (a) MORTGAGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND THE MORTGAGED PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OR OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND MORTGAGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE AFORESAID COURTS. MORTGAGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS MORTGAGE SHALL AFFECT ANY RIGHT THAT MORTGAGEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS MORTGAGE AGAINST MORTGAGOR OR THE MORTGAGED PROPERTY IN THE COURTS OF ANY JURISDICTION IF REQUIRED TO REALIZE UPON THE MORTGAGED PROPERTY OR ENFORCE ANY JUDGMENT.

(b) MORTGAGOR FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE IN ANY OF THE AFORESAID COURTS IN CLAUSE (a) ABOVE. MORTGAGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) MORTGAGOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23,13 EXCLUDING SERVICE OF PROCESS BY MAIL. NOTHING IN THIS MORTGAGE WILL AFFECT THE RIGHT OF MORTGAGOR OR MORTGAGEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) MORTGAGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE. MORTGAGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 10.15 OF THE CREDIT AGREEMENT.

[13]	For leasehold mortgages, change to “SECTION 23” to “SECTION 24.”

16

34. Future Advances. This Mortgage is given to secure the Secured Obligations and shall secure not only obligations with respect to presently existing indebtedness but also any and all other obligations that may hereafter be owing to the Co-Collateral Agent and the Lenders under the Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances, re-advances, and Protective Advances (collectively, “Future Advances”), in each case pursuant to the Credit Agreement or the other Loan Documents, whether such Future Advances are obligatory or to be made at the option of the Co-Collateral Agent, the Administrative Agent, the Lenders, or otherwise, to the same extent as if such Future Advances were made on the date of the execution of this Mortgage. The Lien of this Mortgage shall be valid as to all Secured Obligations secured hereby, including Future Advances, from the time of its filing for record in the recorder’s office of the county in which the Mortgaged Property is located. This Mortgage is intended to and shall be valid and have priority over all subsequent Liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Premises. Although this Mortgage is given to secure all Future Advances made by Mortgagee or the other Lenders to or for the benefit of any Borrower, Mortgagor, or the Mortgaged Property, pursuant to this Mortgage or in connection with the Mortgaged Property, the Credit Agreement or other Loan Documents, whether obligatory or optional, Mortgagor and Mortgagee acknowledge and agree that Mortgagee and the Lenders are obligated by the terms of the Loan Documents to make certain Future Advances, subject to the fulfillment of the relevant conditions set forth in the Loan Documents.

35. Mortgagee as Agent; Successor Agents. (a) Mortgagee has been appointed to act as agent hereunder by the other Lenders pursuant to the Credit Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the Credit Agreement, any related agency agreement among the Loan Parties, Mortgagee and the other Lenders (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Lenders therefor.

(b) Mortgagee shall at all times be the same Person that is the Co-Collateral Agent or other permitted agency role under the Agency Documents. Mortgagee may resign and a successor agent may be appointed in the manner provided in the Credit Agreement, and written notice of resignation by the Co-Collateral Agent or other permitted agent pursuant to the Agency Documents shall also constitute notice of resignation as Mortgagee under this Mortgage. Removal of the Co-Collateral Agent or other permitted agent pursuant to any provision of the Agency Documents shall also constitute removal as Mortgagee under this Mortgage. Appointment of a successor Co-Collateral Agent or other permitted agent pursuant to the Agency Documents shall also constitute appointment of a successor Mortgagee under this Mortgage.

17

Upon the acceptance of any appointment as Co-Collateral Agent or other permitted agent by a successor Co-Collateral Agent or other permitted agent under the Agency Documents, that successor Co-Collateral Agent or other permitted agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Co- Collateral Agent or other permitted agent as Mortgagee under this Mortgage, and the retiring or removed Mortgagee shall promptly (i) assign and transfer to such successor Mortgagee all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Mortgagee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the Liens and security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Mortgagee’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage and the Agency Documents shall inure to such Mortgagee’s benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

36. Intercreditor Agreement. This Mortgage and the Liens granted to the Mortgagee pursuant to this Mortgage or any other Loan Documents in any Mortgaged Property and the exercise of any right or remedy with respect to any Mortgaged Property hereunder or any other Loan Document are subject to the provisions of the Intercreditor Agreement by and between Mortgagee as ABL Agent and Credit Suisse AG as Term Loan Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). In the event of any inconsistency between the terms of this Mortgage and the terms of any of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

37. Addendum. The terms and conditions set forth in the Addendum attached hereto are made an integral part hereof and are incorporated in this Mortgage as though fully set forth in the body of this Mortgage. If any conflict exists between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in the Addendum, the terms and provisions set forth in the Addendum shall control.

38. Incorporation of Credit Agreement; No Conflicts. The terms of the Credit Agreement are incorporated by reference herein as though set forth in full detail. In the event of any conflict between the terms and provisions of this Mortgage relating to the creation, perfection and enforcement of the real property liens and the terms and provisions of the Credit Agreement, the terms and provisions of this Mortgage shall control; in the event of a conflict between any other term or provision of this Mortgage (other than Section 3114) and the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

39. Termination; Release. (a) This Mortgage, the Liens in favor of Mortgagee and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly performed and paid in full in cash.

[14]	For leasehold mortgages, change to “Section 31” to “Section 32.”

18

(b) The Mortgaged Property or any portion thereof shall be released from the Liens of this Mortgage in accordance with the provisions of the Credit Agreement.

40. 15[Maximum Secured Amount. With respect to this Mortgage on properties located in [            ], the maximum amount secured hereby (including Mortgagor’s obligation to reimburse Protective Advances) is $            . Notwithstanding any provision herein to the contrary, the amount secured by this Mortgage shall be limited as follows:             .]16

41. Second Lien Status. Anything contained in this Mortgage to the contrary notwithstanding, Mortgagor and Mortgagee acknowledge and agree that so long as the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (together with all amendments, modifications, and supplements thereto, the “First Lien Mortgage”) in favor of the Term Loan Agent (as defined in the Intercreditor Agreement), securing the obligations under the Term Loan Agreement (as defined in the Intercreditor Agreement) and encumbering the Mortgaged Property and intended to be recorded before the recordation of this Mortgage, has not been terminated or released of record, this Mortgage shall be subject and subordinate to the lien and the terms and provisions of the First Lien Mortgage. Notwithstanding anything to the contrary contained in this Mortgage, all of the terms, covenants and provisions of this Mortgage shall be subject and subordinate to the terms and provisions of the First Lien Mortgage and the rights of the holder thereunder. So long as the First Lien Mortgage has not been terminated or released of record (but subject always to the terms of the Intercreditor Agreement), (i) in the event of any inconsistency between the terms of this Mortgage (or the Mortgagor’s obligations hereunder) and the terms of the First Lien Mortgage (or the Mortgagor’s obligations thereunder) the terms of the First Lien Mortgage shall control and (ii) to the extent the consent of Mortgagee is required for matters set forth herein, the consent of Mortgagee will be deemed given when, as, if, and to the same extent that, the holder of the First Lien Mortgage consents.

[ADDENDUM IMMEDIATELY FOLLOWS]

[15]	Local counsel to advise if required.
[16]

If the Mortgaged Property includes any “Operating Property” under the SVU Indenture as then in effect or any “Principal Property” under the New Albertson’s Indenture as then in effect, then mutually agreeable [] language will be added in such Mortgage limiting the amount of the Secured Obligations secured thereby so that such Mortgage does not trigger any equal and ratable security provisions thereunder.

19

ADDENDUM TO MORTGAGE

A. [insert State-specific provisions]

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

This Mortgage has been duly executed and delivered to Mortgagee by Mortgagor and is effective as of the date first above written.

MORTGAGOR:

[ ],
a [ ] [ ]

By:
Name:
Title:

[Signature block subject to review and comment by local counsel]

[APPROPRIATE NOTARY BLOCK]

Schedule A

Description of the Land

[Attach Legal Description of all parcels]

RIDER FOR LEASEHOLD MORTGAGE FORM

Rider A:

LEASEHOLD

Rider B:

WHEREAS, Mortgagor is the holder of leasehold title in and to all of the Land (as defined below), pursuant to the [Lease Agreement] dated as of             ,             by and between [LANDLORD], a [            ], as lessor (“Lessor”) and Mortgagor, as lessee, (“Lessee”), a memorandum of which is recorded in Book             , Page             with the Clerk of             County,             , [as amended by that certain             , dated as of             ,             ], which Premises (as defined below) forms a portion of the Mortgaged Property described below;

Rider C:

that certain lease described in Recital C above, as the same has been and may be in the future amended, restated, renewed or extended in compliance with this Mortgage, including any options to purchase, extend or renew provided for in such lease (collectively, the “Subject Lease”) and any nondisturbance, attornment and recognition agreement benefiting Mortgagor with respect to the Subject Lease, together with all credits, deposits, privileges, rights, estates, title and interest of Mortgagor as tenant under the Subject Lease (including all rights of Mortgagor to treat the Subject Lease as terminated under Section 365(h) (a “365(h) Election”) of the Bankruptcy Code, or any other Debtor Relief Laws, or any comparable right provided under any other Debtor Relief Law, together with all rights, remedies and privileges related thereto), and all books and records that contain records of payments of rent or security made under the Subject Lease and all of Mortgagor’s claims and rights to the payment of damages that may arise from Lessor’s failure to perform under the Subject Lease, or rejection of the Subject Lease under any Debtor Relief Law (a “Lease Damage Claim”), Mortgagee having the right, at any time and from time to time, to notify Lessor of the rights of Mortgagee hereunder;

Rider D:

Subject Lease. (a) Mortgagor represents, warrants and agrees as follows:

(i) Mortgagor has delivered to Mortgagee a true, correct and complete copy of the Subject Lease, including all amendments and modifications, existing as of the date hereof.

(ii) Mortgagor has not executed or entered into any modifications or amendments of the Subject Lease, either orally or in writing, other than written amendments that have been disclosed to Mortgagee in writing. Except as expressly permitted under the Credit Agreement, Mortgagor shall not enter into any new leases of all or any portion of the Mortgaged Property or any modifications or amendments of the Subject Lease except with Mortgagee’s prior written consent which consent shall not be unreasonably withheld or delayed.

(iii) The Subject Lease is in full force and effect, and Mortgagor is in no default of its obligations under the Subject Lease that, with the giving of notice or the passage of time or both, would entitle Lessor to terminate the Subject Lease or avoid its obligations thereunder. To Mortgagor’s knowledge, no other event has occurred that, with the giving of notice or the passage of time or both, would entitle Lessor to terminate the Subject Lease or avoid its obligations thereunder. Mortgagor has no knowledge of any material default of Lessor’s obligations under the Subject Lease or the occurrence of any event that, with the giving of notice or the passage of time or both, would constitute such a default or entitle Mortgagor to terminate the Subject Lease or avoid its obligations thereunder.

(iv) Except for Permitted Encumbrances, Mortgagor has not executed any assignment or pledge of the Subject Lease or of Mortgagor’s right, title or interest in the same.

(v) This Mortgage has been granted in conformity with the Subject Lease, does not constitute a violation or default under the Subject Lease, and shall at all times constitute a valid Lien (subject only to matters permitted by this Mortgage) on Mortgagor’s interests in the Subject Lease.

(vi) Mortgagor shall pay, when due and payable, the rentals, additional rentals, and other charges required to be paid by Mortgagor under the terms of the Subject Lease.

(vii) Mortgagor shall perform and observe all terms, covenants, and conditions that Mortgagor is required to perform and observe as lessee under the Subject Lease (including maintenance of insurance as required thereby and under the Credit Agreement), and will not do or suffer to be done anything the doing of which, or refrain from doing anything the omission of which, will impair the security of this Mortgage. Mortgagor will enforce the obligations of the Lessor under the Subject Lease, to the end that Mortgagor may enjoy all of the rights granted to it as lessee under the Subject Lease. Mortgagor shall furnish to Mortgagee any and all documentary evidence received by it or in its possession showing compliance by Mortgagor with the provisions of the Subject Lease that Mortgagee may reasonably request from time to time.

(viii) Mortgagor shall promptly deliver to Mortgagee a copy of any written notice of default or termination under the Subject Lease that it receives from the Lessor. Mortgagor shall promptly notify Mortgagee of any request that either party to the Subject Lease makes for arbitration pursuant to the Subject Lease and the guidelines of the institution of any such arbitration. Mortgagor shall promptly deliver to Mortgagee a copy of the arbitrators’ determination in each such arbitration. Mortgagee may participate in any such arbitration in such manner as Mortgagee shall determine appropriate, including, during the continuance of an Event of Default, to the exclusion of Mortgagor if so determined by Mortgagee in its reasonable discretion.

Rider 2

(ix) Mortgagor shall not, without Mortgagee’s consent, consent or refuse to consent to any action that the Lessor or any third party takes or desires to take pursuant to the terms and provisions of such Subject Lease if such action has a material adverse effect on the Subject Lease or Mortgagor’s rights thereunder.

(x) Mortgagor’s obligations under this Mortgage are independent of and in addition to Mortgagor’s obligations under the Subject Lease. Nothing in this Mortgage shall be construed to require Mortgagor or Mortgagee to take or omit to take any action that would cause a default under the Subject Lease.

(b) Treatment of Subject Lease in Bankruptcy. (i) If the Lessor rejects or disaffirms, or seeks or purports to reject or disaffirm, the Subject Lease pursuant to any Debtor Relief Law, then Mortgagor shall not suffer or permit the termination of any Lease by exercise of the 365(h) Election or otherwise without Mortgagee’s consent. Mortgagor acknowledges that because the Subject Lease is a primary element of Mortgagee’s security for the Secured Obligations, it is not anticipated that Mortgagee would consent to termination of the Subject Lease. If Mortgagor makes any 365(h) Election in violation of this Mortgage, then such 365(h) Election shall be void and of no force or effect.

(ii) Mortgagor hereby assigns to Mortgagee the 365(h) Election with respect to the Subject Lease until the earlier of (i) satisfaction in full of the Secured Obligations (other than unasserted contingent indemnification Obligations), and (ii) release of Mortgagee’s security interest in the Subject Lease. Mortgagor acknowledges and agrees that the foregoing assignment of the 365(h) Election and related rights is one of the rights that Mortgagee may use at any time to protect and preserve Mortgagee’s other rights and interests under this Mortgage. Mortgagor further acknowledges that exercise of the 365(h) Election in favor of terminating the Subject Lease would constitute waste prohibited by this Mortgage. Mortgagor acknowledges and agrees that the 365(h) Election is in the nature of a remedy available to Mortgagor under the Subject Lease, and is not a property interest that Mortgagor can separate from the Subject Lease as to which it arises. Therefore, Mortgagor agrees and acknowledges that exercise of the 365(h) Election in favor of preserving the right to possession under the Subject Lease shall not be deemed to constitute Mortgagee’s taking or sale of the Land (or any element thereof) and shall not entitle Mortgagor to any credit against the Secured Obligations secured hereunder or otherwise impair Mortgagee’s remedies.

(iii) Mortgagor acknowledges that if the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under the Subject Lease, then Mortgagor’s resulting occupancy rights, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Mortgaged Property and shall be subject to the Lien of this Mortgage.

Rider 3

(iv) If the Lessor rejects or disaffirms the Subject Lease or purports or seeks to disaffirm such Subject Lease pursuant to any Debtor Relief Law, and the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under the Subject Lease, then:

(1) Mortgagor shall remain in possession of the Land demised under the Subject Lease and shall perform all acts necessary for Mortgagor to remain in such possession for the unexpired term of such Subject Lease (including all renewals), whether the then existing terms and provisions of such Subject Lease require such acts or otherwise; and

(2) All the terms and provisions of this Mortgage and the Lien created by this Mortgage shall remain in full force and effect and shall extend automatically to all of Mortgagor’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Land.

(c) Assignment of Claims to Mortgagee. Mortgagor, immediately upon learning that the Lessor has failed to perform any material term or provision under the Subject Lease (including by reason of a rejection or disaffirmance or purported rejection or disaffirmance of such Subject Lease pursuant to any Debtor Relief Law), shall notify Mortgagee of any such material failure to perform. Mortgagor unconditionally assigns, transfers, and sets over to Mortgagee any and all Lease Damage Claims. This assignment constitutes a present, irrevocable, and unconditional assignment of the Lease Damage Claims, and shall continue in effect until the earlier of (i) satisfaction in full of the Secured Obligations (other than unasserted contingent indemnification Obligations), and (ii) release of Mortgagee’s security interest in the Subject Lease. So long as no Event of Default exists, Mortgagee grants Mortgagor a revocable license to exercise, collect and receive any sums arising in connection with any Lease Damage Claims (the “Lease Damages”). While any Event of Default exists, Mortgagee may (x) revoke such license, with or without notice (“Revocation of License”), or (y) collect all Lease Damages directly under the foregoing absolute assignment of all Lease Damage Claims to Mortgagee. Upon any Revocation of License, Mortgagor promptly shall pay to Mortgagee all Lease Damages paid to Mortgagor to the extent that the same are allocable to any period from and after such Revocation of License, and Mortgagor shall hold in trust all Lease Damages (to be applied as required pursuant to the terms and provisions of the Credit Agreement).

(d) Offset by Mortgagor. If pursuant to Section 365(h)(2) of the Bankruptcy Code or any other similar Debtor Relief Law, Mortgagor seeks to offset against any rent under the Subject Lease the amount of any Lease Damage Claim, then Mortgagor shall notify Mortgagee of its intent to do so at least 20 days before effecting such offset. Such notice shall set forth the amounts proposed to be so offset and the basis for such offset. If Mortgagee reasonably objects to all or any part of such offset, then Mortgagor shall not effect any offset of the amounts to which Mortgagee reasonably

Rider 4

objects. If Mortgagee approves such offset, then Mortgagor may effect such offset as set forth in Mortgagor’s notice. Neither Mortgagee’s failure to object, nor any objection or other communication between Mortgagee and Mortgagor that relates to such offset, shall constitute Mortgagee’s approval of any such offset. Mortgagor shall indemnify Mortgagee against any offset by Mortgagor against the rent reserved in the Subject Lease.

(e) Mortgagor’s Acquisition of Interest in Leased Parcel. If Mortgagor acquires the fee or any other interest in any Land or Improvements originally subject to the Subject Lease, then, such acquired interest shall immediately become subject to the Lien of this Mortgage as fully and completely, and with the same effect, as if Mortgagor now owned it and as if this Mortgage specifically described it, without need for the delivery and/or recording of a supplement to this Mortgage or any other instrument. In the event of any such acquisition, the fee and leasehold interests in such Land or Improvements, unless Mortgagee elects otherwise in writing, remain separate and distinct and shall not merge, notwithstanding any principle of law to the contrary.

(f) New Lease Issued to Mortgagee. If the Subject Lease is for any reason whatsoever terminated before the expiration of its term, Mortgagor acknowledges that Mortgagee or its designee may enter into with Lessor a new lease of the relevant leased premises, and Mortgagor shall have no right, title or interest in or to such new lease or the estate created thereby.

Rider 5

EXHIBIT K

FORM OF PERSONAL PROPERTY SECURITY AGREEMENT

RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT

dated as of

[            ], 20[    ]

by

THE LOAN PARTIES LISTED ON THE SIGNATURE PAGES HERETO

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

i

ii

EXHIBIT 1	Mortgaged Property

SCHEDULE 3.1	Filings, Registrations and Recordings
SCHEDULE 4.3(a)	Other Legal and Fictitious Names, Mergers, Consolidations, Acquisitions

iii

RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT

RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT, dated as of [            ], 20[        ] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Related Real Estate Collateral Security Agreement”) made by the Loan Parties listed on the signature pages hereto, as pledgors, assignors and debtors (in such capacities and together with any successors in such capacities, collectively, the “Grantors” and, each, a “Grantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, having an office at One Boston Place, 18th Floor, Boston, MA 02108, in its capacity as administrative agent for the Credit Parties (as defined in the Credit Agreement defined below) pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”)

R E C I T A L S :

A. The Borrowers, the Administrative Agent, the Guarantors party thereto and the Lenders party thereto have, in connection with the execution and delivery of this Related Real Estate Collateral Security Agreement, entered into that certain Term Loan Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Pursuant to the terms of the Credit Agreement, the Grantors which are [the Borrowers] [or] [Guarantors] under the Credit Agreement, agreed to execute and deliver a Mortgage granting a Lien on the Mortgaged Property and this Related Real Estate Collateral Security Agreement.

C. The Borrowers and the Guarantors received substantial benefits from the execution, delivery and performance of the Credit Agreement and each is, therefore, willing to enter into this Related Real Estate Collateral Security Agreement.

D. This Related Real Estate Collateral Security Agreement is given by each Grantor in favor of the Administrative Agent for the benefit of the Credit Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

1

(b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“ABL Priority Collateral” shall have the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Excluded Assets” shall mean the following:

(a) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a Lien therein to the Administrative Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing Liens in any rights or interests of a Grantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement;

(b) ABL Priority Collateral.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Intellectual Property” shall mean “Patents,” “Trademarks,” “Copyrights,” “Licenses” and “Goodwill” (each as defined in the Security Agreement) of any Grantor.

“Mortgage” shall mean the [mortgage or deed of trust] of even date herewith made by one of the Grantors in favor of the Administrative Agent and covering the Mortgaged Property, as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Mortgaged Property” means the real property described in Exhibit 1 hereto.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date, executed and delivered by each Grantor in favor of the Administrative Agent for the benefit of the Credit Parties, as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time in accordance with the Credit Agreement.

2

“Secured Obligations” shall mean the Obligations and the Guaranteed Obligations (as defined in the Facility Guaranty) [, subject to the limitations set forth in Section 2.4].

“Related Real Estate Collateral Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Specified Fixed Asset Collateral” shall mean all Equipment owned by any Grantor from time to time located on the Mortgaged Property (but only while located on the Mortgaged Property), other than rolling stock.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code and (b) if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2 Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Related Real Estate Collateral Security Agreement.

SECTION 1.3 Perfection Certificate. The Administrative Agent and each Grantor agree that the Perfection Certificate and all schedules, amendments and supplements thereto are, and shall at all times remain, a part of this Related Real Estate Collateral Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1 Pledge; Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Administrative Agent for its benefit and for the benefit of the other Credit Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under the following personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(a) all Specified Fixed Asset Collateral;

(b) all books and records and documents relating to the Collateral (whether tangible or electronic, which contain any information relating to any of the foregoing), but only to the extent necessary or desirable to sell, transfer or otherwise realize on any of the other Collateral; and

(c) all Proceeds of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance (including proceeds of business interruption and other insurance claims against third parties), indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

3

Notwithstanding anything to the contrary contained in clauses (a) through (d) above, the security interest created by this Related Real Estate Collateral Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Assets and the Grantors shall from time to time at the request of the Administrative Agent give written notice to the Administrative Agent identifying in reasonable detail the Excluded Assets described in clause (a) of the definition thereof and shall provide to the Administrative Agent such other information regarding such Excluded Assets as the Administrative Agent may reasonably request.

SECTION 2.2 Secured Obligations. This Related Real Estate Collateral Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3 Security Interest.

(a) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) the type of organization and any organizational identification number issued to such Grantor and (ii) a description of the Collateral. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request.

(b) Each Grantor hereby ratifies its prior authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

SECTION 2.4 [Limitation on Secured Obligations. Notwithstanding any provision herein to the contrary, the amount secured by this Related Real Estate Collateral Security Agreement shall be limited as follows:

(a) [the amount of the Secured Obligations secured by the Mortgaged Property and the related Collateral that is “Operating Property” (as defined in the SVU Indenture as then in effect) shall be automatically limited to the maximum amount of the Secured Obligations permitted to be secured by such assets without violating the terms of the SVU Indenture and without giving rise, to any obligation on the part of any Loan Party to grant a Lien on any of its assets to secure Indebtedness governed by or subject to the terms of the SVU Indenture]1 [; and

(b) the amount of the Secured Obligations secured by the Mortgaged Property and the related Collateral that is “Principal Property” (as defined in the New Albertson’s Indenture as then in effect) shall automatically be limited to the maximum amount of the Secured Obligations permitted to be secured by such assets under the terms of the New Albertson’s Indenture without violating the terms of the New Albertson’s Indenture and without giving rise, to any obligation on the part of any Loan Party to grant a Lien on any of its assets to secure Indebtedness governed by or subject to the terms of the New Albertson’s Indenture]2.

[1]

To be included only if this Related Real Estate Collateral Security Agreement is entered into in connection with the execution and delivery of a Mortgage on “Operating Property” (as defined in the SVU Indenture) as then in effect.

[2]

To be included only if this Related Real Estate Collateral Security Agreement is entered into in connection with the execution and delivery of a Mortgage on “Principal Property” (as defined in the New Albertson’s Indenture) as then in effect.

4

If the amount of Obligations or Guaranteed Obligations constituting Secured Obligations is limited by virtue of the foregoing clauses (a) [or (b)], then any such limitation imposed by clause (a)[or (b)] above shall be allocated to all Secured Obligations secured by the relevant assets pro rata.] 3

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Grantor to the Administrative Agent (for the benefit of the Credit Parties) pursuant to this Related Real Estate Collateral Security Agreement in respect of the Collateral are listed in Schedule 3.1 hereto. Each Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 3.1 hereto. Each Grantor agrees that at the sole cost and expense of the Grantors, (a) such Grantor will maintain the security interest created by this Related Real Estate Collateral Security Agreement in the Collateral as a perfected first priority security interest (subject to Permitted Encumbrances having priority by operation of law) and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (b) such Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail and (c) at any time and from time to time, upon the written request of the Administrative Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Administrative Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Related Real Estate Collateral Security Agreement) under the UCC (or other applicable Law) in effect in any jurisdiction with respect to the security interest created hereby wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, first priority security interest (subject to Permitted Encumbrances having priority by operation of law) as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.2 Supplements; Further Assurances. Each Grantor shall take such further actions, and execute and deliver to the Administrative Agent such additional assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Administrative

[3]

Section 2.4 to be included only if this Related Real Estate Collateral Security Agreement is entered into in connection with the execution and delivery of a Mortgage on “Operating Property” (as defined in the SVU Indenture) or on “Principal Property” (as defined in the New Albertson’s Indenture) as then in effect.

5

Agent hereunder, or better to assure and confirm unto the Administrative Agent or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors. The Grantors and the Administrative Agent acknowledge that this Related Real Estate Collateral Security Agreement is intended to grant to the Administrative Agent for the benefit of the Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

SECTION 3.3 Grant of License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article V hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1 Title. No financing statement, mortgage, or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent pursuant to this Related Real Estate Collateral Security Agreement or as are permitted by the Credit Agreement. The security interests granted pursuant to this Related Real Estate Collateral Security Agreement constitute a legal and valid security interest in favor of the Administrative Agent, for the benefit of the Credit Parties, securing the payment and performance of each Grantor’s Obligations and upon completion of the filings and other actions specified on Schedule 3.1 hereto (all of which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Administrative Agent in duly completed and duly executed form, as applicable, and may be filed by the Administrative Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, prior to all other Liens on the Collateral except for Permitted Encumbrances arising by operation of law that have priority under such law.

6

SECTION 4.2 Limitation on Liens; Defense of Claims; Transferability of Collateral. Each Grantor, as to Collateral now owned by it or acquired by it from time to time after the date hereof, is or will be the sole direct and beneficial owner of such Collateral free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Related Real Estate Collateral Security Agreement and Permitted Encumbrances. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Credit Party other than Permitted Encumbrances. There is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Administrative Agent hereunder.

SECTION 4.3 Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a) The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number and the mailing address for purposes of completing a UCC-1 financing statement of such Grantor is indicated next to its name in Schedules I(A) and I(B) of the Perfection Certificate. No Grantor has, during the four months prior to the date of this Related Real Estate Collateral Security Agreement, been known by or used any other legal or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 4.3(a) hereto.

(b) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 4.3(a), Section 6.14 of the Credit Agreement [or in any Periodic Update Schedule or Occurrence Update Schedule]. If any Grantor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Grantor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 4.4 No Conflicts, Consents, etc. No consent of any party (including, without limitation, equityholders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Related Real Estate Collateral Security Agreement or for the execution, delivery or performance hereof by such Grantor, except for the perfection or maintenance of the Liens created under this Related Real Estate Collateral Security Agreement (including the first priority nature thereof, subject to Permitted Encumbrances having priority by operation of law) and such consents which have been obtained or made prior to the date hereof and are in full force and effect. Following the occurrence and during the continuation of an Event of Default, if the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Related Real Estate Collateral Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Administrative Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Administrative Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

7

SECTION 4.5 Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Credit Party in connection with this Related Real Estate Collateral Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects. The Collateral described on the schedules annexed hereto constitutes all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.6 Insurance. Such Grantor shall (a) maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement; (b) maintain such other insurance as may be required by applicable Law; and (c) furnish to the Administrative Agent, upon written request, full information as to the insurance carried. Each Grantor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.6, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.7 Payment of Taxes; Compliance with Laws; Contested Liens; Claims. Each Grantor represents and warrants that all Claims imposed upon or assessed against the Collateral have been paid and discharged except to the extent such Claims constitute a Lien not yet due and payable or a Permitted Encumbrance. Each Grantor shall comply with all applicable Law relating to the Collateral the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing provisions of this Section 4.7, no contest of any such obligation may be pursued by such Grantor if such contest would expose the Administrative Agent or any other Credit Party to (a) any possible criminal liability or (b) any additional civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Administrative Agent or such other Credit Party, as the case may be.

ARTICLE V

REMEDIES

SECTION 5.1 Remedies. Upon the occurrence and during the continuance of any Event of Default the Administrative Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it, subject to the Term Loan Intercreditor Agreement:

8

(a) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, that, in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly pay such amounts to the Administrative Agent;

(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d) Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Grantor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Grantor’s obligation to deliver the Collateral as contemplated in this Section 5.1 is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations as provided in Section 7.02 of the Credit Agreement;

(f) Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(g) Exercise all the rights and remedies of a secured party under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 5.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Credit Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making

9

settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 5.2 Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Administrative Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), 10 days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 5.3 Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article V in the absence of gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 5.4 Certain Sales of Collateral.

(a) Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale

10

without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Administrative Agent shall have no obligation to engage in public sales.

SECTION 5.5 No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by Law.

(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Related Real Estate Collateral Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Grantors, the Administrative Agent and each other Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Administrative Agent and the other Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 5.6 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Related Real Estate Collateral Security Agreement, in accordance with and as set forth in Section 7.02 of the Credit Agreement.

SECTION 5.7 Third Party Agreements. Pursuant to the Collateral Access Agreements (as defined in the Credit Agreement), the Administrative Agent has the right to give notice to certain Persons who are parties thereto or recipients thereof. With respect to each Collateral Access Agreement (as defined in the Credit Agreement), the Administrative Agent hereby acknowledges and agrees that it will not deliver any notice to such Persons in connection with the exercise of its rights and remedies under the Credit Agreement, this Related Real Estate Collateral Security Agreement and the other Loan Documents until after the occurrence and during the continuance of an Event of Default.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Concerning the Administrative Agent.

(a) The Administrative Agent has been appointed as agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Related Real Estate Collateral Security Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or

11

misconduct of any such agents or attorneys-in-fact. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Related Real Estate Collateral Security Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Related Real Estate Collateral Security Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Related Real Estate Collateral Security Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the other Credit Parties shall have responsibility for, without limitation taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Related Real Estate Collateral Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 6.2 Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Grantor shall fail to perform any covenants contained in this Related Real Estate Collateral Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (a) pay the premiums in respect of all required insurance policies hereunder, (b) pay Claims, (c) make repairs, (d) discharge Liens or (e) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, that, the Administrative Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby. Any and all amounts so expended by the Administrative Agent shall be paid by the Grantors in accordance with the provisions of Section 6.3 hereof. Neither the provisions of this Section 6.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 6.2 shall prevent any such failure to observe any covenant contained in this Related Real Estate Collateral Security Agreement nor any breach of warranty from constituting an Event of Default. Each Grantor hereby appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Administrative Agent may deem necessary to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

12

SECTION 6.3 Expenses. Each Grantor will upon demand pay to the Administrative Agent the amount of any and all amounts required to be paid pursuant to Section 9.05 of the Credit Agreement.

SECTION 6.4 Continuing Security Interest; Assignment. This Related Real Estate Collateral Security Agreement shall create a continuing security interest in the Collateral and shall (a) be binding upon the Grantors, their respective successors and assigns, and (b) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Credit Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Credit Party may assign or otherwise transfer any indebtedness held by it secured by this Related Real Estate Collateral Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

SECTION 6.5 Termination; Release.

(a) This Related Real Estate Collateral Security Agreement, the Lien in favor of the Administrative Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations, and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto, either (i) as provided in Section 9.20 of the Credit Agreement, or (ii) when the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly paid in full in cash; provided, that, in connection with the termination of this Related Real Estate Collateral Security Agreement, the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (A) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (B) any Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 9.05 of the Credit Agreement.

(b) (i) Upon the consummation of a transaction expressly permitted under the Credit Agreement, which results in a Grantor ceasing to be a Subsidiary of the Lead Borrower, such Grantor shall be automatically released from its obligations under this Related Real Estate Collateral Security Agreement, the security interest granted hereby shall terminate with respect to such Grantor and all rights to the Collateral of such Grantor shall revert to such Grantor or any other Person entitled thereto.

(ii) Upon any sale or other transfer by any Grantor of any Collateral that is expressly permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.20 of the Credit Agreement, the security interest granted hereby shall terminate with respect to such Collateral and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto.

(iii) At such time as any of the foregoing contained Sections 6.5(a), 6.5(b)(i) and 6.5(b)(ii) hereof, upon the Lead Borrower’s written request and at the sole cost and expense of the Grantors, the Administrative Agent will (A) assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Administrative Agent, such of the Collateral to be released (in

13

the case of a release) or all of the Collateral (in the case of the satisfaction of Sections 6.5(a), 6.5(b)(i) and 6.5(b)(ii) hereof) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and (B) with respect to any other Collateral, authorize the filing of appropriate termination statements and other documents (including UCC termination statements or releases) to terminate such security interests.

(c) At any time that the respective Grantor desires that the Administrative Agent take any action described in Section 6.5(b) hereof, such Grantor shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to Sections 6.5(a) or 6.5(b) hereof. The Administrative Agent shall have no liability whatsoever to any other Credit Party as the result of any release of Collateral by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 6.5.

SECTION 6.6 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and the Grantors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Related Real Estate Collateral Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 6.7 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this Section 6.7.

SECTION 6.8 GOVERNING LAW. THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

SECTION 6.9 CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RELATED REAL

14

ESTATE COLLATERAL SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF REQUIRED TO REALIZE UPON THE COLLATERAL OR ENFORCE ANY JUDGMENT.

(b) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 6.9(a) HEREOF. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH GRANTOR AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 6.9(a) HEREOF, EACH SECURED PARTY, AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.7 HEREOF EXCLUDING SERVICE OF PROCESS BY MAIL. NOTHING IN THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

15

SECTION 6.10 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 6.11 Execution in Counterparts; Effectiveness. This Related Real Estate Collateral Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Related Real Estate Collateral Security Agreement by facsimile or other electronic transmission (including “.pdf” or “.tif”) shall be as effective as delivery of a manually executed counterpart of this Related Real Estate Collateral Security Agreement.

SECTION 6.12 No Release. Nothing set forth in this Related Real Estate Collateral Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Administrative Agent or any other Credit Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Credit Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Related Real Estate Collateral Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. The obligations of each Grantor contained in this Section 6.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Related Real Estate Collateral Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 6.13 Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(b) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

16

(e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 6.6 hereof; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Related Real Estate Collateral Security Agreement in accordance with Section 6.5(a) hereof).

SECTION 6.14 Term Loan Intercreditor Agreement.

(a) This Related Real Estate Collateral Security Agreement and the Liens granted to the Administrative Agent pursuant to this Related Real Estate Collateral Security Agreement or any other Loan Documents in any Collateral and the exercise of any right or remedy with respect to any Collateral hereunder or any other Loan Document are subject to the provisions of the Term Loan Intercreditor Agreement. In the event of any inconsistency between the terms of this Related Real Estate Collateral Security Agreement and the terms of the Term Loan Intercreditor Agreement, the terms of the Term Loan Intercreditor Agreement shall control.

(b) Notwithstanding anything herein to the contrary, prior to the Discharge of Term Loan Debt (as defined in the Term Loan Intercreditor Agreement), (i) the requirements of this Related Real Estate Collateral Security Agreement to deliver Collateral, or control thereof, to the Administrative Agent shall be deemed satisfied by delivery of such Collateral, or control thereof, to the Term Loan Agent and (ii) the Administrative Agent may exercise all remedies of the Administrative Agent hereunder in accordance with Section 3.1 of the Intercreditor Agreement.

[Signature Pages Follow]

17

IN WITNESS WHEREOF, the Grantors and the Administrative Agent have caused this Related Real Estate Collateral Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

GRANTORS

[ ]

By:
Name:
Title:

Related Real Estate Collateral Security Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Related Real Estate Collateral Security Agreement

EXHIBIT 1

Mortgaged Property

Exhibit 1

SCHEDULE 3.1

Filings, Registrations and Recordings

Name of Company	UCC-1 Financing Statement Filing Office

[LIST APPLICABLE MORTGAGES AND ANY REQUIRED FIXTURE FILINGS]

Schedule 3.1

SCHEDULE 4.3(a)

Other Legal and Fictitious Names, Mergers, Consolidations, Acquisitions

I. Legal and Fictitious Names. During the past three years, each Company has used the following trade name(s) and/or trade style(s):

Company	Trade Name/Divisions

II. Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, no Company has changed its name, jurisdiction of organization or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past three years:

Date of Change	Description of Change

III. Acquisitions of Equity Interests or Assets. Except as set forth below, no Company has acquired the controlling equity interests of another entity or substantially all the assets of another entity within the past three years:

Date of Acquisition	Description of Acquisition

Schedule 4.3(a)